UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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WEIGHT WATCHERS INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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WEIGHT WATCHERS INTERNATIONAL, INC.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

Corporate Website: www.weightwatchersinternational.com

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 9, 2017

The 2017 Annual Meeting of Shareholders of Weight Watchers International, Inc. (the “Company”) will be held at the Company’s corporate headquarters at 675 Avenue of the Americas, 6th Floor, New York, New York 10010 on Tuesday, May 9, 2017 at 10:00 a.m. Eastern Time (the “2017 Annual Meeting”), to consider and act upon each of the following matters:

1.	The election of the three nominees named in the attached Proxy Statement as members of the Board of Directors to serve for a three-year term as Class I directors;

2.	The election of the one nominee named in the attached Proxy Statement as a member of the Board of Directors to serve for a two-year term as a Class III director;

3.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2017;

4.	The approval of the Company’s Second Amended and Restated 2014 Stock Incentive Plan to make certain changes to, including increasing the number of shares of common stock with respect to which awards may be granted by 5,000,000 shares, and to re-approve the material terms of the performance goals under, the plan;

5.	The advisory vote to approve named executive officer compensation;

6.	The advisory vote on the frequency of future advisory votes to approve named executive officer compensation; and

7.	Such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

These items of business are more fully described in the attached Proxy Statement. Only shareholders of record at the close of business on March 23, 2017, the record date, are entitled to notice of, and to vote at, the 2017 Annual Meeting and at any and all adjournments or postponements of the 2017 Annual Meeting. Due to a scheduling conflict, Ms. Oprah Winfrey, a director of the Company, will not be in attendance at the 2017 Annual Meeting.

By Order of the Board of Directors

Michael F. Colosi

General Counsel and Secretary

New York, New York

April 3, 2017

WHETHER OR NOT YOU EXPECT TO ATTEND THE 2017 ANNUAL MEETING OF SHAREHOLDERS, PLEASE VOTE BY USING THE INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT AND ON THE ENCLOSED PROXY CARD OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

WEIGHT WATCHERS INTERNATIONAL, INC.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 9, 2017

The Board of Directors of Weight Watchers International, Inc. is soliciting proxies for the company’s 2017 Annual Meeting of Shareholders to be held at the company’s corporate headquarters at 675 Avenue of the Americas, 6th Floor, New York, New York 10010 on Tuesday, May 9, 2017, at 10:00 a.m. Eastern Time, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card contain information about the items shareholders will vote on at the 2017 Annual Meeting of Shareholders. It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April 3, 2017.

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BASIS OF PRESENTATION

Weight Watchers International, Inc. is a Virginia corporation with its principal executive offices in New York, New York. In this Proxy Statement unless the context indicates otherwise: “we”, “us”, “our,” “Weight Watchers” and the “Company” refer to Weight Watchers International, Inc. and all of its operations consolidated for purposes of its financial statements; “Americas” refers to our United States, Canadian, Brazilian and Mexican Company-owned operations; “CE and ANZ” refers to our Continental European, Australian and New Zealand Company-owned operations; “CE, ANZ and UK” refers to our Continental European, Australian, New Zealand and United Kingdom Company-owned operations; and “Artal” refers to Artal Group S.A. together with its parents and its subsidiaries. Our “meetings” business refers to providing access to meetings to our monthly commitment plan subscribers, “pay-as-you-go” members, Total Access subscribers and other meeting members. “Online” refers to Weight Watchers Online, Weight Watchers OnlinePlus, Personal Coaching and other digital subscription products. Our fiscal year ends on the Saturday closest to December 31st and consists of either 52- or 53-week periods. In this Proxy Statement:

•	“fiscal 2012” refers to our fiscal year ended December 29, 2012;

•	“fiscal 2013” refers to our fiscal year ended December 28, 2013;

•	“fiscal 2014” refers to our fiscal year ended January 3, 2015 (included a 53rd week);

•	“fiscal 2015” refers to our fiscal year ended January 2, 2016;

•	“fiscal 2016” refers to our fiscal year ended December 31, 2016; and

•	“fiscal 2017” refers to our fiscal year ended December 30, 2017.

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INFORMATION ABOUT THE 2017 ANNUAL MEETING OF SHAREHOLDERS AND VOTING

The Board of Directors of Weight Watchers International, Inc. is soliciting proxies for the Company’s 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”) to be held at our corporate headquarters at 675 Avenue of the Americas, 6th Floor, New York, New York 10010 on Tuesday, May 9, 2017, at 10:00 a.m. Eastern Time, and at any and all adjournments or postponements thereof. You may obtain directions to the 2017 Annual Meeting by contacting our investor relations representative at (212) 986-6667. This Proxy Statement and the accompanying proxy card contain information about the items shareholders will vote on at the 2017 Annual Meeting. It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April 3, 2017.

Due to a scheduling conflict, Ms. Oprah Winfrey, a director of the Company, will not be in attendance at the 2017 Annual Meeting.

Who is entitled to vote?

As of the close of business on March 23, 2017 (such date and time, the “Record Date”), there were 64,024,018 shares of common stock, no par value per share, of the Company (the “Common Stock”) outstanding. If you are a shareholder of record or a beneficial owner of Common Stock on the Record Date, you are entitled to receive notice of and to vote at the 2017 Annual Meeting and at any and all adjournments or postponements of the 2017 Annual Meeting. You are entitled to one vote for each share of Common Stock you hold as a shareholder of record or as beneficial owner for each matter presented for vote at the 2017 Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by or on behalf of the Company. As the shareholder of record, you have the right to grant your proxy to the persons named in the enclosed proxy card or to vote in person at the 2017 Annual Meeting. The Company has enclosed a proxy card for you to use.

If your shares are held in a bank, brokerage or trustee account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded by a bank, broker, trustee or other nominee to you together with a voting instruction form.

If I am a shareholder of record, how do I vote?

As a shareholder of record, you may vote in person at the 2017 Annual Meeting. We will give you a ballot when you arrive at the 2017 Annual Meeting. If you do not wish to vote in person at, or if you will not be attending, the 2017 Annual Meeting, you may vote as follows:

1. Over the Internet: go to www.investorvote.com/WTW;

2. By telephone: call 1-800-652-VOTE (8683) (toll-free within the United States, U.S. territories and Canada) or 1-781-575-2300 (collect); or

3. By mail: complete, sign and date and promptly mail the enclosed proxy card in the enclosed envelope (postage-prepaid for mailing in the United States).

If I am a beneficial owner of shares held in street name, how do I vote?

As a beneficial owner, you have the right to direct your bank, broker, trustee or other nominee how to vote and are also invited to attend the 2017 Annual Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the 2017 Annual Meeting unless you obtain and present at the 2017 Annual Meeting a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the 2017 Annual Meeting. Your bank, broker, trustee or other nominee will send you separate instructions describing the procedure for voting your shares in person.

If you do not wish to vote in person at the 2017 Annual Meeting, you may vote by providing voting instructions to your bank, broker, trustee or other nominee. Subject to and in accordance with the instructions provided by your bank, broker, trustee or other nominee, you may vote in one of the following manners: over the Internet, by telephone or by mail.

Why is there information regarding the Internet availability of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we provide access to our proxy materials over the Internet.

How can I get access to the proxy materials over the Internet?

You can view our proxy materials for the 2017 Annual Meeting on the Internet on our corporate website at http://www.weightwatchersinternational.com/Electronic-Proxy-Voting-and-Supp-Materials/Index?KeyGenPage=1073751955.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or if you sign and return the enclosed proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2017 Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. We encourage you to provide voting instructions to the organization that holds your shares. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote”. Under current NYSE rules, Proposal 1 (Election of Class I Directors), Proposal 2 (Election of Class III Director), Proposal 4 (Approval of the Company’s Second Amended and Restated 2014 Stock Incentive Plan), Proposal 5 (Advisory Vote to Approve Named Executive Officer Compensation) and Proposal 6 (Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation) are considered non-routine matters.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your voting instructions before the proposals are voted on at the 2017 Annual Meeting as follows:

Shareholders of Record. If you are a shareholder of record, by (a) voting on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the 2017 Annual Meeting will be counted), (b) timely delivering a written revocation or a valid, later-dated proxy to the Corporate Secretary of the Company at the address of the Company’s corporate headquarters, or (c) attending the 2017 Annual Meeting and voting in person (attendance at the 2017 Annual Meeting will not itself revoke a proxy).

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name, by submitting new voting instructions by contacting your bank, broker, trustee or other nominee, or as otherwise provided in the instructions provided to you by your bank, broker, trustee or other nominee.

How many shares must be present or represented to constitute a quorum for the 2017 Annual Meeting?

The presence, in person or represented by proxy, of a majority of the outstanding shares of the Common Stock entitled to vote at the 2017 Annual Meeting constitutes a quorum. A quorum is necessary in order to conduct business at the 2017 Annual Meeting. Abstentions, withheld votes in the election of directors and broker shares that include broker non-votes are counted as present for purposes of determining a quorum. If a quorum is not present, the Company expects that the 2017 Annual Meeting will be rescheduled for a later date.

What is the voting requirement to approve each of the proposals?

Proposals 1 and 2—Election of Class I and Class III Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, at the 2017 Annual Meeting. A withhold vote in the election of directors will have the same effect as an abstention. Neither a withhold vote nor a broker non-vote will affect the outcome of the election of directors.

Proposal 3—Ratification of the Selection of Independent Registered Public Accounting Firm. The selection of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for fiscal 2017 will be ratified if the votes cast, in person or by proxy, at the 2017 Annual Meeting “for” ratification exceed the number of votes cast “against” ratification. Abstentions will have no effect on this proposal.

Proposal 4—Approval of the Company’s Second Amended and Restated 2014 Stock Incentive Plan. The affirmative vote of a majority of votes cast, in person or by proxy, at the 2017 Annual Meeting is required to approve the Company’s Second Amended and Restated 2014 Stock Incentive Plan to make certain changes to, including increasing the number of shares of Common Stock with respect to which awards may be granted by 5,000,000 shares, and to re-approve the material terms of the performance goals under, the plan. In determining whether this proposal received the requisite number of affirmative votes, abstentions are considered votes cast under current NYSE rules and will have the same effect as a vote cast “against” this proposal. Broker non-votes are not considered votes cast and will have no effect on this proposal.

Proposal 5—Advisory Vote to Approve Named Executive Officer Compensation. The advisory approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules requires that the votes cast, in person or by proxy, at the 2017 Annual Meeting “for” this proposal exceed the number of votes cast “against” this proposal. Neither an abstention nor a broker non-vote will affect the outcome of the vote on this proposal.

Proposal 6—Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation. The advisory vote on whether a shareholder advisory vote on named executive officer compensation should occur every one, two or three years will be determined by which of the options (i.e., every one, two or three years) receives a majority of the votes cast, in person or by proxy, at the 2017 Annual Meeting. If none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by shareholders. Neither an abstention nor a broker non-vote will affect the outcome of the vote on this proposal.

Other Matters. Any other matters that may properly come before the 2017 Annual Meeting will generally require that the votes cast “for” must exceed the votes cast “against”. If any other matter not discussed in this Proxy Statement properly comes before the 2017 Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Company will be voted on that matter in accordance with the discretion of the persons named as proxies. Abstentions will have no effect on the proposal to approve any such other matter.

Proposals 3, 5 and 6 are advisory votes and not binding on the Company.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares “FOR” the election of each of the director nominees to the Board of Directors (Proposal 1 and Proposal 2); “FOR” the ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for fiscal 2017 (Proposal 3); “FOR” the approval of the Company’s Second Amended and Restated 2014 Stock Incentive Plan to make certain changes to, including increasing the number of shares of Common Stock with respect to which awards may be granted by 5,000,000 shares, and to re-approve the material terms of the performance goals under, the plan (Proposal 4); “FOR” the advisory approval of the compensation of our named executive officers (Proposal 5); and for “1 YEAR” with respect to the advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers (Proposal 6).

How are votes counted?

Representatives of the Company’s transfer agent, Computershare Trust Company, N.A., will tabulate the vote and act as Inspector of Election. The vote will be certified by the Company’s Inspector of Election. Except as necessary to meet legal requirements, proxies and ballots that identify the vote of individual shareholders will be kept confidential in cases where shareholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the Inspector of Election, but such tallies will provide aggregate figures rather than names of shareholders.

Who will bear the cost of soliciting votes for the 2017 Annual Meeting?

The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of this Proxy Statement, the proxy card and any additional soliciting materials sent by the Company to shareholders. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy-soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies on the Company’s behalf by telephone, e-mail, facsimile or personal interviews.

How can interested parties communicate with the Board of Directors?

Any interested person who wants to communicate with the Board of Directors or any individual director can write to them at Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010. In any such communication, such person may also designate a particular audience, including the Chairman of the Board of Directors, a committee of the Board of Directors, such as the Audit Committee, the non-management directors as a group, or the director designated to preside over the meetings of the non-management directors. Depending on the subject matter, our Corporate Secretary or his designee will: (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board of Directors meeting, a member of management will present a summary of communications, if any, received since the last meeting that were not forwarded to the director or directors to whom they were addressed, other than communications that were primarily commercial in nature or related to improper or irrelevant topics, and shall make those communications available to the Board of Directors upon request.

Our Board of Directors encourages interested persons who want to communicate directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Interested persons can send communications by mail to: Weight Watchers International, Inc.,

Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010. Such correspondence received addressed to our independent directors will be reviewed by our Corporate Secretary or his designee, who will regularly forward to our independent directors all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board of Directors or committees thereof or that our Corporate Secretary otherwise determines requires their attention. Our independent directors may at any time request copies of any such correspondence.

When do we anticipate mailing the proxy materials to shareholders?

It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April 3, 2017.

Important Notice Regarding the Availability of Proxy Materials

for the 2017 Annual Meeting of Shareholders to Be Held on May 9, 2017

This Proxy Statement and the Annual Report to Shareholders are

available at http://www.weightwatchersinternational.com/Electronic-Proxy-Voting-and-Supp-Materials/Index?KeyGenPage=1073751955.

PROPOSALS 1 AND 2

ELECTION OF CLASS I AND CLASS III DIRECTORS

Our Board of Directors is currently divided into three classes, with members of each class holding office for staggered three-year terms (in all cases subject to the election and qualification of their successors or until the earlier of their death, resignation or removal). The following individuals are our current directors and serve for the terms indicated:

Class I Directors (term expiring in 2017)

Raymond Debbane

Cynthia Elkins

Jonas M. Fajgenbaum

Class II Directors (term expiring in 2018)

Denis F. Kelly

Sacha Lainovic

Christopher J. Sobecki

Oprah Winfrey

Class III Directors (term expiring in 2019)

Steven M. Altschuler, M.D.

Philippe J. Amouyal

Thilo Semmelbauer

The Board of Directors has nominated for election at the 2017 Annual Meeting as Class I directors, to serve until the 2020 annual meeting of shareholders and until their successors have been duly elected and qualified, the following slate of three nominees: Raymond Debbane, Cynthia Elkins and Jonas M. Fajgenbaum. Each of the Class I director nominees is currently serving as a director of the Company and was elected by the shareholders at the Company’s 2014 annual meeting of shareholders.

Thilo Semmelbauer is currently serving as a Class III director of the Company, having been elected as a director by the Board of Directors effective September 12, 2016 to serve the remainder of the term of James R. Chambers, who resigned as a director of the Company effective September 11, 2016. Under Virginia law, the term of a director elected by the Board of Directors to fill a vacancy expires at the next shareholders’ meeting at which directors are elected. As a result, the Board of Directors has nominated Mr. Semmelbauer for election at the 2017 Annual Meeting as a Class III director, to serve until the 2019 annual meeting of shareholders and until his successor has been duly elected and qualified.

Unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy card to that effect, the persons named as proxies in the enclosed proxy card will, upon receipt of a properly executed proxy card, vote to elect each of the nominees for the term described above. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of such substitutes as the Board of Directors may designate.

Background Information on Nominees

Background information about each of the director nominees can be found under “Executive Officers and Directors of the Company”.

The Board of Directors recommends that you vote “FOR” the election of each of the director nominees.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers to serve as the Company’s independent registered public accounting firm for fiscal 2017. Representatives of PricewaterhouseCoopers are expected to be present at the 2017 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Ratification by the shareholders of the selection of the independent registered public accounting firm is not required, but the Board of Directors believes that it is desirable to submit this matter to the shareholders. If the selection of PricewaterhouseCoopers is not ratified at the 2017 Annual Meeting, the Audit Committee will investigate the reason for the rejection and reconsider the appointment.

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2017.

PROPOSAL 4

APPROVAL OF THE COMPANY’S SECOND AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN

Overview

The Company’s 2014 Stock Incentive Plan was initially adopted by shareholders on May 6, 2014, and was later amended and restated by shareholders on May 7, 2015 in order to allow for a one-time stock option exchange program (as amended, the “2014 Plan”). Our Board of Directors recommends that you approve the Company’s Second Amended and Restated 2014 Stock Incentive Plan (the “A&R 2014 Plan”), which amends and restates the 2014 Plan, to increase the (i) number of shares of Common Stock with respect to which awards may be granted under the plan by 5,000,000 shares and (ii) limit on compensation that can be awarded to a non-employee director in any given calendar year to $600,000. In this proposal, we are also asking shareholders to re-approve the material terms of the performance goals set forth in the A&R 2014 Plan. A copy of the A&R 2014 Plan reflecting such amendments is attached as Appendix A hereto and is marked to show all changes from the 2014 Plan.

The Board of Directors has determined that the Company’s and its shareholders’ best interests will be served by the approval of Proposal 4. The Board of Directors believes that by allowing the Company to offer its employees, directors, advisors and consultants equity-based and other incentive compensation the Company will promote the alignment of compensation over a multi-year period directly with the interests of shareholders of the Company. The Company believes that granting equity-based awards provides employees with a strong financial incentive to maximize shareholder returns over the longer term. The Company also believes that the practice of granting equity-based awards is important in retaining, motivating and recruiting the key talent necessary to ensure the Company’s continued success. Therefore, amending and restating the 2014 Plan to increase the number of shares of Common Stock with respect to which awards may be granted under the plan by 5,000,000 shares will support the Company’s long-term business objectives in a manner consistent with its executive compensation philosophy, by ensuring that there are adequate shares to fund expected awards under the Company’s long-term equity incentive compensation program in the future.

As of March 23, 2017, the Company had only 768,100 shares available for future awards under the 2014 Plan. The Board of Directors believes that the additional number of shares requested to be reserved for equity-based awards under the A&R 2014 Plan represents a reasonable amount of potential equity dilution and will allow the Company to continue to grant equity-based awards, which are an important component of our overall compensation program. Based on the Company’s historical equity grant practices, the Company believes that increasing the share reserve under the A&R 2014 Plan by 5,000,000 shares will enable the Company to make equity grants at appropriate levels for approximately the next 3 years. Additionally, in connection with its fiscal 2017 decision to increase the annual compensation payable to non-employee directors of the Company, the Board of Directors also believes it is necessary to make a corresponding increase to the limit on compensation that can be awarded to a non-employee director in any given calendar year to $600,000. See “Director Compensation—2017 Director Compensation” for additional information on this increase in non-employee director compensation.

This proposal is also being submitted to our shareholders to facilitate the Company’s ability to make grants under the A&R 2014 Plan that qualify as tax-deductible “performance based compensation” within the meaning of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Board of Directors believes that it is in the best interests of the Company and its shareholders for the Company to provide an incentive plan under which compensation awards made to executive officers can be deducted by the Company for federal income tax purposes. The Board of Directors and the Compensation and Benefits Committee (the “Compensation Committee”) believe that performance-based awards are vital to the interests of the Company and its shareholders as such awards play an important role in attracting and motivating employees as well as rewarding achievement of annual and multi-year goals important to the Company’s near- and long-term financial and strategic success.

If shareholders do not re-approve the performance goals set forth in the A&R 2014 Plan prior to May 2019, the plan will not be available for future grants of certain types of performance-based awards and we may not be entitled to a tax deduction for some or all of the performance-based compensation paid to our Chief Executive Officer and our other most highly compensated executive officers (other than our Chief Financial Officer).

You are being asked to approve the A&R 2014 Plan, the full text of which is included in Appendix A and marked to show the changes that would be effected by the proposed amendments.

We are not seeking to make any other amendments to the terms of the 2014 Plan other than those described in this proposal.

Summary of the A&R 2014 Plan

Administration. The A&R 2014 Plan is administered by the Compensation Committee, or such other committee to which the Board of Directors has delegated power to act, which must consist of at least two directors, all of whom shall be intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any successor rule thereto) (the “Exchange Act”), and “outside directors” within the meaning of Section 162(m), unless otherwise determined by the Board of Directors (references to Compensation Committee in this Summary of the A&R 2014 Plan shall include such other committee). The Compensation Committee may delegate its duties to any subcommittee of the Compensation Committee. In addition, to the extent permitted under applicable law and the applicable rules of any listing exchange, as long as grants are made consistent with Compensation Committee guidelines and the A&R 2014 Plan, the Compensation Committee may delegate the authority to grant awards under the A&R 2014 Plan to any employee or group of employees of the Company or an affiliate.

The Compensation Committee has the authority to make, and establish the terms and conditions of, any award to any person eligible to be a participant under the A&R 2014 Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting or forfeiture conditions with respect to outstanding awards). The Compensation Committee is authorized to interpret the A&R 2014 Plan, to establish, amend and rescind any rules and regulations relating to the A&R 2014 Plan and to make any other determinations that it deems necessary or desirable for the administration of the A&R 2014 Plan. The Board of Directors may take any action delegated to the Compensation Committee that it deems necessary or desirable for the administration of the A&R 2014 Plan.

Eligibility. Any employee, director, advisor or consultant of the Company or an affiliate is eligible to receive an award grant under the A&R 2014 Plan. The Compensation Committee may select individuals eligible to participate in the A&R 2014 Plan. As of March 23, 2017, approximately 210 employees and 10 directors of the Company were eligible to participate in the A&R 2014 Plan, based on established criteria currently utilized by the Compensation Committee in determining awards.

Shares Subject to the A&R 2014 Plan. The total number of shares which may be issued under the A&R 2014 Plan is 8,500,000. The A&R 2014 Plan includes limits on the maximum amount of awards that may be granted under specified types of awards to specified types of participants in a calendar year.

•	The maximum number of shares subject to stock options or stock appreciation rights which may be granted to a participant in a calendar year is 875,000.

•

The maximum amount of performance-based awards that may be granted during a calendar year to any participant shall be: (i) with respect to performance-based awards that are denominated or payable in shares, 584,000 shares and (ii) with respect to performance-based awards that are not denominated or payable in shares, $5.0 million.

•

The maximum number of shares with respect to which awards may be granted during each calendar year to a non-employee director, taken together with any cash fees paid to such non-employee director, may not exceed $600,000 in total value.

The shares may consist, in whole or in part, of unissued shares or shares that the Company has reacquired, bought on the market or otherwise. The issuance of shares or the payment of cash upon the exercise of an award or in consideration of the cancellation or termination of an award shall reduce the total number of shares available under the A&R 2014 Plan. Shares subject to awards (or portions thereof) that terminate or lapse without the payment of consideration may be granted again under the A&R 2014 Plan. In addition, shares withheld by the Company to satisfy any tax withholding obligation may be granted again under the A&R 2014 Plan.

Stock Options and Stock Appreciation Rights. The Compensation Committee may award non-qualified stock options and “incentive” stock options under the A&R 2014 Plan. Options granted under the A&R 2014 Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee, but an option will generally not be exercisable for a period of more than ten years after it is granted.

The exercise price per share of Common Stock for any stock option awarded will not be less than the fair market value of our Common Stock on the grant date. Unless otherwise determined by the Compensation Committee prior to an applicable grant date, the “fair market value” of our Common Stock on a given date will be deemed to equal the closing sales price for our shares on the NYSE or such other national securities exchange on which the shares are traded on such date (or the most recent preceding trading date if the grant date is not a trading date). To the extent permitted by the Compensation Committee, the exercise price of a stock option may be paid (i) in cash or its equivalent (e.g., a check or wire transfer); (ii) in shares of Common Stock having a fair market value equal to the aggregate option exercise price; (iii) partly in cash and partly in shares of Common Stock; (iv) through the delivery of irrevocable instructions to a broker to sell, to the extent permitted by applicable law, shares of Common Stock obtained upon the exercise of the stock option and to deliver promptly to the Company an amount out of the proceeds of the sale equal to the aggregate option exercise price for the shares being purchased, or (v) to the extent permitted by the Compensation Committee, through “net settlement” in shares.

The Compensation Committee may grant stock appreciation rights independent of, or in connection with, a stock option. The exercise price of a stock appreciation right will not be less than the fair market value of our Common Stock on the grant date (determined as described above with respect to stock option grants); provided, however, that, in the case of a stock appreciation right granted in connection with a stock option, the exercise price will not be less than the exercise price of the related stock option. Each stock appreciation right granted independent of a stock option will entitle a participant, upon exercise, to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the exercise price, multiplied by (ii) the number of shares of Common Stock covered by the stock appreciation right, and each stock appreciation right granted in connection with a stock option will entitle a participant upon surrender of his or her unexercised, but exercisable, stock option to receive the same amount. Payment will be made in shares of Common Stock (any Common Stock is valued at fair market value) and/or cash, as determined by the Compensation Committee.

Restricted Stock Units. A restricted stock unit (“RSU”) award gives the participant an opportunity to receive shares of Common Stock free of restrictions upon vesting of the RSU award (and subject to any other terms of the RSU award). The Compensation Committee will determine the number of RSUs to grant to a participant, the duration of the period during which any vesting or restrictions may remain imposed on such RSUs, the conditions, if any, under which the RSUs may be forfeited to the Company, and the other terms and conditions of the RSU awards. At the discretion of the Compensation Committee, an RSU award may entitle the participant to receive an amount that is equal to the amount of any dividends that the participant would have been paid if the RSUs were actual Common Stock. If the participant is entitled to these types of dividend equivalent payments, the Compensation Committee will decide whether these payments will be made to the participant currently or held until the RSU award vests, and whether the amounts shall be invested or deemed invested in Common Stock.

Restricted Stock. The Compensation Committee will determine the number of shares of restricted stock to grant to a participant, the duration of the period during which any restrictions may remain imposed on such restricted stock, the conditions, if any, under which the restricted stock may be forfeited to the Company, and the other terms and conditions of restricted stock awards. At the discretion of the Compensation Committee, restricted stock awards may entitle the participant to receive an amount that is equal to the amount of any dividends paid on actual Common Stock. If the participant is entitled to dividends, the Compensation Committee will decide whether these payments will be made to the participant currently or held until the restricted stock award vests, and whether the amounts shall be reinvested in additional shares of restricted stock.

Certain restricted stock and RSU awards granted under the A&R 2014 Plan may be granted in a manner designed to make them deductible by the Company under Section 162(m). Such awards shall be based upon one or more of the performance criteria described below in “—Plan Awards—Section 162(m) of the Internal Revenue Code”.

Other Equity-Based Awards. The Compensation Committee, in its sole discretion, may grant or sell stock awards, unrestricted Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, the fair market value of the Common Stock. Such other equity-based awards may be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of Common Stock (or the equivalent cash value of such shares of Common Stock based on the fair market value of such stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of certain performance objectives.

Cash Awards. The Company may also make awards of cash to participants in a manner which is intended to allow such awards to be deductible by the Company under Section 162(m). Cash awards shall be provided for pursuant to the procedures regarding the grant, determination and payment of the Performance-Based Award, as described below in “—Plan Awards—Section 162(m) of the Internal Revenue Code” and “U.S. Tax Consequences of the A&R 2014 Plan Awards”.

Plan Awards—Section 162(m) of the Internal Revenue Code. Restricted stock, RSU and other equity-based and cash awards granted under the A&R 2014 Plan may be granted in a manner designed to make them deductible by the Company under Section 162(m). Such awards (“Performance-Based Awards”) shall be based upon one or more of the following performance criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability or revenue of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets, (xix) total shareholder return; (xx) customer satisfaction; (xxi) credit rating; (xxii) closing of corporate transactions and (xxiii) completion or attainment of products or projects. With respect to Performance-Based Awards, (A) the Compensation Committee shall establish in writing the objective performance goals applicable to a given period of service no later than 90 days after the commencement of such period of service (but in no event after 25% of such period of service has elapsed), and (B) no awards (or any associated dividends or dividend equivalents that may be earned with respect to such awards) shall be paid to any participant for such period of service until the Compensation Committee certifies that the objective performance goals applicable to such period have been satisfied.

No participant who is a “covered employee” within the meaning of Section 162(m) shall receive payment of a cash award under the A&R 2014 Plan in respect of any performance period in excess of $5 million, and the Compensation Committee shall have the right, in its absolute discretion, to reduce or eliminate the amount of any cash award otherwise payable to any participant under the A&R 2014 Plan based on individual performance or any other factors that the Compensation Committee, in its discretion, shall deem appropriate.

Adjustments Upon Certain Events. In the event of any stock split, spin-off, share combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, Change in Control (as defined in the A&R 2014 Plan), payment of a dividend (other than a cash dividend paid as part of a regular dividend program) or other similar transaction or occurrence which affects the equity securities of the Company or the value of such equity securities, the Compensation Committee shall (i) adjust the number and kind of shares subject to the A&R 2014 Plan and available for or covered by awards granted under the A&R 2014 Plan, (ii) adjust the share prices related to outstanding awards granted under the A&R 2014 Plan and/or (iii) take such other action (including providing for the payment of a cash amount to holders of outstanding awards granted under the A&R 2014 Plan in cancellation of any such awards), in each case as it deems reasonably necessary to address, on an equitable basis, the effect of the applicable corporate event on the A&R 2014 Plan and any outstanding awards granted under the A&R 2014 Plan; provided, however, that the Compensation Committee may, upon the consummation of the transactions constituting a Change in Control, cancel without consideration any outstanding stock option or stock appreciation right having an Option Price (as defined in the A&R 2014 Plan) or exercise price, respectively, that is greater than the per share consideration received by a holder of Common Stock in such transaction.

Amendment and Termination. The Compensation Committee may amend, alter or discontinue the A&R 2014 Plan, but, except as discussed above in “—Adjustments Upon Certain Events,” no amendment, alteration or discontinuation shall be made (i) without the approval of the shareholders of the Company, if such action would increase the total number of shares of Common Stock reserved for the purposes of the A&R 2014 Plan, or increase the maximum number of awards that may be granted to any participant, (ii) without the consent of a participant, if such action would materially diminish any of the rights of the participant under any award previously granted to the participant under the A&R 2014 Plan or (iii) to the provision prohibiting the repricing of stock options or stock appreciation rights, to permit such repricing; provided, however, that the Board of Directors may amend the A&R 2014 Plan in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Internal Revenue Code or other applicable laws.

Limitations. No award may be granted under the A&R 2014 Plan after the tenth anniversary of its initial approval by the Board of Directors (the “Expiration Date”), but awards granted prior to the Expiration Date may extend beyond that date. Except for adjustments to stock options or stock appreciation rights made in connection with changes in capitalization of the Company or similar events, as discussed above in “ —Adjustments Upon Certain Events,” the A&R 2014 Plan prohibits the repricing of the exercise price of any stock options or stock appreciation rights after they have been granted without prior approval of the Company’s shareholders (but permitted the previously disclosed one-time option exchange program).

U.S. Tax Consequences of the A&R 2014 Plan Awards

Introduction. The following general discussion of the federal income tax consequences of awards to be granted under the A&R 2014 Plan is based on current federal tax laws and regulations, does not purport to be a complete description of the federal income tax laws, and does not purport to be a representation as to the actual tax consequences that any participant or the Company may in fact incur. Participants may also be subject to certain state and local taxes, which are not described below.

Non-qualified Stock Options. If the award granted is a non-qualified stock option, no income is realized by the participant at the time of grant of the option, and no deduction is available to the Company at such time. At the time of a cash or equivalent exercise, ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value of the Common Stock on the date of exercise over the option exercise price, and the Company receives a tax deduction for the same amount. Upon disposition, any difference between the participant’s tax basis in the Common Stock and the amount realized on disposition of the shares is treated as capital gain or loss.

Incentive Stock Options. If the award granted is an “incentive stock option” (as described in Section 422 of the Internal Revenue Code), no income is realized by the participant upon award or exercise of the option and no compensation deduction is available to the Company at such times. If the Common Stock purchased upon the exercise of an incentive stock option is held by a participant for at least two years from the date of the grant of such option and for at least one year after exercise, any resulting gain is taxed, upon disposition of the Common Stock, at long-term capital gains rates. If the Common Stock purchased pursuant to the option is disposed of before the expiration of that period, any gain on the disposition, up to the excess of the fair market value of the Common Stock at the time of exercise over the option exercise price, is taxed at ordinary income rates as compensation paid to the participant, and the Company is entitled to a compensation deduction for an equivalent amount. Any amount realized on the disposition by the participant in excess of the fair market value of the Common Stock at the time of exercise is taxed at capital gains rates.

Stock Appreciation Rights. The participant realizes no income at the time a stock appreciation right is granted, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the Common Stock received by the participant, and the Company shall be entitled to a deduction of the same amount.

Restricted Stock Units. If the award granted is an RSU, the participant will not recognize any income for federal income tax purposes when RSUs are granted because restricted share units are not considered to be “property” for purposes of the Internal Revenue Code and no deduction is available to the Company at such time. After the RSUs vest and are settled, the participant will be required to treat as ordinary income an amount equal to the full fair market value of the shares of Common Stock and any cash received. If the participant sells the shares of Common Stock, the participant generally will have a taxable capital gain (or loss). Because the participant will have recognized income when any stock was distributed, the amount of this gain (or loss) is the difference between the sale price and the fair market value of the stock on the date it was distributed.

Subject to Section 162(m), discussed below, the Company is generally entitled to a deduction equal to the amount of ordinary income recognized by the participant as the result of an RSU award. If a participant forfeits his or her RSU award, no gain or loss is recognized and no deduction is allowed.

Restricted Stock Awards. Subject to Section 162(m), discussed below, the Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock award at the time the restrictions on the stock awarded lapse, unless the participant elects to recognize such income immediately by so electing, within 30 days after the date of grant by the Company to the participant of a restricted stock award, as permitted under Section 83(b) of the Internal Revenue Code, in which case both the Company’s deduction and the participant’s inclusion in income occur on the grant date. The value of any other stock award granted to participants shall be taxable as ordinary income to such participant in the year in which such stock is received, and the Company will be entitled to a corresponding tax deduction, subject to Section 162(m).

Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer and the three other most highly compensated executive officers of the Company or any of its subsidiaries (excluding the Company’s principal financial officer) in any taxable year of the Company. Qualifying performance-based compensation is not subject to this deduction limit if certain requirements are met. One requirement is shareholder approval of (i) the performance criteria upon which performance-based awards may be based, (ii) the annual participant limits on awards and (iii) the class of employees eligible to receive awards. In the case of restricted stock awards and performance-based awards, other requirements generally are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two “outside directors” (within the meaning of Section 162(m)) and that no discretion be retained to increase the amount payable under the awards. In the case of stock options and stock appreciation rights, other requirements are that the stock option or stock appreciation right be granted by a committee of at least two “outside directors” and that the exercise price of the stock option or stock appreciation right be not less than the fair market value of the Common Stock subject to such award on the date of grant of the award.

Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code (“Section 409A”) covers certain nonqualified deferred compensation arrangements and generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the A&R 2014 Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A. While the Compensation Committee intends to administer and operate the A&R 2014 Plan and establish terms (or make required amendments) with respect to awards subject to Section 409A in a manner that will avoid the imposition of additional taxation under Section 409A upon a participant, there can be no assurance that additional taxation under Section 409A will be avoided in all cases.

New Plan Benefits under the A&R 2014 Plan

Because future awards under the A&R 2014 Plan will be granted at the discretion of the Compensation Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time.

Awards Previously Granted Under the 2014 Plan

The following table sets forth information regarding the specified types of awards previously granted to the specified individuals or groups under the 2014 Plan since its adoption through March 23, 2017. As of March 23, 2017, the closing price of our Common Stock as reported on the NYSE was $15.08 per share. Since the inception of the 2014 Plan through March 23, 2017, no stock options, RSUs or performance-based stock units (“PSUs”) were granted under the 2014 Plan to any of our current directors who are not executive officers or nominees. In addition, since the inception of the 2014 Plan through March 23, 2017, (i) no stock options, RSUs or PSUs were granted to (x) any associate of any current director who is not an executive officer or nominee or (y) any associate of any executive officer and (ii) other than with respect to our Chief Financial Officer and our former President and Chief Executive Officer named below, no person was granted stock options, RSUs or PSUs under the 2014 Plan which in the aggregate account for five percent or more of the total number of shares available for issuance under the 2014 Plan.

Name & Position	Stock Option Grants(1)	RSU and PSU Grants(2)	Total of All Columns in Table
Nicholas P. Hotchkin, Chief Financial Officer and Member, Interim Office of the Chief Executive Officer	56,325	164,406	220,731
Thilo Semmelbauer, Director and Member, Interim Office of the Chief Executive Officer	—	—	—
Christopher J. Sobecki, Director and Member, Interim Office of the Chief Executive Officer	—	—	—
James R. Chambers, Former President and Chief Executive Officer(3)	154,880	607,545	762,425
Stacey Mowbray, President, Americas	22,830	53,564	76,394
Corinne Pollier(-Bousquet), President, International	33,642	91,753	125,395
Michael F. Colosi, General Counsel and Secretary	40,307	98,173	138,480
All Current Executive Officers as a Group	153,104	407,896	561,000
All Employees, other than Executive Officers, as a Group(4)	660,926	1,216,180	1,877,106

(1)	Amounts shown exclude T&P Options (defined hereafter). For additional information regarding the cancellation of T&P Options, see “Compensation Discussion and Analysis—Determination of Executive Compensation—Long-Term Equity Incentive Compensation—Option Exchange.”
(2)	The number of shares to be issued in respect of PSUs has been calculated based on the assumption that the “maximum” level of performance applicable to the PSUs will be achieved.
(3)	Amounts shown include an aggregate of 638,289 shares of Common Stock issuable under Mr. Chambers’ unvested stock options, RSUs and PSUs as of December 31, 2016 that were forfeited upon his departure from the Company on such date and therefore became available for future awards.
(4)	Amounts shown exclude awards granted to employees who departed from the Company on or prior to March 23, 2017.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2016:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3) (c)
Equity compensation plans approved by security holders	6,580,055	$11.76	774,041
Equity compensation plans not approved by security holders	—	—	—

Total	6,580,055	$11.76	774,041

(1)	Consists of 1,599,081 shares of our Common Stock issuable upon the exercise of outstanding options awarded under the 2014 Plan, our 2008 Stock Incentive Plan (the “2008 Plan”), and our 2004 Stock Incentive Plan (the “2004 Plan”); 3,513,468 shares of our Common Stock issuable upon the exercise of the Winfrey Option (defined hereafter) granted pursuant to the Winfrey Option Agreement (defined hereafter); 1,137,182 shares of our Common Stock issuable upon the vesting of RSUs awarded under the 2014 Plan; and 330,324 shares of our Common Stock issuable upon the vesting of PSUs awarded under the 2014 Plan. The number of shares to be issued in respect of PSUs has been calculated based on the assumption that the “maximum” level of performance applicable to the PSUs will be achieved. As a result of Mr. Chambers’ resignation from the Company effective as of the close of business on December 31, 2016, the amount excludes an aggregate of 645,280 shares of our Common Stock issuable under his then unvested stock options, RSUs and PSUs which were awarded under the 2014 Plan or 2008 Plan and forfeited upon his resignation. The Winfrey Option was approved by the written consent of Artal Luxembourg S.A. which, as of the date thereof, controlled a majority of the voting power of our outstanding Common Stock. For additional details on the Winfrey Option and Winfrey Option Agreement, see “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Winfrey Transactions—Winfrey Partnership”.

(2)	Includes weighted average exercise price of outstanding stock options of $11.76, RSUs of $0, and PSUs of $0.

(3)	Consists of shares of our Common Stock issuable under the 2014 Plan pursuant to various awards the Compensation Committee may make, including non-qualified stock options, incentive stock options, stock appreciation rights, RSUs, restricted stock, performance-based awards and other equity-based awards. In connection with the initial approval of the 2014 Plan on May 6, 2014, the 2014 Plan replaced the 2004 Plan and the 2008 Plan with respect to prospective equity grants. As a result of Mr. Chambers’ resignation from the Company effective as of the close of business on December 31, 2016, the amount shown includes an aggregate of 638,289 shares of our Common Stock issuable under his then unvested stock options, RSUs and PSUs awarded under the 2014 Plan that were forfeited upon his resignation and therefore became available for future awards.

Registration with the SEC

If the A&R 2014 Plan is approved by shareholders, we expect to file as soon as reasonably practicable after the 2017 Annual Meeting a Registration Statement on Form S-8 with the SEC to register the additional shares of Common Stock that will be issuable under the A&R 2014 Plan.

The Board of Directors recommends that you vote “FOR” the approval of the A&R 2014 Plan to make certain changes to, including increasing the number of shares of Common Stock with respect to which awards may be granted by 5,000,000 shares, and to re-approve the material terms of the performance goals under, the plan.

PROPOSAL 5

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At the Company’s 2011 annual meeting of shareholders, our shareholders indicated their preference that we should seek future advisory votes every three years on named executive officer compensation. Based on the recommendation of the Board of Directors in the Company’s 2011 proxy statement and the voting results with respect to the advisory vote on the frequency of future advisory votes on named executive officer compensation, the Company determined to hold an advisory vote on named executive officer compensation every three years. Accordingly, as required by the Exchange Act, shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion, is hereby APPROVED.”

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, the 2016 executive compensation program of the Company was designed to achieve the following key objectives:

•	Attract, motivate and retain exceptionally talented executives critical to the Company’s near- and long-term success.

•

Align executive compensation with performance measures that ensure a strong connection between executive compensation and both (i) Company and individual performance on near- and long-term strategic and financial goals and (ii) creation of shareholder value.

The Compensation Committee and the Board of Directors believe that the design of the 2016 executive compensation program, and hence the compensation awarded to named executive officers under the program, fulfilled these objectives. For example, the financial performance of the Company, or a blend of the performance of the Company and certain of its businesses, determined at least 75% of each employee named executive officer’s annual, performance-based cash bonus, if any, thereby aligning their annual bonuses with the financial goals of the Company. Also, a portion of the compensation of the employee named executive officers consisted of long-term equity incentive compensation which aligned their compensation with the interests of shareholders over the long term. For example, in fiscal 2016, the annual awards granted to our employee named executive officers included PSUs with performance criteria based on the achievement of a specified debt to EBITDAS ratio, thereby aligning their equity awards with the Company’s capital structure goals, among others.

Shareholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses in detail how the Company’s compensation approach implements the Company’s compensation objectives.

While the results of the vote are non-binding and advisory in nature, the Compensation Committee and the Board of Directors intend to review and consider the results of the vote.

The Board of Directors recommends that you vote “FOR” the advisory approval of the compensation of our named executive officers.

PROPOSAL 6

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires the Company to submit a non-binding, advisory resolution to shareholders at least once every six years to determine whether advisory votes on named executive officer compensation should be held every one, two or three years. In satisfaction of this requirement, shareholders are being asked to indicate their preference for one, two or three years with respect to the frequency of future advisory votes on named executive officer compensation.

The optimal frequency of an advisory vote on named executive officer compensation depends on a judgment about the relative benefits and burdens of each of the options. The Compensation Committee and the Board of Directors believe an annual vote would allow shareholders to provide input on the Company’s compensation program on a more consistent basis and would align with prevailing corporate governance practices. As a result, the Compensation Committee and the Board of Directors recommend a vote for the holding of future advisory votes on named executive officer compensation every year.

While the results of the vote are non-binding and advisory in nature, the Compensation Committee and the Board of Directors intend to review and consider the results of the vote.

The Board of Directors recommends that you vote for the holding of future advisory votes on the compensation of our named executive officers every “1 YEAR”.

CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

Our Board of Directors is comprised of 10 members. The Board of Directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of shareholders. We expect directors to attend and participate in all meetings of the Board of Directors and of the committees of the Board of Directors on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting.

The Board of Directors held 10 meetings in fiscal 2016. In fiscal 2016, with the exception of Ms. Winfrey, each then-current director attended at least 75% of the aggregate number of the meetings of the Board of Directors and of the committees on which he or she served during the period for which he or she was a director or committee member, respectively. We expect directors to attend our annual meetings of shareholders in the absence of a scheduling conflict or other valid reason. With the exception of Ms. Winfrey, all then-current directors attended the Company’s 2016 annual meeting of shareholders. In addition to attending and participating in meetings of the Board of Directors, the committees thereof and annual meetings of shareholders, the directors communicate with our executive management team to remain informed about the Company’s business and for such other purposes as may be helpful to the Board of Directors in fulfilling its responsibilities.

Directors of Weight Watchers International, Inc.

Set forth below in the section entitled “Executive Officers and Directors of the Company” are the names and certain information with respect to each of our current directors.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that include guidelines for determining director independence and qualifications for directors. The Company’s corporate governance materials, including the Corporate Governance Guidelines and charters of the committees of the Board of Directors, are available on the Corporate Governance – Governance Documents page of our corporate website at www.weightwatchersinternational.com. The Board of Directors periodically reviews corporate governance developments and modifies our Corporate Governance Guidelines and committee charters as warranted.

Committees of the Board of Directors

The standing committees of the Board of Directors consist of the Audit Committee and the Compensation Committee. As a result of Artal Luxembourg S.A. (“Artal Luxembourg”) entering into a Voting Agreement with Ms. Winfrey on October 18, 2015, Artal and Ms. Winfrey are acting as a “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act. Accordingly, we continue to be considered a “controlled company” as defined in the listing standards of the NYSE. As such, we have elected to be exempt from the requirements to have a nominating/corporate governance committee, a compensation committee composed entirely of independent directors and a majority of independent directors on our Board of Directors.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, the rules and regulations of the SEC and the listing standards of the NYSE. The current members of the Audit Committee are Mr. Kelly, Dr. Altschuler and Ms. Elkins. The Chairman of the Audit Committee is Mr. Kelly. The Audit Committee held 10 meetings during fiscal 2016.

The principal duties of the Audit Committee include:

•	to oversee that our management has maintained the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	to oversee that our management has established and maintained processes designed to ensure that an adequate system of internal controls is functioning;

•	to oversee that our management has established and maintained processes designed to ensure our compliance with all applicable laws, regulations and corporate policy;

•	to assist the Board of Directors in its oversight of the quality and integrity of our financial statements;

•

in consultation with our independent registered public accounting firm and management, to review our earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information and measures) and to review our annual and quarterly financial statements;

•

to oversee the performance of our independent registered public accounting firm and to retain or terminate the independent registered public accounting firm and approve all audit and significant non-audit engagement fees and terms with such registered public accounting firm;

•	to review, at least annually, the qualifications, performance and independence of our independent registered public accounting firm;

•	in consultation with our independent registered public accounting firm, management and the internal auditors, to review the integrity of our financial reporting processes, both internal and external;

•	to review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures (if any), on our financial statements;

•

to establish and maintain procedures for (i) the receipt, retention and treatment of complaints received by us from any source regarding accounting, internal accounting controls or auditing matters, and (ii) the submission of concerns from our employees on a confidential, anonymous basis regarding questionable accounting or auditing matters;

•

unless and until the Company establishes a Corporate Governance Committee, to oversee the procedures designed to implement the Company’s Amended and Restated Code of Business Conduct and Ethics to ensure that they are operating effectively; and

•	to prepare an annual performance evaluation of the Audit Committee.

The Audit Committee has the power to investigate any matter of interest or concern that the Committee deems appropriate and to retain counsel for such purpose.

The Board of Directors has determined that Mr. Kelly is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act and that each of Mr. Kelly, Dr. Altschuler and Ms. Elkins has satisfied the financial literacy requirements of the NYSE and has no direct or indirect material relationship with us and thus is independent under applicable listing standards of the NYSE, Rule 10A-3 under the Exchange Act and our Corporate Governance Guidelines. The Audit Committee operates under a written charter, which is available on the Corporate Governance – Governance Documents page of our corporate website at www.weightwatchersinternational.com.

Compensation Committee

The current members of the Compensation Committee are Messrs. Debbane and Amouyal and Dr. Altschuler. The Chairman of the Compensation Committee is Mr. Debbane. The Compensation Committee held 7 meetings during fiscal 2016. The principal duties of the Compensation Committee include:

•	to establish and review the overall compensation philosophy of the Company;

•	to review and approve corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation, including annual performance objectives;

•

to evaluate the performance of the Chief Executive Officer and other executive officers in light of approved goals and objectives and, based on such evaluation, review and approve the annual salary, bonus, equity-based incentive compensation and other benefits, direct and indirect, of the Chief Executive Officer and other executive officers;

•	to approve or recommend to the Board of Directors any employment relationship or transaction involving an executive officer and any related compensation;

•	to consider policies and procedures pertaining to expense accounts of senior executives;

•	to discuss the results of the shareholder advisory vote on “say-on-pay,” if any, with regard to the named executive officers;

•	to review and recommend to the Board of Directors compensation of directors;

•

to consider, on at least an annual basis, whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company;

•

to review, and make recommendations to the Board of Directors with respect to, the Company’s incentive compensation plans and equity-based plans, and oversee the activities of the individuals responsible for administering those plans;

•	to review, monitor and make recommendations to the Board of Directors with respect to, or approve, employee pension, profit sharing and benefit plans;

•	to oversee the preparation of a “Compensation Discussion and Analysis” for inclusion in the Company’s annual proxy statement or annual report on Form 10-K, in accordance with the rules of the SEC; and

•	to prepare recommendations and periodic reports to the Board of Directors concerning these matters, as applicable.

The day-to-day administration of savings plans, profit sharing plans, stock plans, health, welfare and paid time-off plans and policies applicable to salaried employees in general are handled by the Company’s human resources, finance and legal department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee. The Compensation Committee operates under a written charter, which is available on the Corporate Governance – Governance Documents page of our corporate website at www.weightwatchersinternational.com.

For additional information on the Compensation Committee’s activities, its use of outside advisors and its consideration and determination of executive compensation, as well as the role of our Chief Executive Officer (currently held by the members of the Interim Office of the Chief Executive Officer (the “IOCEO”)) in recommending the amount or form of compensation paid to the other named executive officers, see “Compensation Discussion and Analysis”.

Board Structure

It has been the policy of the Company for many years to separate the positions of Chief Executive Officer and Chairman of the Board of Directors. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe that our current policy of separation of these two positions is most appropriate for the Company. To meet their responsibilities of overseeing management and setting strategic direction, as well as fostering the long-term value of the Company, among their other responsibilities, directors are required to spend time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that having a separate non-executive Chairman of the Board of Directors who is solely responsible for leading the Board of Directors allows the focus of our Chief Executive Officer’s time and energy to be running the day-to-day operations of the Company. Currently, the role of the Chief Executive Officer is held by the members of the IOCEO.

Oversight of Risk Management

We are exposed to a number of risks, including financial risks, credit risks, operational risks and risks relating to regulatory and legal compliance. Our executive management team is responsible for identifying and evaluating these risks and developing plans to manage them effectively. Risk management is a Company-wide initiative that involves each of our operating segments. We take a multi-disciplinary approach to risk and our risk management function includes senior executives with backgrounds in finance, operations, human resources, technology, internal audit and legal and regulatory compliance. For example, our Chief Financial Officer advises our executive management team on both financial and credit risks faced by the Company and our General Counsel advises our executive management team on the Company’s legal and regulatory compliance. Our Chief Executive Officer is advised of and oversees these risk management efforts by the Company’s executive management team. Currently, the role of the Chief Executive Officer is held by the members of the IOCEO. The Board of Directors actively supervises the Company’s risk management. Both the Audit Committee and Compensation Committee play a significant role in the oversight of the Company’s risk management. For example, the Audit Committee oversees our risk management efforts related to the Company’s audit function while the Compensation Committee oversees our risk management efforts related to employment and compensation matters. Members of our executive management team meet with the Board of Directors, Audit Committee and Compensation Committee regularly to discuss, as well as provide reports relating to, the risks facing the Company.

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Debbane and Amouyal and Dr. Altschuler served as a member of the Compensation Committee during fiscal 2016. There were no Compensation Committee interlocks or insider (employee) participation during fiscal 2016. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Registration Rights Agreement” for a description of the relationships that Messrs. Debbane and Amouyal have with the Company.

Director Nominations

Because the Board of Directors believes that all of the directors of the Company should be involved in the process of nominating persons for election as directors and the Company is not required to have a nominating committee under the listing standards of the NYSE as described above under “—Committees of the Board of Directors”, the Board of Directors as a whole performs the functions of a nominating committee and is responsible for reviewing the requisite skills and characteristics of the nominees for the Board of Directors.

Identifying and Evaluating Nominees for Directors

The Board of Directors will consider candidates for nomination as a director recommended by the Company’s shareholders, current directors and officers, third-party search firms and other sources. In evaluating candidates, the Board of Directors considers the candidate’s minimum individual qualifications, including integrity, accountability, experience and an ability to work collegially with the other members of the Board of Directors. In addition, the Board of Directors will take into account all other factors it considers appropriate, including a candidate’s skills and experience, legal and regulatory requirements and the needs of the Board of Directors. While the Board of Directors has not adopted a formal policy regarding diversity, the Board of Directors evaluates each candidate in the context of the Board of Directors’ membership as a whole and seeks to achieve a mix of members that represents a diversity of background and experience in order to promote the representation of diverse views on the Board of Directors. The Board of Directors will review all candidates in the same manner, regardless of the source of the recommendation. The Board of Directors will consider individuals recommended by shareholders for nomination as a director in accordance with the procedures described below. The Board of Directors may engage consultants or third-party search firms to assist in identifying and evaluating potential candidates. While the Board of Directors has not adopted a separate charter setting forth the guidelines for its nomination duties, the guidelines for determining director independence and qualifications for directors are described in Articles II and III, respectively, of our Corporate Governance Guidelines.

Recommendation of the Replacement Class III Director. Mr. Debbane, the Chairman of our Board of Directors, identified and proposed the nomination of Mr. Semmelbauer for election to the Company’s Board of Directors in light of Mr. Chambers’ resignation as a director. After evaluation of Mr. Semmelbauer, the Company’s Board of Directors elected Mr. Semmelbauer to serve the remainder of Mr. Chambers’ term as a Class III director.

Procedures for Submitting Director Recommendations and Nominations

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that shareholders may nominate persons for election as directors at the Company’s shareholder meetings by giving timely written notice to the Corporate Secretary of the Company containing required information. The Bylaws require that, to be timely and proper, notice of a nomination by a shareholder must be personally delivered to, or mailed to and received at, the Company’s principal executive offices as follows: (a) for elections to be held at an annual meeting of shareholders, (i) at least 120 days and no more than 150 days before the first anniversary of the date of the proxy statement in conjunction with the annual meeting of shareholders for the prior year or (ii) if the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, not less than 60 days prior to such annual meeting; and (b) for elections that are going to take place at a special meeting of shareholders, no later than the close of business on the seventh day after the day on which notice of the date of the special meeting is first given to shareholders.

In notifying the Corporate Secretary, the shareholder making the submission must provide the following information: (i) the name and the address of the shareholder, as they appear on the Company’s stock transfer books, and the name, age and business address (and, if known, residential address) of the candidate to be considered; (ii) a representation by the shareholder that the shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the candidate; (iii) the class or series and number of shares of the Company’s stock that are beneficially owned by the shareholder and by the candidate; (iv) a description of all arrangements or understandings between the shareholder and the candidate and any other person (naming such person(s)) pursuant to which such nomination is to be made by such shareholder; (v) an executed written consent of the candidate to be named in the proxy statement as a nominee and to serve as a director of the Company if so elected; (vi) the principal occupation or employment of the candidate; and (vii) any other information relating to the candidate required to be disclosed in accordance with the Bylaws and the Exchange Act. For the Company’s 2018 annual meeting of shareholders (the “2018 Annual Meeting”), the foregoing information must be submitted to the Board of Directors through Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

The Board of Directors will also consider director candidates recommended by shareholders. All recommendations for nomination received by the Corporate Secretary that are made in accordance with the requirements in our Bylaws relating to director nominations, as described above, will be presented to the Board of Directors for its consideration.

Director Independence

The Board of Directors has affirmatively determined that three of our 10 current directors, Dr. Altschuler, Ms. Elkins and Mr. Kelly, are independent under applicable listing standards of the NYSE and our Corporate Governance Guidelines. For a director to be considered independent, the Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company. The Board of Directors has established guidelines to assist it in determining director independence, which conform to the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in Article II of our Corporate Governance Guidelines, the Board of Directors will consider all relevant facts and circumstances in making an independence determination.

All members of the Audit Committee must be independent directors based on our Corporate Governance Guidelines and under the listing standards of the NYSE. Members of the Audit Committee must also satisfy a separate SEC independence requirement pursuant to Rule 10A-3 under the Exchange Act, which provides that they may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation and (ii) be an affiliate of the Company. The Board of Directors has determined that each of the Audit Committee members, Mr. Kelly, Dr. Altschuler and Ms. Elkins, has no material relationship with us and satisfies the independence requirements under our Corporate Governance Guidelines, the listing standards of the NYSE and Rule 10A-3 under the Exchange Act.

Code of Business Conduct and Ethics

We have adopted an Amended and Restated Code of Business Conduct and Ethics (the “Code of Business Conduct and Ethics”) for our officers, including our principal executive officer, principal financial officer, principal accounting officer and controller, and our employees and directors. Our Code of Business Conduct and Ethics is available on the Corporate Governance – Governance Documents page of our corporate website at www.weightwatchersinternational.com.

In addition to any disclosures required under the Exchange Act, the date and nature of any substantive amendment of our Code of Business Conduct and Ethics or waiver thereof applicable to any of our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K of the Exchange Act, will be disclosed within four business days of the date of such amendment or waiver on the Corporate Governance – Governance Documents and Corporate Governance – Corporate Actions pages, respectively, of our corporate website at www.weightwatchersinternational.com. In the case of a waiver, the name of the person to whom the waiver was granted will also be disclosed on our corporate website within four business days of the date of such waiver.

Executive Sessions of Non-Management and Independent Directors

Non-management directors meet in executive sessions of the Board of Directors in which management directors and other members of management do not participate. These sessions are periodically scheduled for non-management directors at meetings of the Board of Directors. The Chairman of the Board of Directors, Mr. Debbane, presides over the meetings of the non-management directors. In addition, the directors who the Board of Directors affirmatively determined are independent under applicable listing standards of the NYSE and our Corporate Governance Guidelines hold executive sessions at least once a year. Mr. Kelly presided over these sessions in fiscal 2016.

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

Set forth below are the names, ages, and current positions with us as of April 3, 2017 of our executive officers and directors. Directors are elected at the annual meeting of shareholders. Executive officers are appointed by, and hold office at, the discretion of the Board of Directors.

Name	Age	Position
Nicholas P. Hotchkin	51	Chief Financial Officer & Member, Interim Office of the Chief Executive Officer
Thilo Semmelbauer	51	Director & Member, Interim Office of the Chief Executive Officer
Christopher J. Sobecki	58	Director & Member, Interim Office of the Chief Executive Officer
Michael F. Colosi	51	General Counsel and Secretary
Stacey Mowbray	55	President, Americas
Corinne Pollier(-Bousquet)	52	President, International
Raymond Debbane(1)	62	Chairman of the Board of Directors
Steven M. Altschuler, M.D.(1)(2)	63	Director
Philippe J. Amouyal(1)	58	Director
Cynthia Elkins(2)	51	Director
Jonas M. Fajgenbaum	44	Director
Denis F. Kelly(2)	67	Director
Sacha Lainovic	60	Director
Oprah Winfrey	63	Director

(1)	Member of Compensation Committee.

(2)	Member of Audit Committee.

Nicholas P. Hotchkin. Mr. Hotchkin has served as our Chief Financial Officer since August 2012 and has served as a member of our Interim Office of the Chief Executive Officer since September 2016. Prior to joining us, Mr. Hotchkin had spent several years at Staples, Inc., a global leader in the office supply industry. Most recently, Mr. Hotchkin served as Senior Vice President of Finance for the U.S. Retail division of Staples based in Massachusetts, a position he held from May 2010 to August 2012. Before assuming that position, he had been Senior Vice President of Finance and Treasurer of Staples, a position he held from November 2006 to April 2010. Prior to joining Staples, Mr. Hotchkin held several corporate finance positions with Delphi Corporation and General Motors Corporation including assignments in the United States, Asia and Europe. Mr. Hotchkin received a B.A. in Economics from Harvard College and an M.B.A. from the Harvard Business School.

Thilo Semmelbauer. Mr. Semmelbauer has been a director since September 2016 and has served as a member of our Interim Office of the Chief Executive Officer since September 2016. Since 2015, Mr. Semmelbauer has been a Venture Partner of Insight Venture Partners, a global private equity and venture capital firm. He has been involved in technology ventures for over 25 years. From 2010 to 2015, he served as President and Chief Operating Officer of Shutterstock, Inc., a global marketplace for licensing images, videos, and music to businesses worldwide. From 2009 to 2010, he served as Executive Vice President, Consumer Business, of TheLadders.com, a career management company. Mr. Semmelbauer was also Weight Watchers International, Inc.’s Global Chief Operating Officer from 2006 to 2008 and Chief Operating Officer for North America from 2004 to 2006, after serving as President and Chief Operating Officer of WeightWatchers.com from 2000 to 2004 when he was part of the founding team. He holds an A.B. in Electrical Engineering and Computer Science from Dartmouth College and a dual M.S. in Management and Electrical Engineering from the Massachusetts Institute of Technology.

Christopher J. Sobecki. Mr. Sobecki has been a director since our acquisition by Artal Luxembourg on September 29, 1999 and has served as a member of our Interim Office of the Chief Executive Officer since September 2016. Mr. Sobecki is a Managing Director of The Invus Group, LLC, which he joined in 1989. He received an M.B.A. from the Harvard Business School. He also obtained a B.S. in Industrial Engineering from Purdue University. Mr. Sobecki is a director of Lexicon Pharmaceuticals, Inc. and a number of private companies of which Artal or Invus, L.P. are shareholders.

Michael F. Colosi. Mr. Colosi has served as our General Counsel and Secretary since May 2014. Prior to joining us, Mr. Colosi most recently served as Senior Vice President, General Counsel and Corporate Secretary of Kenneth Cole Productions, Inc. (KCP), a multi-brand retail, wholesale and licensing company, from March 2007 to February 2014. His service as General Counsel and Secretary of KCP commenced in July 2000 and July 2004, respectively. He also served as Corporate Vice President of KCP from July 2000 to February 2007. Prior to joining KCP, Mr. Colosi was Associate General Counsel and Assistant Secretary for The Warnaco Group, Inc., an international apparel company, from 1996 to 2000. Mr. Colosi received a B.A. in Economics and English from Cornell University and a J.D. from The University of Michigan Law School.

Stacey Mowbray. Ms. Mowbray has served as our President, Americas since March 2016. Prior to that time, Ms. Mowbray served as President and General Manager of Weight Watchers Canada from November 2014 to March 2016. Prior to joining us, Ms. Mowbray was with Second Cup Ltd., a Canadian, publicly traded, specialty coffee business, where she served as Chief Executive Officer from May 2009 to February 2014 and President from February 2008 to May 2009. Prior to joining Second Cup Ltd., Ms. Mowbray was Chief Marketing Officer at Molson Coors Brewing Company and held various senior roles at Cara Operations Limited and PepsiCo Canada. Ms. Mowbray received a Bachelor of Business degree from Wilfrid Laurier University and an M.B.A. from the Schulich School of Business at York University.

Corinne Pollier(-Bousquet). Ms. Pollier has served as our President, International since March 2016. Prior to that time, Ms. Pollier served as our President, Continental Europe & Australia-New Zealand from January 2014 to March 2016, our President, Continental Europe from May 2013 to January 2014, our Senior Vice President of France and Switzerland from October 2008 to May 2013 and our General Manager of France from October 2003 to October 2008. Prior to joining us, from 1991 to 2003, Ms. Pollier was with VIVARTE Group (France), a European retailer of footwear and apparel, where she held various positions in the finance and planning analysis department from 1991 to 1995, various senior positions in the organization and strategy department from 1995 to 2000 and as General Manager of Kookai from 2001 to 2003. Ms. Pollier also held various product management and project management positions for the central buying office of Le Printemps department stores from 1987 to 1991. Ms. Pollier holds a Masters in Management from the HEC Business School Paris.

Raymond Debbane. Mr. Debbane has been the Chairman of our Board of Directors since our acquisition by Artal Luxembourg on September 29, 1999. Mr. Debbane is a co-founder and the Chief Executive Officer of The Invus Group, LLC. Prior to forming The Invus Group, LLC in 1985, Mr. Debbane was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business, an M.S. in Food Science and Technology from the University of California, Davis and a B.S. in Agricultural Sciences and Agricultural Engineering from American University of Beirut. Mr. Debbane is the Chairman of the Board of Directors of Lexicon Pharmaceuticals, Inc. and a director of Blue Buffalo Pet Products, Inc. He is also the Chief Executive Officer and a director of Artal Group S.A., and the Chairman of the Board of Directors of a number of private companies of which Artal or Invus, L.P. are shareholders. Mr. Debbane was previously a director of Ceres, Inc.

Steven M. Altschuler, M.D. Dr. Altschuler has been a director since September 2012. Dr. Altschuler has served as the Chief Executive Officer of the University of Miami Health System and Senior Vice President for Healthcare at the University of Miami since January 2016. He previously served as the Chief Executive Officer of The Children’s Hospital of Philadelphia (CHOP), one of the leading children’s hospitals in the United States, from April 2000 until June 2015. Prior to assuming the role of Chief Executive Officer, Dr. Altschuler held several positions at CHOP, including Physician-in-Chief and chief of the Division of Gastroenterology, Hepatology and Nutrition. Prior to joining CHOP, Dr. Altschuler was faculty member and chair of the Department of Pediatrics at the Perelman School of Medicine at the University of Pennsylvania. Dr. Altschuler received a B.A. in mathematics and an M.D. from Case Western Reserve University. Dr. Altschuler is a director of Mead Johnson Nutrition Company, where he is the Chair of the Compensation and Management Development Committee. Dr. Altschuler is also the Chair of the Board of Directors of Spark Therapeutics, Inc.

Philippe J. Amouyal. Mr. Amouyal has been a director since November 2002. Mr. Amouyal is a Managing Director of The Invus Group, LLC, a position he has held since 1999. Previously, Mr. Amouyal was a Vice President and Director of The Boston Consulting Group in Boston, MA. He holds an M.S. in Engineering and a DEA in Management from Ecole Centrale de Paris and was a Research Fellow at the Center for Policy Alternatives of the Massachusetts Institute of Technology. Mr. Amouyal is a director and member of the Compensation Committee of Lexicon Pharmaceuticals, Inc. and Blue Buffalo Pet Products, Inc., as well as a number of private companies of which Artal or Invus, L.P. are shareholders.

Cynthia Elkins. Ms. Elkins has been a director since March 2014. From March 2011 through December 2016, Ms. Elkins served as the Vice President of IT Americas at Genentech, Inc., a member of the Roche Group, the world’s largest biotechnology company. She previously served as Genentech’s Senior Director of IT Enterprise Applications from December 2007 to February 2011. Prior to joining Genentech, Ms. Elkins was Vice President and General Manager of Supplier Solutions and Commerce Services at Ariba, Inc. and Vice President of Product Engineering at ATP Inc. Prior to that, she held various technology leadership positions at Aspect Telecommunications, VeriFone and Digital Equipment Corporation. Ms. Elkins received a B.S. in Applied Mathematics from the University of California, Los Angeles and an M.B.A. from Santa Clara University.

Jonas M. Fajgenbaum. Mr. Fajgenbaum has been a director since our acquisition by Artal Luxembourg on September 29, 1999. Mr. Fajgenbaum is a Managing Director of The Invus Group, LLC, which he joined in 1996. Prior to joining The Invus Group, LLC, Mr. Fajgenbaum was a consultant for McKinsey & Company in New York from 1994 to 1996. He graduated with a B.S. in Economics with a concentration in Finance from The Wharton School of the University of Pennsylvania and a B.A. in Economics from the University of Pennsylvania. Mr. Fajgenbaum is a director of a number of private companies of which Artal or Invus, L.P. are shareholders.

Denis F. Kelly. Mr. Kelly has been a director since May 2015. Mr. Kelly is a Partner, and has served as a Managing Partner, of Scura Paley Securities LLC, a private investment banking firm which he co-founded, since 2001. From 1993 to 2001, he was a Managing Director of Prudential Securities Incorporated. Previously, he served as the President and Chief Executive Officer of Denbrook Capital Corporation, a merchant banking firm, from 1991 to 1993. From 1980 to 1991, Mr. Kelly held various positions at Merrill Lynch, including Managing Director of Mergers and Acquisitions and Managing Director of Merchant Banking. Mr. Kelly began his investment banking career at Lehman Brothers in 1974. Mr. Kelly received a B.A. from Amherst College and an M.B.A. from the Wharton School of Business of the University of Pennsylvania. Mr. Kelly is also a director of MSC Industrial Direct Co., Inc., where he serves as a member of the Audit Committee and the chairman of the Compensation Committee. Mr. Kelly previously served as a director of Kenneth Cole Productions, Inc., which is no longer a public company.

Sacha Lainovic. Mr. Lainovic has been a director since our acquisition by Artal Luxembourg on September 29, 1999. Since 2007, Mr. Lainovic has been Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm, which he co-founded. From 1985 to 2006, Mr. Lainovic was Executive Vice President of The Invus Group, LLC, which he co-founded. Prior to forming The Invus Group, LLC in 1985, Mr. Lainovic was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business and an M.S. in Engineering from Insa de Lyon in Lyon, France.

Oprah Winfrey. Ms. Winfrey has been a director since October 2015. Since January 2009, Ms. Winfrey has served as the Chairman of her cable network, OWN: Oprah Winfrey Network, taking on the role of Chief Executive Officer in July 2011. Previously, she founded Harpo, Inc. in 1986, under which she has launched numerous media and entertainment businesses, including O, The Oprah Magazine and Harpo Films, in addition to producing the award-winning talk show “The Oprah Winfrey Show” for 25 years. Ms. Winfrey is a global media leader, philanthropist, producer and actress. She also has been serving as a member of the Smithsonian’s advisory council since 2004.

Director Qualifications

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth immediately above. In particular, the Board of Directors considered:

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Mr. Debbane’s experience as a management consultant and private equity investor and his extensive knowledge and understanding of international corporate strategy, brand management, complex financial matters, and numerous and varied global industries.

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Dr. Altschuler’s experience as a senior executive and physician for a leading healthcare organization and his extensive knowledge and understanding of the healthcare industry, general management and business operations, complex regulatory matters, and financial management and accounting.

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Mr. Amouyal’s experience as a management consultant and private equity investor and his extensive knowledge and understanding of international corporate strategy, information technology, research and development, and management operations and structures.

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Ms. Elkins’ experience as a senior executive for several information technology service companies and her extensive knowledge and understanding of commercial information technology systems, software applications, supplier network solutions and financial management and accounting.

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Mr. Fajgenbaum’s experience as a management consultant and private equity investor and his extensive knowledge and understanding of consumer marketing and brand management, business development and licensing, international business and general management, and corporate strategy.

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Mr. Kelly’s experience in investment banking and strategic transactions and his extensive knowledge and understanding of corporate finance and accounting, business development and international corporate strategy.

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Mr. Lainovic’s experience as a management consultant, private equity investor and investment advisor and his extensive knowledge and understanding of capital market investment and operations, international business and general management, investor relations, and complex financial matters and transactions.

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Mr. Semmelbauer’s experience with Internet and technology companies for over 25 years, including as part of the founding team of WeightWatchers.com, and his extensive knowledge and understanding of digital product development, e-commerce, technology and general management processes and operations.

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Mr. Sobecki’s experience as a private equity investor and his extensive knowledge and understanding of global corporate strategy, corporate finance and accounting, capital market investment and operations, and general management processes and operations.

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Ms. Winfrey’s experience as a global media leader, entrepreneur, motivational speaker and senior executive in varied media companies and her extensive knowledge and understanding of global brand management, marketing strategy, organizing at the local and global level, and general management processes and operations.

In addition, with regard to each of Messrs. Debbane, Amouyal, Fajgenbaum, Lainovic and Sobecki, the Board of Directors also considered their respective positions with The Invus Group, LLC, the exclusive investment advisor to Artal. Mr. Lainovic was a principal with The Invus Group, LLC, but since 2007 has been the Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm.

Arrangements and Understandings

As previously disclosed, the Share Purchase Agreement the Company entered into with Ms. Winfrey on October 18, 2015 provides Ms. Winfrey with the right to be nominated as director of the Company for so long as she and certain permitted transferees own at least 3% of the Company’s issued and outstanding Common Stock. Additionally, pursuant to the Corporate Agreement the Company entered into with Artal in November 2001, which was amended in July 2005, the Company agreed that so long as Artal beneficially owns 10% or more, but less than a majority, of its then outstanding voting stock, Artal has the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on the Board of Directors. This right to nominate directors does not restrict Artal from nominating a greater number of directors. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons” for further information on these arrangements.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Audit fees for fiscal 2016 and fiscal 2015 were for professional services rendered by PricewaterhouseCoopers in connection with its (i) integrated audits of our consolidated financial statements and internal control over financial reporting as of and for fiscal 2016 and fiscal 2015, including statutory audits of the financial statements of our subsidiaries, (ii) reviews of our unaudited consolidated interim financial statements as of and for each of the quarterly interim periods within fiscal 2016 and fiscal 2015 and (iii)  reviews of documents filed with the SEC.

Audit-Related Fees

The audit-related fees for fiscal 2016 and fiscal 2015 were for professional services rendered by PricewaterhouseCoopers related to the issuance of various special reports.

Tax Fees

Tax fees for fiscal 2016 and fiscal 2015 were for services rendered by PricewaterhouseCoopers primarily related to tax compliance and various special projects (including advice on tax examinations).

All Other Fees

All other fees for fiscal 2016 and fiscal 2015 were for services rendered by PricewaterhouseCoopers primarily related to assistance with statutory account filings and other miscellaneous professional services.

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Pre-Approval Policy for Audit and Non-Audit Services provides for pre-approval of audit, audit-related, tax and other services specifically described in appendices to the policy. Such services are pre-approved up to a specified fee limit and for a term of 12 months from the date of pre-approval, unless the Audit Committee provides for a different period. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require the specific approval by the Audit Committee must be submitted to the Audit Committee by both our independent registered public accounting firm and our Chief Financial Officer and/or SVP Corporate Controller, and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee delegated specific pre-approval authority to its chairperson, provided that the estimated fee for any such proposed pre-approved service does not exceed $75,000 in the aggregate. Pursuant to this delegation, the chairperson must report any pre-approval decision to the Audit Committee at its next scheduled meeting.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers for fiscal 2016 and fiscal 2015:

	Fiscal 2016	Fiscal 2015
Audit Fees	$2,790,175	$3,037,571
Audit-Related Fees	2,314	2,343
Tax Fees	1,251,315	661,329
All Other Fees	42,298	79,923

Total Fees	$4,086,102	$3,781,166

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors with respect to the Company’s audited financial statements for fiscal 2016.

The Audit Committee is governed by the Audit Committee Charter adopted by the Company’s Board of Directors. Our Board of Directors has determined that each current member of the Audit Committee, Denis F. Kelly, Steven M. Altschuler and Cynthia Elkins, is an “independent” director based on Rule 10A-3 of the Exchange Act, the listing standards of the NYSE and our Corporate Governance Guidelines, and that Mr. Kelly is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee has met, reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has held discussions with management and PricewaterhouseCoopers, the Company’s independent registered public accounting firm for fiscal 2016, regarding the fair and complete presentation of the Company’s financial position and results of operations in accordance with accounting principles generally accepted in the United States of America and regulations of the SEC. The Audit Committee also has held discussions with management and PricewaterhouseCoopers regarding the effectiveness of the Company’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. PricewaterhouseCoopers is responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with PricewaterhouseCoopers the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees”.

In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that PricewaterhouseCoopers is independent from the Company and its management. The Audit Committee has pre-approved all fiscal 2016 audit and permissible non-audit services and the fees associated with those services. Further, the Audit Committee has discussed with PricewaterhouseCoopers the overall scope and plans for the audit.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2016.

The Audit Committee has selected PricewaterhouseCoopers as the Company’s independent registered public accounting firm for fiscal 2017, and the Board of Directors has approved submitting such selection to the shareholders for ratification.

This report is being provided by the following independent directors who constituted the Audit Committee as of March 9, 2017, the date of the approval of this report by the Audit Committee.

Respectfully submitted,

Audit Committee

Denis F. Kelly, Chair

Steven M. Altschuler

Cynthia Elkins

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal 2016 and included in this Proxy Statement.

Respectfully submitted,

Compensation and Benefits Committee

Raymond Debbane, Chair

Steven M. Altschuler

Philippe J. Amouyal

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion explains the Company’s executive compensation program with respect to fiscal 2016 as it relates to the following “named executive officers”:

Nicholas P. Hotchkin(1)	Chief Financial Officer and Member, Interim Office of the Chief Executive Officer
Thilo Semmelbauer(1)	Director and Member, Interim Office of the Chief Executive Officer
Christopher J. Sobecki(1)	Director and Member, Interim Office of the Chief Executive Officer
James R. Chambers(2)	Former President and Chief Executive Officer
Stacey Mowbray(3)	President, Americas
Corinne Pollier(-Bousquet) (4)	President, International
Michael F. Colosi	General Counsel and Secretary

(1)	In connection with Mr. Chambers’ resignation as President and Chief Executive Officer of the Company effective September 30, 2016, the Board of Directors established the IOCEO and appointed Messrs. Hotchkin, Semmelbauer and Sobecki as its members effective September 12, 2016 to serve on an interim basis until such time as the Company appoints Mr. Chambers’ successor.
(2)	Mr. Chambers resigned from his position as President and Chief Executive Officer of the Company effective September 30, 2016 and served as a special advisor to the Company from October 1, 2016 through December 31, 2016, the date of his departure from the Company.
(3)	Ms. Mowbray began serving as the Company’s President, Americas on March 2, 2016.
(4)	Ms. Pollier began serving as the Company’s President, International on March 1, 2016.

In connection with Mr. Chambers’ resignation as President and Chief Executive Officer of the Company in September 2016, Messrs. Semmelbauer and Sobecki, both non-employee directors of the Company, were appointed at such time by the Board of Directors to serve, together with Mr. Hotchkin, as members of the Company’s newly-established Interim Office of the Chief Executive Officer (the “IOCEO”). As members of the IOCEO, Messrs. Semmelbauer and Sobecki are named executive officers of the Company. For details on the compensation Messrs. Semmelbauer and Sobecki receive for their services as non-employee directors of the Company and non-employee director members of the IOCEO, see “Director Compensation”. In fiscal 2016, Messrs. Semmelbauer and Sobecki did not receive any of the compensation elements discussed below in “—Executive Compensation Approach—Elements of Executive Compensation”.

The following discussion explains the Company’s executive compensation program with respect to fiscal 2016 as it relates to the following employee named executive officers: Nicholas Hotchkin, James Chambers,

Stacey Mowbray, Corinne Pollier and Michael Colosi. This discussion has three sections with respect to fiscal 2016 executive compensation. In the first section, we discuss our approach to executive compensation, including our philosophy, objectives and general principles as they relate to such named executive officers. In the second section, we discuss specific practices as they relate to the five elements of our executive compensation program. In the third section, we provide analysis of decisions regarding compensation for such named executive officers with respect to fiscal 2016. We have also included a brief discussion of certain elements of the Company’s 2017 executive compensation program that differ from the 2016 program.

The Compensation Committee considered the voting results of the advisory, non-binding “say-on-pay” vote at our 2014 annual meeting of shareholders in connection with the discharge of its responsibilities. Our shareholders expressed their support of our named executive officer compensation with a substantial majority of the votes cast voting to approve the compensation of our named executive officers described in our 2014 proxy statement. Following the Compensation Committee’s review and consideration of this shareholder support, as well as the other factors discussed in more detail in “—Determination of Executive Compensation”, the Compensation Committee determined to make no changes to its approach to executive compensation except as discussed further in this “Compensation Discussion and Analysis”.

Executive Compensation Approach

Our Philosophy, Objectives and Principles

The Company’s executive compensation philosophy is to attract, motivate and retain exceptionally talented executives who are passionate about the Company’s mission to help consumers manage their weight through a holistic approach for the body and mind and lead healthier, more active, happier lives. In furtherance of this philosophy, our executive compensation program is designed to achieve the following key objectives:

•

Attract, Motivate and Retain Exceptional Talent. Ensure that executive compensation serves to attract, motivate and retain exceptionally talented executives critical to our near- and long-term success.

•

Pay for Performance. Align executive compensation with performance measures that ensure a strong connection between executive compensation and both (i) Company and individual performance on near- and long-term strategic and financial goals and (ii) creation of shareholder value.

The following principles guide us in developing executive compensation programs and setting total compensation levels for executives:

•	Compensation levels should be closely tied to the performance and success of the Company as well as the executive’s contribution to the Company’s performance and success.

•	Compensation programs should offer an opportunity for greater compensation for exceptional and superior performance, balanced by the risk of lower compensation when performance is less successful.

•	While incentivizing strong Company performance and success, compensation programs should not encourage excessive risk taking.

•

The mix and level of compensation for an executive should reflect the importance of the executive to the Company, competition for that executive’s talent, and relative levels of compensation for other executives at the Company.

Elements of Executive Compensation

In furtherance of our compensation philosophy and in order to achieve the key objectives listed above, for the Company’s executive compensation program in fiscal 2016, we used the following compensation elements:

•	Base salary;

•	Cash bonuses such as an annual, performance-based cash bonus;

•	Long-term equity or other incentive compensation such as RSUs and PSUs (together with RSUs, “Stock Units”);

•	Retirement and deferred compensation plans, and agreements defining when termination payments and other benefits are payable upon a change of control of the Company or otherwise; and

•	Benefits and perquisites.

These elements combine to promote the Company’s compensation philosophy and achieve the Company’s compensation objectives as described above. Base salary, retirement and deferred compensation plans, change of control and other termination payments and benefits, and perquisites and other benefits provide a basic level of compensation that helps attract, motivate and retain exceptionally talented executives. Increases in base salary and annual, performance-based cash bonuses reward achievement of annual and multi-year goals important to the Company’s near- and long-term financial and strategic success. Equity-based incentive compensation aligns an executive’s compensation directly with the creation of shareholder value by rewarding performance and the achievement of goals important to the Company’s strategic objectives and serves as a form of compensation to attract, motivate and to help retain the executive over time.

For senior executives, including the employee named executive officers, the Company believes that variable compensation such as equity-based and performance-based compensation should be a higher percentage of total compensation than for less senior executives. We feel that this type of compensation relates most directly to the achievement of business, strategic and financial objectives and goals and to building shareholder value, and the performance of senior executives has a strong and direct impact on achieving these objectives and goals and building shareholder value.

In making decisions with respect to any element of an executive’s compensation, the Company considers the total current compensation that may be awarded to the executive, including base salary, annual, performance-based cash bonus and long-term equity incentive compensation. The Company’s goal is to award compensation that is reasonable in relation to the Company’s compensation philosophy and objectives when all elements of potential compensation are considered.

Competitive Considerations

The Company is a unique, global organization that operates and recruits across diverse markets and types of business lines and necessarily must make each compensation decision in the context of the particular situation, including the characteristics of the executive’s specific role, responsibilities, qualifications and experience. The Company takes into account general information about the competitive market for talent, but because of the uniqueness and mix of business in which the Company is engaged, the Company believes that strict benchmarking against a select group of companies does not provide a meaningful basis for establishing compensation. Therefore, the Company does not attempt to maintain a specific target percentile with respect to a specific list of peer or benchmark companies in determining compensation for senior executives, including employee named executive officers. However, the Company does periodically review information regarding compensation trends and levels from a variety of sources in order to obtain a general understanding of current compensation practices. These sources vary depending on the position as well as geography. These sources include broad public company indexes and resources and market data provided by third parties.

Policy Regarding Executive Common Stock Ownership

The Company has no formal policy regarding Common Stock ownership or retention by the Company’s senior executives, including the employee named executive officers. However, the Company encourages senior executives to retain ownership of a portion of the equity-based incentive compensation that they have been awarded. The Company encourages this equity retention so that our senior executives’ interests are more closely aligned with the interests of our shareholders. For a discussion of the restrictions on transfers of Common Stock awarded to non-employee directors, including Messrs. Semmelbauer and Sobecki, as compensation, see “Director Compensation—Transfer Restrictions on Director Equity-Based Compensation”.

Determination of Executive Compensation

Roles and Responsibilities

The Compensation Committee determines the compensation for each of the employee named executive officers. All three Compensation Committee members are non-employee directors of the Company. From time to time during the fiscal year, the Compensation Committee reviews the base salary, cash bonuses, equity-based incentive compensation and other material benefits, direct and indirect, of the employee named executive officers.

The Chief Executive Officer does not participate in the Compensation Committee’s deliberations or decisions with regard to his or her compensation. At the Compensation Committee’s request, the Chief Executive Officer reviews the performance of the other employee named executive officers. Typically, no other senior executive, except the Company’s principal human resources executive, has any regular input into executive compensation decisions. Currently, the role of the Chief Executive Officer is held by the members of the IOCEO. The Compensation Committee gives consideration, when determining appropriate executive compensation, to the employee named executive officer’s impact on the Company’s results, scope of responsibility, past accomplishments and prior experience, data on prevailing compensation levels and other similar factors. The Compensation Committee also gives considerable weight to the Chief Executive Officer’s evaluation of the other employee named executive officers because of his or her direct knowledge of each executive’s performance, responsibilities and contributions. For each employee named executive officer, the Compensation Committee determines each component of compensation based on its assessment of the executive’s achievement of his or her individual performance goals and objectives, as applicable, as well as the Company’s overall achievement of its goals and objectives.

From time to time, the Compensation Committee has engaged outside consulting firms to review aspects of the executive compensation program for the Company’s executives. The Compensation Committee periodically seeks input from these outside consulting firms on a range of external market factors, including evolving compensation trends and market survey data. These outside consulting firms may also provide general observations on the Company’s compensation programs, but do not determine the amount or form of compensation for any executive. The Compensation Committee considers these inputs, observations and information as one factor in making decisions with respect to compensation matters along with information and analyses it receives from management and its own judgment and experience. The Compensation Committee has the ultimate authority to engage compensation consultants.

Unless specifically required by law or local practice, the Company generally does not employ executives pursuant to employment agreements. Other than Mses. Mowbray and Pollier, who have employment agreements in accordance with local practice in Canada and France, respectively, none of the employee named executive officers has an employment agreement with the Company.

Base Salary

The objective of base salary is to provide fixed compensation to an executive that reflects his or her job responsibilities and performance. Base salary is determined for the employee named executive officers by the Compensation Committee based on its subjective evaluation of a variety of factors, including the executive’s position, level and scope of responsibility, prior experience and past accomplishments. In addition, the Compensation Committee reviews data on prevailing compensation levels to obtain a general understanding of current base salary practices.

Base salary levels are reviewed and approved by the Compensation Committee annually, typically in the first fiscal quarter, as part of the Company’s performance review process as well as upon a promotion or other change in job responsibilities. Base salary levels are based on the Compensation Committee’s evaluation of the individual’s strengths, performance, development and expected future contributions with respect to the Company’s goals and objectives, including those related to strategic initiatives, relevant to the individual’s compensation, as well as the Company’s overall financial performance and other general economic factors in the marketplace such as inflation. In addition, the Compensation Committee compares the base salaries of the employee named executive officers to ensure internal equity.

Cash Bonuses

Annual, Performance-Based Cash Bonus

The Company’s executive compensation program provides for a variable cash bonus that is linked to annual performance. The objective of this compensation element is to compensate executives annually based on the achievement of specific individual and Company annual performance objectives.

Each employee named executive officer’s annual cash bonus is determined as a percentage of the executive’s base salary. As with base salary, the Compensation Committee determines each such named executive officer’s annual target bonus percentage based on its subjective evaluation of a variety of factors, including the executive’s position, level and scope of responsibility, and review of data on prevailing compensation practices and levels. From time to time, the Compensation Committee reviews executives’ annual target bonus percentages and may make adjustments based on the Compensation Committee’s evaluation of an executive’s strengths, development and expected future contributions, changes in the executive’s responsibilities and internal pay equity, as well as its review of data on prevailing compensation practices and levels.

In most years, the target bonus percentage for each employee named executive officer may be over- or under-achieved based on a combination of the achievement of the Company’s financial performance goals in the fiscal year and the employee named executive officer’s performance during the fiscal year against his or her individual performance goals, except in the case of the Company’s Chief Executive Officer and Chief Financial Officer, whose annual, performance-based cash bonuses are based solely on the achievement of the Company’s financial performance goals in the fiscal year. In fiscal 2016, the Company weighted its financial performance goals as follows: 33.3% with respect to recruitment trends and 66.7% with respect to operating income objectives.

In fiscal 2016, for each of Mr. Chambers and Mr. Hotchkin, the overall financial performance of the Company for the fiscal year determined 100% of his annual, performance-based cash bonus. In fiscal 2016, for Ms. Mowbray, the financial performance of the Company and the Americas business for the fiscal year determined 75% of her annual, performance-based cash bonus as follows: (i) with respect to the applicable Q1 Recruitment Goals (as defined hereafter), a combination of the overall financial performance of the Company (50%) and the financial performance of the Americas business (50%) and (ii) with respect to the applicable OI Goals (as defined hereafter), a combination of the overall financial performance of the Company (25%) and the financial performance of the Americas business (75%), and her individual performance determined the remaining 25%. In fiscal 2016, for Ms. Pollier, the financial performance of the Company and the CE, ANZ and UK businesses for the fiscal year determined 75% of her annual, performance-based cash bonus as follows: (i) with respect to the applicable Q1 Recruitment Goals, a combination of the overall financial performance of the Company (50%) and the financial performance of the CE and ANZ businesses (50%) and (ii) with respect to the applicable OI Goals, a combination of the overall financial performance of the Company (25%) and the financial performance of the CE, ANZ and UK businesses (75%), and her individual performance determined the remaining 25%. In fiscal 2016, for Mr. Colosi, the overall financial performance of the Company for the fiscal year determined 75% of his annual, performance-based cash bonus and his individual performance determined the remaining 25%. Since Mr. Chambers left the Company in December 2016, he was not eligible to receive his fiscal 2016 annual, performance-based cash bonus.

Deductibility of Annual, Performance-Based Cash Bonus under Section 162(m)

The Compensation Committee believes it is in the best interests of the Company and its shareholders for the Company to provide an annual, performance-based cash bonus to executive officers that can be deducted by the Company for federal income tax purposes. Therefore, with respect to fiscal 2016, the Compensation Committee approved an annual, performance-based cash bonus structure which provided certain of the Company’s senior executive officers selected by the Compensation Committee the opportunity to receive an annual, performance-based cash bonus with respect to fiscal 2016 that is intended to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. All of our employee named executive officers were selected by the Compensation Committee to participate in this annual, performance-based cash bonus structure. While Mr. Hotchkin was selected to participate, given his position as Chief Financial Officer, his annual, performance-based cash bonus is not subject to the deduction limitations under Section 162(m).

Annual, performance-based cash bonuses that were intended to qualify as “performance-based compensation” under Section 162(m) were funded upon the Company achieving a minimum of $100.0 million of operating income, as reported in the Company’s audited financial statements, for fiscal 2016. The Compensation Committee selected this financial measure because it is an important indicator of the Company’s financial performance during the fiscal year and shareholder value. Upon achievement of this financial measure threshold, the maximum award payable to a participating senior executive is an amount set by the Compensation Committee which in fiscal 2016 was as follows for each employee named executive officer: Mr. Hotchkin, $750,000; Mr. Chambers, $2.25 million; Ms. Mowbray, $750,000; Ms. Pollier, $330,780(1); and Mr. Colosi, $550,000. However, this maximum award amount is not an expectation of the actual annual, performance-based cash bonus that will be paid. Rather, these amounts represent the maximum amount of bonus awards that the Compensation Committee may approve as “qualified performance-based compensation” for tax purposes pursuant to Section 162(m). Once the operating income financial measure threshold is determined to be met by the Compensation Committee following the close of the fiscal year, the Compensation Committee exercises its “negative discretion” as permitted under Section 162(m) to determine the actual annual, performance-based cash bonus for each participating senior executive officer using the guidelines and performance criteria for annual, performance-based cash bonuses generally applicable to all executives as described below. If the operating income financial measure threshold had not been met for fiscal 2016, no participating senior executive officer would have received an annual, performance-based cash bonus.

General Guidelines and Performance Criteria for Annual, Performance-Based Cash Bonuses

In general, for each fiscal year, each executive, including participating employee named executive officers and other senior executive officers for whom the Compensation Committee exercises “negative discretion” as permitted by Section 162(m) as described above, receives an annual, performance-based cash bonus payment between 0% and 200% of his or her target bonus percentage. An executive’s annual, performance-based cash bonus payment is determined and computed based on the financial performance goal ratings applicable to the executive and resulting financial percentage payout amounts for the fiscal year and, except for the Chief Executive Officer and the Chief Financial Officer, the executive’s individual performance rating and resulting individual percentage payout amount for the fiscal year.

The methodology and approach used by the Compensation Committee to determine these financial performance goal and individual performance ratings and related percentage payout amounts are as follows:

Determination of Financial Performance Goal Ratings and Financial Performance Percentage Payouts

The Compensation Committee generally establishes the financial performance goals each year based on the Company’s internal annual operating plan. Historically, the Compensation Committee has generally selected

(1)	€300,000 converted to U.S. dollars using the applicable exchange rate on December 9, 2015 (i.e., $1.1026), the date the Compensation Committee established the maximum award amount.

target operating income objectives for financial performance goals. The Compensation Committee selected these operating income performance goals because they are important indicators of the Company’s financial performance during the fiscal year and shareholder value. Taking into account the Company’s intent to focus on improving its recruitment trends, the Compensation Committee determined that the 2016 financial performance goals should be based on the following objectives with the specified percentage allocations:

•

33.3% with respect to improving the Company’s recruitment trends, based on the achievement of certain market share goals as reflected by target recruitments in the first quarter of fiscal 2016 for the Company globally and for specified geographies with meetings recruitments counting two times that of Online recruitments (each, a “Q1 Recruitment Goal”); and

•	66.7% with respect to operating income objectives, based on the achievement of certain full year operating income goals for the Company globally and for specified geographies (each, an “OI Goal”).

Upon completion of the fiscal year, the Compensation Committee assesses the performance of the Company against the Company’s financial performance goals by comparing the actual fiscal year results to the pre-determined target objectives. The Compensation Committee has reserved the ability to adjust the actual fiscal year results to exclude the effects of extraordinary, unusual or infrequently occurring events or, solely in the case of target operating income objectives, changes in accounting principles. The Compensation Committee believes that the evaluation of the Company’s financial performance goals are best achieved if the actual fiscal year results are adjusted to exclude these items while the target objectives remain fixed.

In fiscal 2016, the financial performance goal ratings, and the corresponding financial performance percentage payouts, for the portion of each employee named executive officer’s annual cash bonus determined by the Company’s achievement of its financial performance goals was determined based on the following scales:

Range of Financial Performance Goal Ratings/Percentage Payouts—Q1 Recruitments

Percentage of Target Recruitments Achieved during Q1 Fiscal 2016			Q1 Fiscal 2016 Market Share Financial Performance Goal Rating/Percentage Payout
Global	CE and ANZ	Americas
Less than 76%	Less than 84%	Less than 73%	0%
76%	84%	73%	50%
80%	89%	77%	100%
100%	100%	100%	150%
124% and greater	111% and greater	131% and greater	200%

Range of Financial Performance Goal Ratings/Percentage Payouts—Operating Income

Percentage of Target Operating Income Achieved during Fiscal 2016		Operating Income Financial Performance Goal Rating/Percentage Payout
Global	CE, ANZ and UK; Americas
Less than 90%	Less than 80%	0%
90%	90%	50%
100%	100%	100%
115% and greater	115% and greater	200%

The financial performance goal rating for a percentage of the target achieved for the fiscal year that falls between target percentages set forth above is calculated on a proportional, sliding scale between the target percentages. For example, if the Company achieves 95% of its target global operating income for the fiscal year, the global operating income financial performance goal rating and corresponding financial performance percentage payout for the employee named executive officer would be 75%. The Compensation Committee establishes the financial performance goals so that the minimum performance level is reasonably likely to be achieved, while the target financial performance goals are more challenging. For example, with respect to the global Q1 Recruitment Goal, the target recruitments reflected significant recruitment growth versus the prior year period and the related percentage payout threshold aligned with a return to recruitment growth in the period. In recent fiscal years, the Company has met, exceeded and not achieved the target financial performance goals.

Determination of Individual Performance Rating and Individual Performance Percentage Payout

All executives, including employee named executive officers other than the Chief Executive Officer and Chief Financial Officer, have individual performance goals for each fiscal year. Typically, individual performance goals are set by the executive’s manager during each fiscal year and vary depending on the Company’s business and strategic plan and objectives and each executive’s individual responsibilities. The executive’s manager determines after the end of each fiscal year the executive’s individual performance rating for the past year based on the executive’s performance against his or her individual performance goals. The executive’s manager also determines the individual performance percentage payout for the executive based on his or her individual performance rating.

An executive can receive an individual performance percentage payout of between 0% and 200% for the portion of his or her annual cash bonus determined by the executive’s individual performance. Achieving the target individual performance goal for all individual performance objectives would yield an individual performance percentage payout of between 80% and 110% as determined in the discretion of the executive’s manager. An executive is only eligible for an annual, performance-based cash bonus if he or she is awarded by his or her manager an individual performance percentage payout of 25% or more, regardless of whether the Company achieves the threshold financial performance goals for the year. Typically, the Chief Executive Officer initially determines the individual performance percentage payouts for the other employee named executive officers (other than the Chief Financial Officer whose payout is based solely on the Company’s financial performance percentage payout). These individual performance percentage payout determinations are then reviewed by the Compensation Committee when it approves the employee named executive officers’ annual, performance-based cash bonuses.

Payout of Annual, Performance-Based Cash Bonus

After the close of a fiscal year, the Compensation Committee determines and approves the amount of the annual, performance-based cash bonus to be paid to each employee named executive officer. The payout typically occurs in March of the fiscal year following the fiscal year to which the annual, performance-based cash bonus relates. There is no provision for the adjustment or recovery of a cash bonus paid to an employee named executive officer if the results in a previous year are subsequently restated or adjusted in a manner that would have originally resulted in a smaller or larger bonus. However, the annual, performance-based cash bonus is not paid until after the completion of the annual audit of the Company’s financial statements by the Company’s independent registered public accounting firm for the applicable fiscal year.

Other Cash Bonuses

From time to time, in order to attract or retain executive talent or reward performance outside of the executive’s individual responsibilities, the Compensation Committee may award other cash bonuses to executives. For example, in fiscal 2016, in recognition of Mr. Hotchkin’s service as a member of the IOCEO, the Compensation Committee determined that it was appropriate to grant Mr. Hotchkin an additional discretionary cash bonus of $100,000.

Long-Term Equity Incentive Compensation

The Compensation Committee may periodically award executives, including the employee named executive officers, stock options, RSUs, PSUs and/or other equity-based awards. The principal objective of the Company’s long-term equity incentive compensation program is to align compensation for executives over a multi-year period directly with the interests of shareholders of the Company. The Company believes that granting equity-based awards provides executives with a strong financial incentive to maximize shareholder returns over the longer term. The Company also believes that the practice of granting equity-based awards is important in retaining, motivating and recruiting the key talent necessary to ensure the Company’s continued success and, in the case of performance equity-based awards, in aligning compensation with the Company’s long-term strategic goals.

Mix of Equity Incentive Compensation

The Company’s long-term equity incentive compensation has historically taken the form of a mix of non-qualified stock option and RSU awards. Stock options and Stock Units reward shareholder value creation in slightly different ways. Stock options (which historically have generally had exercise prices equal to the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE) reward executives only if the stock price increases in comparison to the exercise price. Thus, stock options directly reward creation of shareholder value after the grant date. Stock Units (which vary in value depending on the stock price of our Common Stock prior to vesting) are impacted by all stock price changes, so the value to executives is affected by both increases and decreases in stock price from the market price at the date of grant. Although an RSU’s or PSU’s value may increase or decrease with changes in the stock price during the period before vesting, it will have value in the long-term, encouraging retention, as well as rewarding shareholder value creation.

In fiscal 2013 and fiscal 2014, long-term equity incentive compensation of employee named executive officers took the form of a combination of non-qualified stock option and RSU awards. In fiscal 2014, the Compensation Committee determined that executives’ fiscal 2014 annual, long-term equity incentive compensation awards would consist solely of RSUs, as compared to the historic practice of awarding a mix of Time-Vesting Options (defined below) and RSUs. The Compensation Committee continued this practice of awarding solely RSUs for the fiscal 2015 annual, long-term equity incentive compensation awards. In fiscal 2016, the Compensation Committee decided to introduce performance-based vesting criteria into the annual award program to further align its long-term equity incentive compensation program with the Company’s long-term strategic goals. In connection with this determination, the annual awards for fiscal 2016 consisted of a mix of RSUs and PSUs. For further details on this mix of RSUs and PSUs, see “—2016 Executive Compensation Determinations—Employee Named Executive Officers—Long-Term Equity Incentive Compensation—Annual Awards” below. The Compensation Committee continued to believe that an annual award of solely Stock Units was the most appropriate form of long-term equity incentive compensation to award our executives because although an RSU’s or PSU’s value may increase or decrease with changes in the stock price during the period before vesting, it will have value in the long-term, encouraging retention and achievement of strategic goals, as well as rewarding shareholder value creation. The Compensation Committee may in the future adjust this mix of award types or approve different award types as part of the further development of its long-term equity incentive compensation program.

Stock Option Awards Generally

The vesting of stock options is generally solely time-based (“Time-Vesting Options”) and differs depending on whether the award is an annual award, a hiring award or a special award, as described below. Generally, option vesting rights cease upon a holder’s termination of employment, death or disability, and exercise rights cease one year after the holder’s termination for death or permanent disability, 90 days after a holder’s termination for reasons other than for “cause,” death or permanent disability, or retirement, and immediately upon a termination for “cause”. Upon a termination for “cause” or a transfer in violation of the underlying terms and conditions of the award, all options, whether vested or unvested, generally terminate. In addition, Time-Vesting Options generally vest and become exercisable immediately prior to a change of control, and generally terminate within ten years from date of grant depending on the type of award.

RSU Awards Generally

The vesting of RSUs is generally time-based and differs depending on whether the award is an annual award, a hiring award or a special award, as described below. Generally, upon a holder’s termination of employment or transfer in violation of the underlying terms and conditions of the award, all vesting in the holder’s RSUs shall cease and the unvested portion of the RSUs shall be cancelled without payment. However, RSUs generally immediately vest on the first to occur of (1) the vesting date, (2) a change of control, (3) death of the holder and (4) the date the holder’s employment with the Company is terminated due to permanent disability. In addition, prior to the vesting of an RSU, the holder has no rights as a shareholder with respect to the shares subject to such RSU, including voting rights, except that the holder has the right to receive accrued cash dividend equivalents, if any, upon the date the RSU vests.

PSU Awards Generally

PSUs have time- and performance-based vesting criteria and to date have been awarded as part of annual awards. Generally, upon a holder’s termination of employment or transfer in violation of the underlying terms and conditions of the award, all vesting in the holder’s PSUs shall cease and the PSUs shall be cancelled without payment. However, the time-vesting criteria will be deemed fully satisfied on the first to occur of (1) the vesting date, (2) a change of control, (3) death of the holder and (4) the date the holder’s employment with the Company is terminated due to permanent disability. Additionally, the performance-vesting criteria shall be deemed satisfied at the “target” level of performance in the event of (1) a change of control, (2) death of the holder or (3) the date the holder’s employment with the Company is terminated due to permanent disability; provided, however, that if such event occurs following the end of any performance period, then the performance-based vesting criteria shall be determined based on the actual performance. In addition, prior to the vesting of a PSU, the holder has no rights as a shareholder with respect to the shares subject to such PSU, including voting rights, except that the holder has the right to receive accrued cash dividend equivalents, if any, upon the date the PSU vests.

Types of Awards

Annual Awards. Historically, annual awards consisted of Time-Vesting Options, RSUs or a combination of both. As discussed above, more recently, the annual awards consisted solely of RSUs and, in fiscal 2016, the annual award consisted of RSUs and PSUs. Stock options granted with respect to annual awards generally have exercise prices equal to the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE as well as three-year cliff vesting, and are not subject to Company performance targets. RSUs granted with respect to annual awards generally have time-vesting criteria and are not subject to Company performance targets. PSUs granted with respect to annual awards have time- and performance-vesting criteria. Annual awards constituting stock options generally terminate on the tenth anniversary of their grant date. Since 2012, the Company’s practice has been to grant annual awards in two equal installments: the first on May 15th of each year and the second on November 15th of each year; provided, however, in the event such date falls on a weekend, the applicable grant is made on the trading day of the NYSE immediately preceding that date. However, with respect to the fiscal 2015 annual award, RSUs were granted in one installment on June 15, 2015 and vested 50% on each of April 1, 2016 and April 1, 2017. With respect to the fiscal 2016 annual award, the Company granted the RSUs in two installments on May 16, 2016 and November 15, 2016 consistent with its historical practice and granted the PSUs in one installment on May 16, 2016. See “—Equity Grant Procedures” for additional details on annual awards.

Hiring Awards. Historically, hiring awards consisted of Time-Vesting Options, RSUs or a combination of both. Hiring awards for newly-hired employee named executive officers, if granted, were granted promptly following their hire with their first day of employment coinciding with the grant date of the award. Stock options granted with respect to hiring awards generally have exercise prices equal to the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE. These stock options and RSUs granted on the first day of employment vest proportionately and become exercisable in annual increments over a three- to five-year period. In addition, from time to time, hiring awards for newly-hired employee named executive officers are structured such that the stock options and/or RSUs awarded are granted in two equal installments with grant dates that align with the grant dates of the annual awards made in the fiscal year of hire. In such cases, when a newly-hired employee named executive officer commences employment after May 15th, the grant date of the first installment has typically been the first day of employment or the 15th day of the calendar month following the first day of employment. These stock options and RSUs that are aligned with annual awards generally vest proportionately and become exercisable in annual increments over a three- to five-year period and/or have three-year cliff vesting. The Compensation Committee may establish separate vesting and exercisability for each installment. Hiring awards constituting stock options generally terminate on the tenth anniversary of their grant date.

Special Awards. From time to time, special awards of stock options, RSUs or a combination of both may be made to certain employee named executive officers in connection with a promotion or other special circumstance. With respect to stock options and RSUs granted, vesting and exercisability are established at the time the Compensation Committee grants special awards. Historically, these special awards generally have time-based vesting criteria in the form of annual increments over three to five years and any such stock option awards terminate on the tenth anniversary of their grant date.

Option Exchange

Between fiscal 2013 and fiscal 2014, as a means of attracting, motivating and retaining employees over time to promote the Company’s long-term financial and strategic success, the Compensation Committee determined to grant to certain executives, including the employee named executive officers, special performance-based stock option awards having both time- and performance-vesting criteria (“T&P Options”). In fiscal 2015, the Board of Directors determined that the T&P Options had exercise prices and stock price performance vesting hurdles that were significantly higher than the then-current market price of our Common Stock. As a result, the T&P Options had little or no value as an incentive to retain and motivate these employees. Accordingly, in fiscal 2015, upon the recommendation of the Board of Directors, the Company’s shareholders approved an amendment to the Company’s 2014 Stock Incentive Plan to permit the previously disclosed one-time stock option exchange program (the “Option Exchange”) pursuant to which the Company offered eligible employees the opportunity to exchange certain eligible T&P Options on a two for one basis (3.5 for one basis for Mr. Chambers) for new stock options (“Replacement Options”). The Option Exchange was designed to create better incentives for employees to remain with the Company and contribute to the attainment of its business and financial objectives. To participate in the Option Exchange, eligible employees, including the employee named executive officers, were required to tender all of their eligible T&P Options. The Replacement Options are Time-Vesting Options with a ten year term and vest over three years with 25% of the stock options vesting on each of the first and second anniversaries of the grant date and 50% of the stock options vesting on the third anniversary of the grant date. All eligible named executive officers participated in the Option Exchange and tendered all of their T&P Options that were then cancelled pursuant to the terms of the Option Exchange. All unvested Replacement Options granted to Mr. Chambers pursuant to the Option Exchange were forfeited in connection with his departure from the Company.

Equity Grant Procedures

The Compensation Committee administers our stock plans. In fiscal 2016, pursuant to its equity grant procedures, the Compensation Committee based awards on an aggregate dollar value based on a percentage of an executive’s base salary which would then be converted into a number of RSUs and/or PSUs as described below.

Pursuant to its equity grant procedures, for awards that are a mix of stock options, RSUs and/or PSUs, the aggregate dollar value is typically divided between the forms of equity based on percentage amounts approved by the Compensation Committee.

Additionally, starting with annual awards made in fiscal 2012, the Compensation Committee determined that to reduce the exposure of annual awards to market volatility, among other things, annual awards would no longer be granted in one installment but would be granted in two equal installments. Historically, the first installment of an annual award is generally granted on May 15th of each year (except in the case of a new employee who is granted the right to participate in the annual award program in his or her year of hire and whose employment start date is after May 15th, in which case the first installment is granted on the 15th day of the calendar month following such start date) and the second installment of an annual award is generally granted on November 15th of each year; provided, however, in the event such grant date falls on a weekend, the applicable grant is made on the trading day of the NYSE immediately preceding that date. To provide for these two grant dates for annual awards, and any hiring award or special award that contemplates two or more grant dates, the aggregate dollar amounts allocated to stock options, RSUs and/or PSUs, as applicable, is divided evenly by the applicable number of grant dates and the resulting dollar amounts are then converted into stock options, RSUs and/or PSUs per grant date as described below. In the case of the annual awards for the employee named executive officers in fiscal 2015, the Compensation Committee determined to not provide for two grant dates but to grant these annual awards in one installment on June 15, 2015 to create better incentives for employees to contribute to the execution of the Company’s transformation plan. With respect to the annual awards for the employee named executive officers in fiscal 2016, the Company granted the RSUs in two installments on May 16, 2016 and November 15, 2016 consistent with its historical practice and granted the PSUs in one installment on May 16, 2016 to create better incentives for employees to contribute to the Company achieving its long-term strategic goals.

Generally, the number of Time-Vesting Options granted has been determined based on the Black-Scholes value of an option with respect to our Common Stock one week before the applicable grant date and the number of RSUs and PSUs granted has been determined based on the closing price of our Common Stock one week before the applicable grant date.

Our stock options have historically been generally granted at an exercise price determined by calculating the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE. With respect to the Replacement Options and other special stock option awards, the exercise price was calculated by calculating the greater of (a) the closing price per share of the Company’s Common Stock on the NYSE on the date of grant and (b) the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE. In certain circumstances, these calculations may result in an exercise price in excess of or less than the closing price of our Common Stock on the grant date.

All equity awards granted to employee named executive officers require the approval of the Compensation Committee or the Board of Directors.

Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements

The objectives of the Company’s retirement and deferred compensation plans and other retirement arrangements are to help provide financial security into retirement, reward and motivate tenure, and retain talent in a competitive market. In addition, the objective of the Company’s termination payments to senior executives is to help attract talent in a competitive market and, in the event of payments upon a change of control, is to motivate certain executives to remain with the Company despite the uncertainty that may arise in the context of change of control situations.

Savings Plans

We sponsor a savings plan for salaried and certain hourly U.S. employees, including our U.S. employee named executive officers. The savings plan is a tax-qualified 401(k) retirement savings plan pursuant to which participants are able to contribute, on a pre-tax basis, up to the lesser of 50% of their eligible earnings and the limit prescribed by the Internal Revenue Service. In recent years, the Company matched dollar-for-dollar 100% of the participant’s tax deferred contributions up to 3% of the participant’s eligible earnings. To encourage a higher level of contribution by participants, beginning in fiscal 2016, the Company matched 50 cents on each dollar of the participant’s tax deferred contributions up to 6% of the participant’s eligible earnings. All participant contributions to the savings plan are fully vested upon contribution. All matching contributions by the Company become vested on the date on which the participant’s aggregate service to the Company totals three years. Matching contributions also fully vest immediately upon the participant reaching the age of 65, becoming permanently disabled or dying, or being terminated by the Company without “cause”.

We also provide a Group Registered Retirement Savings Plan for eligible, full-time Canadian employees, in which Ms. Mowbray participates. Contributions to this plan by participating employees are tax deductible. The Canada Revenue Agency imposes a limit on the aggregate annual contribution that an employee can make, and his or her employer and any third party can make for the employee’s benefit, to the plan during a tax year. For the 2016 tax year, this annual limit was $18,875(1). Generally, the Company matches an employee’s contributions up to 5% of the employee’s annual eligible earnings. In fiscal 2016, the Company matched dollar for dollar Ms. Mowbray’s contributions made to the plan between January 1, 2016 and March 1, 2016 as during this period she didn’t meet the cap on matching of 5% of her eligible earnings. In connection with her promotion to President, Americas and pursuant to her employment agreement, the Company made a prorated, flat rate contribution to the plan for her benefit of $15,310(2) in the aggregate for the period from March 2, 2016 to December 31, 2016. All Company and employee contributions to this plan are fully vested upon contribution.

Executive Profit Sharing Plan

We have also established a non-qualified executive profit sharing plan for U.S. highly compensated employees, including the U.S. employee named executive officers. The executive profit sharing plan provides for a guaranteed monthly Company contribution for each participant based on the participant’s age and the participant’s eligible earnings. In addition, the executive profit sharing plan provides for supplemental Company contributions to be made at the discretion of the Company under certain circumstances. The Company will also credit each participant’s executive profit sharing account with interest at an annual rate equal to the sum of (a) 2% plus (b) the annualized prime rate, as published in The Wall Street Journal, compounded as of the end of each fiscal month, subject to a cap of 15%.

The following table sets forth the guaranteed monthly contribution amounts based on selected ages of a participant:

Age of Participant	Guaranteed Monthly Contribution of Participant’s Eligible Earnings
35-39	2.50%
40-44	3.50%
45-49	4.50%
50-54	5.50%
55-59	6.00%
60 and Over	6.50%

At times in the past, the Company has approved supplemental contributions ranging from 50% to 100% of the aggregate guaranteed contribution amount for the applicable fiscal year. For fiscal 2016, the Company did not approve a supplemental contribution.

(1)	CA$25,370 converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $0.7440), the last business day of fiscal 2016.
(2)	CA$20,000 converted into U.S. dollars using the average monthly exchange rate applicable to the month during which the contribution was made, such rates ranging from $0.7063 to $0.7814.

Contributions to a participant’s executive profit sharing account are fully vested upon the date on which the participant’s aggregate service to the Company totals three years. Contributions also generally fully vest immediately upon the participant reaching the age of 65, becoming permanently disabled or dying, or being terminated by the Company without “cause”. Generally, the vested contributions to a participant’s executive profit sharing account are paid to the participant, or his or her beneficiary or legal representative, as the case may be, following the participant’s termination of employment with the Company other than termination by the Company for “cause” in which case all benefits are forfeited by the participant. The timing of any such distribution following termination is subject to the terms of the executive profit sharing plan. The executive profit sharing plan also provides for certain early payments from a participant’s executive profit sharing account in limited hardship situations subject to the terms of the plan.

Termination Payments upon a Change of Control

The Company has determined that it is in the best interests of its shareholders to reinforce and encourage the continued attention and dedication of our key executives to their duties, without personal distraction or conflict of interest in circumstances that could arise in connection with any change of control of the Company. Therefore, the Company has entered into continuity agreements with our employee named executive officers and certain other senior executives.

Each agreement generally has an initial term of two to three years from the date of execution and continues to renew annually thereafter unless the Company provides 180-day advance written notice to the executive that the term of the agreement will not renew. However, upon the occurrence of a “change in control” (as defined in the agreement) of the Company, the term of the agreement may not terminate until the second anniversary of the date of the change in control.

The continuity agreements for Messrs. Chambers, Hotchkin and Colosi provide that, among other benefits discussed more fully below in the section entitled “Potential Payments upon Termination, Retirement or Change of Control—Employee Named Executive Officers—Payments Made Upon a Change of Control—Continuity Agreements”, if (a) during the two-year period following a change in control of the Company, such named executive officer’s employment is terminated (other than termination by the Company for “cause” or by reason of death, disability or retirement), (b) during the three-month period prior to, but in connection with, or during the two-year period following, a change in control of the Company, such named executive officer voluntarily terminates his employment for “good reason”, or (c) an agreement is signed which would result in a change in control of the Company and during the period between the effective date of the agreement and a change in control of the Company, such named executive officer’s employment is terminated in connection with the change in control (other than termination by the Company for “cause” or by reason of death, disability or retirement), then he is entitled to receive, among certain other payments and benefits, a lump sum cash payment equal to three times the sum of (x) the named executive officer’s annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given), and (y) the named executive officer’s target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the named executive officer in respect of the three full fiscal years prior to the year in which the notice of termination is given).

The continuity agreements for Mses. Mowbray and Pollier, and certain other senior executives who are not named executive officers, have similar terms and conditions as described above but entitle the executive to receive, among certain other payments and benefits, a lump sum cash payment equal to two times the sum of (x) the executive’s annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given), and (y) the executive’s target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the executive in respect of the three full fiscal years prior to the year in which the notice of termination is given).

Pursuant to the terms of the employment agreement, dated April 6, 2016, between Ms. Mowbray and the Company (the “Mowbray Employment Agreement”), and entered into in connection with her promotion to President, Americas, Ms. Mowbray agreed that any consideration payable or benefits provided to her pursuant to her continuity agreement will generally be offset in full by any amounts payable or benefits provided to her pursuant to any agreement between Ms. Mowbray and the Company or any of its affiliates, any plan, program or arrangement of the Company or any of its affiliates, or as provided for by local law.

In connection with Ms. Pollier and the Company entering into her continuity agreement, Ms. Pollier and the Company also entered into a letter agreement on September 15, 2015 (the “Pollier Side Letter”). Pursuant to the Pollier Side Letter, Ms. Pollier agreed that any consideration payable or benefits provided to her pursuant to her continuity agreement will generally be offset in full by any amounts payable or benefits provided to her pursuant to any agreement between Ms. Pollier and the Company or any of its affiliates, any plan, program or arrangement of the Company or any of its affiliates, or as provided for by local law.

Other Retirement, Separation, Retention or Severance Arrangements

The Company has no formal policy regarding retirement arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of the individual retiring, has approved retirement arrangements for certain employee named executive officers and other senior executives. Additionally, with respect to those executives, including the applicable named executive officers, with whom the Company has entered into a continuity agreement as described above, the Company has agreed to pay such executives upon their retirements amounts unvested in the Company’s qualified defined contribution plan and a pro rata portion of their annual, performance-based cash bonuses as set forth therein.

The Company also has no formal policy regarding separation arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of the individual’s separation from the Company, has approved separation arrangements for certain named executive officers and other senior executives. For example, in connection with Mr. Chambers’ resignation from his position as President and Chief Executive Officer effective September 30, 2016, the Company and Mr. Chambers entered into a separation agreement, dated September 11, 2016, which provided for payments and benefits substantially similar to the previously disclosed severance benefits agreed to by the Company and Mr. Chambers. See “Potential Payments upon Termination, Retirement or Change of Control—Employee Named Executive Officers—Payments Made Upon Termination—Departure of Named Executive Officer” for details regarding the payments and benefits provided to Mr. Chambers under his separation agreement. The Company also has no formal policy regarding retention arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the role and skill set of the individual as well as the transition needs of the Company, has approved retention arrangements for certain named executive officers and other senior executives.

Additionally, the Company has no formal policy regarding severance arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of the individual being hired or promoted, or upon review of competitive conditions and/or the relationship of a senior executive’s compensation to the compensation of other senior executives of the Company, has approved separate severance arrangements for certain named executive officers and other senior executives. For example, in accordance with an amendment, dated September 14, 2016, to Mr. Hotchkin’s offer letter, dated July 2, 2012, upon termination by the Company for any reason other than those set forth in his continuity agreement or for “cause”, Mr. Hotchkin will receive a lump sum cash payment equal to twelve months of salary and twelve months of continued health coverage under the Company-sponsored health plans on the same basis available to him immediately prior to termination, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates. In accordance with Mr. Colosi’s offer letter dated March 3, 2014, upon termination by the Company for any reason other than those set forth in his continuity agreement or for “cause”, Mr. Colosi will receive a lump sum cash payment equal to 12 months of salary and 12 months of continued

health coverage under the Company-sponsored health plans on the same basis available to him immediately prior to termination, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates.

While Ms. Pollier is entitled to certain benefits provided pursuant to French statutory law, Ms. Pollier also has the benefit of certain non-compete severance benefits, under an addendum, dated May 1, 2013, to her employment agreement, dated October 6, 2003, upon termination by the Company. If the non-compete severance benefits are triggered, Ms. Pollier, for the six-month period following her termination, is entitled to receive monthly compensation (including corresponding paid leave) in an amount of 75% of her average monthly remuneration calculated over the last 12 months preceding the notification of termination, subject to the social security contributions and other contributions required by law or the applicable collective bargaining agreements. Any such monthly compensation is subject to Ms. Pollier’s compliance with her non-compete and non-solicitation obligations as set forth in her employment agreement. Any non-compete severance payments are subject to offset pursuant to the terms of the Pollier Side Letter discussed above.

Benefits and Perquisites

The Company provides benefits to its salaried employees including health care coverage, life and disability insurance protection, reimbursement for educational expenses, a wellness-related allowance and access to favorably-priced group insurance coverage. The Company provides these benefits to help alleviate the financial costs and loss of income arising from illness, death or disability, to encourage ongoing education in job-related areas, to promote the wellness of and an active lifestyle for its employees and to allow employees to take advantage of reduced insurance rates available for group policies. In addition to the benefits provided to salaried employees generally, the Company provides employee named executive officers with certain perquisites that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites may include, as applicable, cost of living, housing, car and/or transportation allowances and reimbursement of costs associated with relocation, dependents’ education, temporary living arrangements, home leave travel and mobile devices (which are permitted to be used for personal matters) as well as tax gross-up payments with respect to such allowances and reimbursements. The Compensation Committee periodically reviews the levels of benefits and perquisites provided to employee named executive officers.

Tax and Accounting Implications

Excess Parachute Payment Excise Taxes

Under the terms of a continuity agreement (i) if it is determined that certain payments and benefits provided under the agreement and under any other plan or arrangement with the Company and its affiliates in the aggregate (the “parachute payment”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, or to any similar tax, and the aggregate value of the parachute payment exceeds a certain threshold amount calculated under the Internal Revenue Code by 5% or less, then (ii) the parachute payment will be reduced to the extent necessary so that the aggregate value of the parachute payment is equal to an amount that is less than such threshold amount; provided, however, that if the aggregate value of the parachute payment exceeds the threshold amount by more than 5%, then the executive will be entitled to receive an additional payment or payments in an amount such that, after payment by the executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed upon this payment, the executive retains an amount equal to the excise tax imposed upon the parachute payment.

Internal Revenue Code Section 409A

If, under the continuity agreements or our stock plans, any payments or benefits that the Company would be required to provide under the continuity agreements or any of our stock plans cannot be provided in the manner contemplated in the continuity agreements or under the applicable plan without subjecting the executive to income tax under Section 409A of the Internal Revenue Code, the Company shall provide such intended payments or benefits to the executive in an alternative manner that conveys an equivalent economic benefit to the executive without materially increasing the aggregate cost to the Company.

The Section 162(m) of the Internal Revenue Code $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1.0 million paid in any fiscal year to the company’s chief executive officer or to any of up to three other executive officers (excluding the company’s principal financial officer) whose compensation must be included in the proxy statement of the company because they are the most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Our shareholder approved incentive plans are structured to provide that certain awards may be made in a manner to qualify for this exemption. The Compensation Committee seeks to structure performance-based compensation for our named executive officers in a manner that complies with Section 162(m) of the Internal Revenue Code in order to provide for the deductibility of such compensation. However, the Compensation Committee may authorize compensation in excess of $1.0 million that is not performance-based under Section 162(m) of the Internal Revenue Code if it believes doing so is in the best interests of the Company and its shareholders.

Accounting Considerations

The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, Topic 718, Compensation—Stock Compensation. The Compensation Committee believes, however, that the many advantages of equity-based compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

2016 Executive Compensation Determinations

Non-Employee Named Executive Officers

As members of the IOCEO, Messrs. Semmelbauer and Sobecki are named executive officers of the Company. For details on the compensation Messrs. Semmelbauer and Sobecki receive for their services as non-employee directors of the Company and non-employee director members of the IOCEO, see “Director Compensation”. In fiscal 2016, Messrs. Semmelbauer and Sobecki did not receive any of the compensation elements discussed below with respect to the employee named executive officers.

Employee Named Executive Officers

The following is a discussion of the specific factors considered in determining base salary, cash bonuses and other payments and long-term equity incentive compensation for fiscal 2016 as well as other compensation matters for the following employee named executive officers: Nicholas P. Hotchkin, James R. Chambers, Stacey Mowbray, Corinne Pollier(-Bousquet) and Michael F. Colosi. There were no material changes in fiscal 2016 for these named executive officers in the policies governing retirement and deferred compensation plans, termination payments upon a change of control of the Company, perquisites or other benefits.

Base Salary

The table below identifies actions taken during fiscal 2016 with respect to the base salaries of the specified named executive officers.

Named Executive Officer	2016 Base Salary and Action(s) (if any)
Nicholas P. Hotchkin	Increase in annual base salary from $527,250 to $543,068 effective March 27, 2016

James R. Chambers(1)	Increase in annual base salary from $1,025,000 to $1,053,700 effective March 27, 2016; decrease in base salary to $10,000 per month effective October 1, 2016 to December 31, 2016

Stacey Mowbray	Increase in annual base salary from $261,492 (CA$351,468) to $357,120 (CA$480,000) effective March 2, 2016(2)

Corinne Pollier(-Bousquet)	Increase in annual base salary from $322,888 (€306,928) to $386,084 (€367,000) effective March 1, 2016(3)

Michael F. Colosi	Increase in annual base salary from $430,929 to $442,995 effective March 27, 2016

(1)	Mr. Chambers resigned from his position as President and Chief Executive Officer effective September 30, 2016 and, pursuant to the terms of his separation agreement with the Company, served as a special advisor to the Company from October 1, 2016 through December 31, 2016, the date of his departure from the Company.
(2)	Amounts shown in Canadian dollars were converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $0.7440).
(3)	Amounts shown in euros were converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $1.0520).

The Compensation Committee decided to increase the base salary of Messrs. Hotchkin, Chambers and Colosi effective March 27, 2016. In determining each such named executive officer’s increased base salary, the Compensation Committee reviewed his past performance of his job responsibilities and contributions made to the Company, competitive conditions and the relationship of his compensation to the compensation of other senior executives at the Company and determined that the increase in base salary was appropriate to reward performance, ensure retention and motivate performance against the Company’s strategic initiatives. The Compensation Committee decided to increase the base salary of Mses. Mowbray and Pollier in connection with and effective as of their promotions to President, Americas on March 2, 2016, and President, International on March 1, 2016, respectively, upon review of the increased job responsibilities of their new positions and expected future contributions, as well as competitive conditions and the relationship of their compensation to the compensation of other senior executives at the Company.

Cash Bonuses and Payments

Annual, Performance-Based Cash Bonus

Annual Target Bonus Percentages. The following table identifies actions taken during fiscal 2016 with respect to the annual target bonus percentages of the named executive officers, as applicable.

Named Executive Officer	Action
Nicholas P. Hotchkin	Increase in annual bonus target percentage from 65% to 75% effective August 25, 2016

Stacey Mowbray	Increase in annual bonus target percentage from 40% to 50% effective January 1, 2016

In determining Mr. Hotchkin’s increased annual target bonus percentage, the Compensation Committee reviewed the increased demands of his job responsibilities since the percentage was last fixed and competitive conditions and determined that the increase in annual target bonus percentage was appropriate to reward performance and motivate further performance against the Company’s strategic initiatives. The Compensation Committee decided to increase the annual target bonus percentage of Ms. Mowbray in connection with her promotion to President, Americas. The Compensation Committee reviewed the increased job responsibilities of her new position and expected future contributions and determined that the increase in annual target bonus percentage was appropriate to reward performance, ensure retention and motivate further performance against the Company’s strategic initiatives.

Annual, Performance-Based Cash Bonus Fiscal 2016 Plan. For fiscal 2016, the Company had to achieve at least $100.0 million of operating income for the named executive officers specified in the table below to be eligible to receive an annual, performance-based cash bonus. The Company reported operating income of $200.8 million. The Compensation Committee then exercised its “negative discretion” to determine the actual annual, performance-based cash bonus for each such named executive officer using the guidelines and performance criteria generally applicable to all executives of the Company. The determination of the Company’s financial performance bonus component was based on the following objectives with the specified percentage allocations: (1) 33.3% with respect to improving the Company’s recruitment trends, based on the achievement of certain market share goals as reflected by target recruitments in the first quarter of fiscal 2016 for the Company globally and for specified geographies with meetings recruitments counting two times that of Online recruitments; and (2) 66.7% with respect to operating income objectives, based on the achievement of certain full year operating income goals for the Company globally and for specified geographies. The Q1 Recruitment Goals were determined in December 2015 and the OI Goals were determined in March 2016 by the Compensation Committee. The Compensation Committee adjusted the reported operating income of the Company for fiscal 2016 down $2.6 million to exclude the one-time net benefits associated with the departures of certain senior executives. Such adjustment impacted the Company’s performance against its global OI Goal. The Compensation Committee also fixed Mr. Hotchkin’s financial performance percentage payout at 91.2%.

The Company’s global Q1 Recruitment Goal, CE and ANZ Q1 Recruitment Goal and Americas Q1 Recruitment Goal for annual, performance-based cash bonuses paid to executives generally was equal to the following percentage increases in recruitments during the period as compared to recruitments in the prior year period: 5.3%, 0% and 9.5%, respectively. Based on the Q1 Recruitment Goals and actual results, the Company achieved the following financial performance percentage payouts with respect to this financial performance goal: global, 117.3% (39.1% weighted), CE and ANZ, 54.4% (18.1% weighted), and Americas, 131.5% (43.8% weighted).

The Company’s global OI Goal, CE, ANZ and UK OI Goal and Americas OI Goal for annual, performance-based cash bonuses paid to executives generally was equal to $206.9 million, $70.0 million and $184.5 million, respectively. Based on the OI Goals and actual results, as adjusted by the Compensation Committee as discussed above, the Company achieved the following financial performance percentage payouts with respect to this financial performance goal: global, 78.6% (52.4% weighted), CE, ANZ and UK, 96.0% (64.0% weighted) and Americas, 67.7% (45.2% weighted).

The following table shows the annual target bonus percentage and the overall bonus percentage payout for, and the related actual bonus paid to, each of the employee named executive officers for fiscal 2016:

Named Executive Officer	Target Bonus Percentage (as a % of Fiscal Year Base Salary)	Overall Bonus Percentage Payout(1)	Actual Performance- Based Cash Bonus		Actual Performance- Based Bonus (as a % of 2016 Base Salary(2))
Nicholas P. Hotchkin	68.52%(3)	91.2%	$336,703		62.5%
James R. Chambers(4)	—	—	—		—
Stacey Mowbray	50%	93.8%	$162,577	(5)	46.9%
Corinne Pollier(-Bousquet)	45%	92.3%	$156,958	(6)	39.7%
Michael F. Colosi	60%	93.6%	$247,028		56.2%

(1)	Other than with respect to Mr. Hotchkin, bonus percentage payouts were determined by a combination of the applicable financial performance percentage payout and individual performance percentage payout. As noted above, Mr. Hotchkin’s financial performance percentage payout, and as a result overall percentage payout, was fixed by the Compensation Committee at 91.2%.

(2)	See base salary amounts of the named executive officers reported in the column “Salary” of the Summary Compensation Table.

(3)	Amount shown reflects the proration of Mr. Hotchkin’s target bonus percentage based on the increase in his target bonus percentage that took effect on August 25, 2016.

(4)	In connection with his departure from the Company effective December 31, 2016, Mr. Chambers was not entitled to receive an annual, performance-based cash bonus with respect to fiscal 2016.

(5)	Amount shown was paid in Canadian dollars and converted to U.S. dollars using the applicable exchange rate on February 27, 2017 (i.e., $0.7588), the date on which Ms. Mowbray’s annual, performance-based cash bonus was approved.

(6)	Amount shown was paid in euros and converted to U.S. dollars using the applicable exchange rate on February 27, 2017 (i.e., $1.0587), the date on which Ms. Pollier’s annual, performance-based cash bonus was approved.

Other Cash Payments

In recognition of Mr. Hotchkin’s service as a member of the IOCEO, the Compensation Committee determined that it was appropriate to grant Mr. Hotchkin an additional discretionary cash bonus of $100,000.

Long-Term Equity Incentive Compensation

Annual Awards

In fiscal 2016, the Compensation Committee determined that the annual award would consist of a mix of RSUs and PSUs. The Compensation Committee believed that the introduction of PSUs into the annual award program would further align executive compensation, including that of the employee named executive officers, with the Company’s long-term strategic goals. In determining the size and mix of named executive officers’ annual equity awards for fiscal 2016, the Compensation Committee reviewed the total current compensation that may be awarded to the executive, the potential impact the executive’s position could have on the Company achieving the relevant goal, the achievement of business, strategic, individual, and financial objectives during the prior fiscal year, competitive conditions and the relationship of the executive’s compensation to the compensation of other senior executives, and determined the size of the award based on a percentage of the executive’s base salary as appropriate to reward and incentivize performance against strategic goals, ensure retention, and maintain appropriate compensation differentials among senior executives. See “—Determination of Executive Compensation—Long-Term Equity Incentive Compensation—Equity Grant Procedures” above for additional details on the Compensation Committee’s deliberations. All employee named executive officers received an annual award in fiscal 2016.

All annual award dollar amounts for the recipient named executive officers in fiscal 2016 were allocated 75% to RSUs, which other than in the case of Mr. Chambers, were granted in two installments, and 25% to PSUs, which were granted in one installment. The dollar amount for each installment was converted into a number of RSUs and PSUs, as applicable, in accordance with procedures established by the Compensation Committee. In fiscal 2016, the recipient named executive officers received the following annual awards (the number of PSUs shown represents the applicable PSUs at the “target” level of performance) based on the dollar amounts, and on the grant dates, specified: Mr. Hotchkin ($922,688) received (i) 28,384 RSUs and 18,923 PSUs on May 16, 2016 and (ii) 30,620 RSUs on November 15, 2016; Mr. Chambers ($4.1 million, provided, however, following the determination of Mr. Chambers’ annual award amount and in connection with Mr. Chambers’ resignation from his position as President and Chief Executive Officer of the Company, the Compensation Committee determined that Mr. Chambers was ineligible to receive the second installment of his annual award of RSUs) received 126,127 RSUs and 84,085 PSUs on May 16, 2016; Ms. Mowbray ($452,766) received (i) 13,928 RSUs and 9,285 PSUs on May 16, 2016 and (ii) 15,025 RSUs on November 15, 2016; Ms. Pollier ($509,183) received (i) 15,663 RSUs and 10,442 PSUs on May 16, 2016 and (ii) 16,897 RSUs on November 15, 2016; and Mr. Colosi ($538,661) received (i) 16,570 RSUs and 11,047 PSUs on May 16, 2016 and (ii) 17,875 RSUs on November 15, 2016.

All RSUs granted to the recipient named executive officers as their annual award in fiscal 2016 will vest one-third per year over three years on each anniversary of the grant date. All PSUs granted to the recipient named executive officers as their annual award in fiscal 2016 have both time- and performance-vesting criteria. When determining the performance-vesting criteria, the Compensation Committee considered the Company’s strategic initiative to return the Company to sustained growth and management’s commitment to strong cost management and focus on meeting the Company’s goals with respect to its capital structure. The time-vesting criteria will be satisfied on the third anniversary of the grant date (i.e., May 16, 2019). The performance-vesting criteria will be satisfied if the Company has achieved a Debt Ratio (as defined in the Company’s term sheet for PSU awards and based on a Debt to EBITDAS ratio (each, as defined therein)) at levels at or above a “threshold” level performance of 4.5x over the performance period from December 31, 2017 to December 29, 2018. The number of PSUs that become vested, if any, upon the satisfaction of both vesting criteria, shall be equal to (x) the “target” number of PSUs granted multiplied by (y) the applicable Debt Ratio achievement percentage (determined using linear interpolation if actual performance falls between any two levels), determined as follows, and rounded down to avoid the issuance of fractional shares:

Level of Achievement	Debt Ratio	Achievement Percentage
Below Threshold	Greater than 4.5	0%
Threshold	4.5	33.33%
Target	4.1	100%
Maximum	3.7 or Less	166.67%

As a result of Mr. Chambers’ departure from the Company on December 31, 2016, the above unvested RSUs and PSUs that were granted as his annual award in fiscal 2016 were forfeited upon his departure. See “Potential Payments upon Termination, Retirement or Change of Control—Employee Named Executive Officers—Payments Made Upon Termination—Departure of Named Executive Officer” for additional details on his departure.

Hiring Awards

No hiring awards were granted to named executive officers in fiscal 2016.

Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements

In September 2016, the Compensation Committee determined to increase the benefits Mr. Hotchkin would receive upon his termination by the Company for any reason other than those set forth in his continuity agreement or for “cause”, such that Mr. Hotchkin will receive a lump sum cash payment equal to twelve months of salary and twelve months of continued health coverage under the Company-sponsored health plans on the same basis available to him immediately prior to termination, in each case as compared to the previously approved six months. In connection with this increase, Mr. Hotchkin agreed his receipt of such benefits was subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates. The Compensation Committee made this determination upon review of competitive conditions and the relationship of Mr. Hotchkin’s compensation to the compensation of other senior executives at the Company.

In connection with Ms. Mowbray’s promotion to President, Americas, the Compensation Committee determined that, in lieu of any matching contributions by the Company to the savings plan for eligible, full-time Canadian employees for Ms. Mowbray’s benefit, the Company shall contribute $18,336(1) annually to such plan for Ms. Mowbray’s benefit. Additionally, Ms. Mowbray entered into a continuity agreement with the Company in connection with her promotion. For additional details on the benefits provided under this continuity agreement, see “Potential Payments upon Termination, Retirement or Change of Control—Employee Named Executive Officers—Payments Made Upon a Change of Control—Continuity Agreements”.

Benefits and Perquisites

In connection with Ms. Mowbray’s promotion to President, Americas, the Compensation Committee determined to increase her life insurance coverage to align with the coverage provided to the other employee named executive officers.

(1)	CA$24,000 converted to U.S. dollars using the applicable exchange rate on April 6, 2016 (i.e., $0.7640), the date of Ms. Mowbray’s employment agreement.

Mix of Compensation Elements

As discussed above in “—Executive Compensation Approach—Elements of Executive Compensation”, the Company weights compensation for the employee named executive officers who participate in the Company’s executive compensation program more toward variable, performance-based compensation. Approximately 63% of fiscal 2016 total compensation for employee named executive officers (excluding Mr. Chambers) was variable, performance-based compensation (which includes short-term variable performance-based compensation and long-term variable performance-based compensation). As reflected in the Summary Compensation Table, aggregate fiscal 2016 compensation for the employee named executive officers was allocated as follows:

Mix of Total Compensation in 2016(1)
Base Salary	31%
Short-Term Variable Performance-Based Compensation(2)	16%
Long-Term Variable Performance-Based Compensation(3)	47%
Other Compensation(4)	6%
Total	100%

(1)	Mr. Chambers was excluded from the percentage calculations because of his resignation from his position as President and Chief Executive Officer in September 2016 and subsequent departure from the Company on December 31, 2016.

(2)	Represents annual, performance-based cash bonuses reported in the column “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table.

(3)	Represents RSU and PSU awards reported in the column “Stock Awards” of the Summary Compensation Table.

(4)	Represents the discretionary cash bonus paid to Mr. Hotchkin for his service as a member of the IOCEO, contributions to savings plans, contributions to and earnings on the executive profit sharing plan and perquisites and other personal benefits reported in the columns “Bonus”, “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation”, as applicable, of the Summary Compensation Table.

Certain Elements of 2017 Executive Compensation

Annual, Long-Term Equity Incentive Compensation Awards

For fiscal 2017, the Compensation Committee determined that executives’ fiscal 2017 annual, long-term equity incentive compensation awards will consist of a mix of RSUs and PSUs. The PSUs will have both time- and performance-vesting criteria. The time-vesting criteria will be satisfied on the third anniversary of the grant date. When determining the performance-vesting criteria, the Compensation Committee considered the Company’s strategic initiative to return the Company to sustained growth and management’s commitment to strong cost management. The performance-vesting criteria will be based on annual operating income objectives over a three-year period. When the performance measure has been met for a particular year during the three-year period of the award, that portion of units is “banked” for potential issuance following satisfaction of the three-year time-vesting criteria.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers as follows: for fiscal 2016, fiscal 2015 and fiscal 2014 with respect to Messrs. Hotchkin, Chambers and Colosi; for fiscal 2016 and fiscal 2015 with respect to Ms. Pollier; and for fiscal 2016 with respect to Messrs. Semmelbauer and Sobecki and Ms. Mowbray.

Name and Principal Position	Fiscal Year(1)	Salary(2)		Bonus		Stock Awards(3)		Option Awards	Non-Equity Incentive Plan Compensation(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation		Total
Nicholas P. Hotchkin	2016	$538,809		$100,000	(6)	$991,280		—	$336,703	(7)	$8,852	$67,734	(8)	$2,043,378
Chief Financial	2015	$527,250		—		$187,996		$123,679	$257,035		$5,732	$72,310		$1,174,002
Officer and Member, Interim Office of the Chief Executive Officer	2014	$512,982		—		$870,399		$434,733	$500,158		$3,155	$221,634		$2,543,061

Thilo Semmelbauer	2016	—	(9)	—		—	(9)	—	—		—	$24,286	(10)	$24,286
Director and Member, Interim Office of the Chief Executive Officer

Christopher J. Sobecki	2016	—	(9)	—		—	(9)	—	—		—	$86,403	(10)	$86,403
Director and Member, Interim Office of the Chief Executive Officer

James R. Chambers	2016	$853,075		—		$2,774,798		—	—		$21,747	$140,997	(11)	$3,790,617
Former President and	2015	$1,025,000		—		$835,373		$337,268	$768,750		$13,556	$224,438		$3,204,385
Chief Executive Officer	2014	$1,018,173		—		$4,188,472		$2,091,953	$1,527,260		$5,283	$251,756		$9,082,897

Stacey Mowbray(12)	2016	$346,573		—		$486,411		—	$162,577		—	$34,816	(13)	$1,030,377
President, Americas

Corinne Pollier (-Bousquet)(14)	2016	$395,218		—		$547,012		—	$156,958		—	$36,433	(15)	$1,135,621
President, International	2015	$337,767		—		$102,177		$73,872	$104,922		—	$42,088		$660,826

Michael F. Colosi	2016	$439,746		—		$578,687		—	$247,028		$3,598	$58,386	(16)	$1,327,445
General Counsel and	2015	$429,333		—		$110,798		$87,869	$208,012		$1,499	$52,980		$890,491
Secretary	2014	$253,365		—		$565,035		$544,145	$209,787		$154	$20,364		$1,592,850

(1)	Fiscal 2014 consisted of a 53-week period.

(2)	Other than with respect to Messrs. Semmelbauer and Sobecki, amounts shown reflect the named executive officer’s annual base salary earned during the fiscal year taking into account increases or decreases, if any, in base salary during the course of the year and are not reduced to reflect the named executive officer’s election, if any, to defer receipt of salary into our savings plan for salaried U.S. employees, or in the case of Ms. Mowbray, our savings plan for eligible, full-time Canadian employees. Such increases or decreases, if any, in annual base salary for such named executive officers for each fiscal year were determined following the beginning of that year. Messrs. Semmelbauer and Sobecki, as non-employee directors, were not eligible to receive an annual base salary. Mr. Chambers’ salary earned in fiscal 2016 reflects a combination of the different rates of compensation he received for his service as the Company’s President and Chief Executive Officer from January 3, 2016 through September 30, 2016 and for his service as a special advisor to the Company from October 1, 2016 through December 31, 2016, the date of his departure from the Company. For additional details on actions taken with respect to the base salaries of the applicable named executive officers in fiscal 2016, see “Compensation Discussion and Analysis—2016 Executive Compensation Determinations—Employee Named Executive Officers—Base Salary”. Mr. Colosi’s salary earned in fiscal 2014 reflects that portion of his annual base salary earned from May 19, 2014, the date he joined the Company as its General Counsel and Secretary.

(3)

Stock awards consist of awards of RSUs and PSUs. The award of an RSU is the right to receive one share of our Common Stock upon the vesting date of the RSU. A PSU award is the right to receive a number of shares of Common Stock equal to (x) the “target” number of

PSUs granted multiplied by (y) the applicable Debt Ratio (as defined in the Company’s term sheet for PSUs) achievement percentage, rounded down to avoid the issuance of fractional shares, upon the satisfaction of both time- and performance-vesting criteria. For additional details on the number of PSUs that become vested upon satisfaction of both the above vesting criteria and other material terms, see “Compensation Discussion and Analysis—2016 Executive Compensation Determinations—Employee Named Executive Officers—Long-Term Equity Incentive Compensation—Annual Awards”. Amounts shown represent the grant date fair value of the applicable RSUs and PSUs granted during fiscal 2016, if any, each as calculated in accordance with applicable accounting standards. The grant date fair value for RSUs is based solely on the closing price of our Common Stock on the date of the grant or, if the market was closed on the date of the grant, the last trading day that immediately preceded the date of the grant. The grant date fair value of PSUs is based on the probable outcome of the performance condition and assumes the “target” level of performance. The grant date fair value of the PSUs at the “maximum” performance level for Mr. Hotchkin would be $416,302, for Mr. Chambers would be $1,849,901, for Ms. Mowbray would be $204,270, for Ms. Pollier would be $229,720 and for Mr. Colosi would be $243,038. The assumptions made in determining PSU values are disclosed in Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2016. Mr. Chambers left the Company effective December 31, 2016. Upon and as a result of his departure from the Company, all of Mr. Chambers’ then unvested RSUs and PSUs granted on May 16, 2016 and reported in the table above were immediately forfeited. See “Potential Payments upon Termination, Retirement or Change of Control—Employee Named Executive Officers—Payments Made Upon Termination—Departure of Named Executive Officer” for details regarding Mr. Chambers’ departure.

(4)	Amounts shown consist solely of the named executive officer’s annual, performance-based cash bonus. Messrs. Semmelbauer and Sobecki, as non-employee directors, were not eligible to receive an annual, performance-based cash bonus. In connection with Mr. Chambers leaving the Company effective December 31, 2016, he was not entitled to an annual, performance-based cash bonus for fiscal 2016. For additional details on the amounts shown for fiscal 2016, see “Compensation Discussion and Analysis—2016 Executive Compensation Determinations—Employee Named Executive Officers—Cash Bonuses and Payments—Annual, Performance-Based Cash Bonus” above.

(5)	Amounts shown consist solely of the aggregate earnings on the executive profit sharing plan account balance for the named executive officer, which include above-market earnings. For information on the applicable interest rate, see “Compensation Discussion and Analysis—Determination of Executive Compensation—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Executive Profit Sharing Plan” above. Messrs. Semmelbauer and Sobecki, as non-employee directors, and Mses. Mowbray and Pollier, as non-U.S. named executive officers, were not eligible to participate in the executive profit sharing plan.

(6)	Mr. Hotchkin received a $100,000 discretionary cash bonus in recognition of his service as a member of the IOCEO which commenced on September 12, 2016.

(7)	Amount shown reflects the proration of Mr. Hotchkin’s annual, performance-based cash bonus for fiscal 2016 based on the increase in his target bonus percentage that took effect on August 25, 2016. See “Compensation Discussion and Analysis—2016 Executive Compensation Determinations—Employee Named Executive Officers—Cash Bonuses and Payments—Annual, Performance-Based Cash Bonus—Annual Target Bonus Percentages” for additional information.

(8)	Amount shown includes $43,771 in contributions by the Company to the executive profit sharing plan, a car allowance, a wellness allowance, the payment of mobile device charges and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Hotchkin’s benefit.

(9)	Messrs. Semmelbauer and Sobecki were appointed members of the IOCEO effective September 12, 2016. The shares of our Common Stock granted to Messrs. Semmelbauer and Sobecki for their service as members of the IOCEO during fiscal 2016 were all granted in fiscal 2017 and therefore are not reflected in the table above. Any fractional shares were paid in cash and such amounts earned for service as a member of the IOCEO in fiscal 2016 were de minimis. For additional details on the compensation for service by a director as a member of the IOCEO, see “Director Compensation—Compensation Paid to Directors Serving as Members of the Interim Office of the Chief Executive Officer”.

(10)	Amounts shown for Messrs. Semmelbauer and Sobecki reflect compensation for their service as non-employee directors as follows:

Name	Fees Earned or Paid in Cash	Stock Awards(a)	All Other Compensation	Total
Thilo Semmelbauer(b)	$11,453	$12,833	—	$24,286
Christopher J. Sobecki	$37,528	$48,875	—	$86,403

(a)	Stock awards consist solely of awards of fully vested Common Stock subject to certain transfer restrictions. The amounts shown represent the aggregate grant date fair value of stock awards granted in fiscal 2016 calculated in accordance with applicable accounting standards. The grant date fair value for each stock award is based solely on the closing price of our Common Stock on the date of the grant or, if the market was closed on the date of the grant, the last trading day that immediately preceded the date of the grant.
(b)	Effective September 12, 2016, the Board of Directors elected Mr. Semmelbauer to serve as a director. Therefore, the amounts reported for Mr. Semmelbauer reflect fees earned and stock awards granted from the date of his election.

For information on fiscal 2016 non-employee director compensation, see “Director Compensation—2016 Director Compensation—2016 Cash and Stock Compensation Paid to Directors”.

(11)	Amount shown includes $97,310 in contributions by the Company to the executive profit sharing plan, as well as amounts with respect to the payment of life insurance premiums, a wellness allowance, a car allowance, the payment of mobile device charges and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Chambers’ benefit. Amount shown also reflects the payment of $15,000 of legal expenses for services provided to Mr. Chambers and the benefit of the retainment of a Company-issued laptop computer and mobile devices pursuant to his separation agreement. For details regarding Mr. Chambers’ separation agreement, see “Potential Payments upon Termination, Retirement or Change of Control—Employee Named Executive Officers—Payments Made Upon Termination—Departure of Named Executive Officer”.

(12)	Ms. Mowbray has served as our President, Americas since March 2016. The amounts reported in the “Salary”, “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns (excluding amounts related to professional tax services which were paid in pounds sterling) were paid to Ms. Mowbray in Canadian dollars. These amounts shown were converted into U.S. dollars using the average monthly exchange rate applicable to the month during which salary or other compensation was earned, such rates ranging from $0.7063 to $0.7814, except for the amounts with respect to (a)(i) the retroactive payment of a portion of salary for March 2016, which was converted to U.S. dollars using the applicable exchange rate on April 13, 2016 (i.e., $0.7801), (ii) the payment of a wellness allowance, which was converted to U.S. dollars using the applicable exchange rate on April 1, 2016 (i.e., $0.7685), (iii) the reimbursement of supplemental life insurance premiums, which was converted to U.S. dollars using the applicable exchange rate on December 12, 2016 (i.e., $0.7615) and (iv) payment for professional tax services, which was converted from pounds sterling to U.S. dollars using the applicable exchange rate on December 16, 2016 (i.e., $1.2485), in each case the date upon which any such amounts were paid or reimbursed, and (b) the “Non-Equity Incentive Plan Compensation” column, which amount was converted to U.S. dollars using the applicable exchange rate on February 27, 2017 (i.e., $0.7588), the date on which Ms. Mowbray’s annual, performance-based cash bonus was approved.

(13)	Amount shown includes $17,455 in contributions by the Company to its savings plan for eligible, full-time Canadian employees as well as amounts with respect to the payment of supplemental life insurance premiums, a car allowance, a wellness allowance, the payment of mobile device charges and payments for professional tax services for Ms. Mowbray’s benefit.

(14)	Ms. Pollier has served as our President, International since March 2016. Ms. Pollier’s amounts reported in the “Salary”, “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns were paid to her in euros. These amounts shown were converted into U.S. dollars using the average monthly exchange rate applicable to the month during which salary or other compensation was earned, such rates ranging from $1.0527 to $1.1364, except for the amounts with respect to (a)(i) payments for car insurance, which were converted to U.S. dollars using the applicable exchange rate on January 5, 2016 (i.e., $1.0749) and July 29, 2016 (i.e., $1.1176), (ii) payment for taxes related to her car lease, which were converted to U.S. dollars using the exchange rate on November 30, 2016 (i.e., $1.0590), (iii) payments for private unemployment insurance, which were converted to U.S. dollars using the applicable exchange rate on September 25, 2015 (i.e., $1.1199), January 15, 2016 (i.e., $1.0917) and October 24, 2016 (i.e., $1.0881), and (iv) payments for group life insurance, which were converted to U.S. dollars using the applicable exchange rate on January 28, 2016 (i.e., $1.0940), April 30, 2016 (i.e., $1.1450), July 31, 2016 (i.e., $1.1176) and October 31, 2016 (i.e., $1.0981), in each case the date upon which any such amounts were paid and (b) the “Non-Equity Incentive Plan Compensation” column, which amount was converted to U.S. dollars using the applicable exchange rate on February 27, 2017 (i.e., $1.0587), the date on which Ms. Pollier’s annual, performance-based cash bonus was approved.

(15)	Amount shown includes amounts with respect to the payment of private unemployment insurance premiums, the payment of life insurance premiums, a car allowance (including lease, related taxes, insurance premiums and gas payments) and the payment of mobile device charges for Ms. Pollier’s benefit.

(16)	Amount shown includes $35,627 in contributions by the Company to the executive profit sharing plan as well as amounts with respect to a wellness allowance, a car allowance, the payment of mobile device charges and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Colosi’s benefit.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2016

The following table sets forth information regarding non-equity incentive plan awards, equity incentive plan stock awards, RSU awards and awards of Common Stock subject to certain transfer restrictions made to a named executive officer, as applicable, during fiscal 2016 under the 2014 Plan. In fiscal 2016, there were no stock option awards made to a named executive officer.

Name	Grant Date	Compen- sation Committee Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)						Estimated Possible Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		Closing Market Price on Grant Date ($)	Grant Date Fair Value of Stock Awards(4)
			Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
Nicholas P. Hotchkin	11/15/2016	5/10/2016													30,620	(5)	$11.98	$366,828
	5/16/2016	5/10/2016													28,384	(5)	$13.20	$374,669
	5/16/2016	5/10/2016							6,307	(6)	18,923	(6)	31,538	(6)			$13.20	$249,784
			$61,471	(7)(8)	$369,192	(7)	$750,000	(7)
Thilo Semmelbauer	12/15/2016	7/13/2006													1,000	(9)	$10.74	$10,740
	10/3/2016	7/13/2006													198	(9)	$10.57	$2,093
			$—	(10)	$—	(10)	$—	(10)
Christopher J. Sobecki	12/15/2016	7/13/2006													1,000	(9)	$10.74	$10,740
	10/3/2016	7/13/2006													904	(9)	$10.57	$9,555
	7/5/2016	7/13/2006													820	(9)	$11.28	$9,250
	4/4/2016	7/13/2006													656	(9)	$14.17	$9,296
	1/4/2016	7/13/2006													462	(9)	$21.72	$10,035
			$—	(10)	$—	(10)	$—	(10)
James R. Chambers(11)	5/16/2016	5/10/2016													126,127	(12)	$13.20	$1,664,876
	5/16/2016	5/10/2016							28,025	(6)	84,085	(6)	140,144	(6)			$13.20	$1,109,922
			$175,441	(8)(13)	$1,053,700	(13)	$2,250,000	(13)
Stacey Mowbray	11/15/2016	5/10/2016													15,025	(5)	$11.98	$180,000
	5/16/2016	5/10/2016													13,928	(5)	$13.20	$183,850
	5/16/2016	5/10/2016							3,094	(6)	9,285	(6)	15,475	(6)			$13.20	$122,562
			$10,831	(14)(15)	$173,300	(15)	$750,000
Corinne Pollier(-Bousquet)	11/15/2016	5/10/2016													16,897	(5)	$11.98	$202,426
	5/16/2016	5/10/2016													15,663	(5)	$13.20	$206,752
	5/16/2016	5/10/2016							3,480	(6)	10,442	(6)	17,403	(6)			$13.20	$137,834
			$10,629	(14)(16)	$170,075	(16)	$317,610	(16)
Michael F. Colosi	11/15/2016	5/10/2016													17,875	(5)	$11.98	$214,143
	5/16/2016	5/10/2016													16,570	(5)	$13.20	$218,724
	5/16/2016	5/10/2016							3,681	(6)	11,047	(6)	18,412	(6)			$13.20	$145,820
			$16,490	(14)	$263,848		$550,000

(1)	On July 13, 2006, the Board of Directors adopted a non-employee director compensation policy which provides for automatic equity grants throughout the year to non-employee directors under the Company’s stock incentive plans.

(2)	See “Compensation Discussion and Analysis—Determination of Executive Compensation—Cash Bonuses—Annual, Performance-Based Cash Bonus” above for a description of our annual, performance-based cash bonus.

(3)	Stock awards consist of awards of shares of fully vested Common Stock subject to certain transfer restrictions that were granted to Messrs. Semmelbauer and Sobecki and RSUs that were granted to the other named executive officers. The award of an RSU is the right to receive one share of our Common Stock upon the vesting date of the RSU.

(4)	Amounts shown represent the grant date fair value of the applicable shares of fully vested Common Stock subject to certain transfer restrictions, RSUs and PSUs granted during fiscal 2016, each as calculated in accordance with applicable accounting standards. The grant date fair value for the shares of fully vested stock and RSUs is based solely on the closing price of our Common Stock on the date of the grant or, if the market was closed on the date of the grant, the last trading day that immediately preceded the date of the grant. The grant date fair value of PSUs reported in the table above is based on the probable outcome of the performance condition. The assumptions made in determining PSU values are disclosed in Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2016. The material terms of the PSUs are discussed in “Compensation Discussion and Analysis—2016 Executive Compensation Determinations—Employee Named Executive Officers—Long-Term Equity Incentive Compensation—Annual Awards” above. The aggregate grant date fair value of the shares of fully vested Common Stock subject to transfer restrictions granted to Messrs. Semmelbauer and Sobecki as compensation for their service as a non-employee director of the Company in fiscal 2016 is reported in their respective “All Other Compensation” column of the Summary Compensation Table.

(5)	The named executive officer received an annual award under the 2014 Plan, a portion of which consisted of an award of RSUs granted in two equal installments. The first installment was granted on May 16, 2016 and the second installment was granted on November 15, 2016. The RSUs vest one-third per year over three years on each anniversary of the applicable grant date.

(6)	The named executive officer received an annual award under the 2014 Plan, a portion of which consisted of an award of PSUs granted in one installment on May 16, 2016 that have both time- and performance-vesting criteria. The time-vesting criteria will be satisfied on the third anniversary of the grant date (i.e., May 16, 2019). The performance-vesting criteria will be satisfied if the Company has achieved a Debt Ratio (as defined in the Company’s term sheet for PSU awards) as of December 29, 2018 at levels at or above a “threshold” level performance of 4.5x, with EBITDAS (as defined in the Company’s term sheet for PSU awards) performance measured over the performance period from December 31, 2017 to December 29, 2018. For additional details on the number of PSUs that become vested upon satisfaction of both the above vesting criteria and other material terms, see in “Compensation Discussion and Analysis—2016 Executive Compensation Determinations—Employee Named Executive Officers—Long-Term Equity Incentive Compensation—Annual Awards”.

(7)	Amounts shown reflect the proration of Mr. Hotchkin’s annual, performance-based cash bonus for fiscal 2016 based on the increase in his target bonus percentage that took effect on August 25, 2016. See “Compensation Discussion and Analysis—2016 Executive Compensation Determinations—Employee Named Executive Officers—Cash Bonuses and Payments—Annual, Performance-Based Bonus—Annual Target Bonus Percentages” for additional information.

(8)	Because the named executive officer’s annual, performance-based cash bonus for fiscal 2016 was based solely on the Company’s overall financial performance, the amount shown in the “Threshold” column represents an assumption that the Company achieves at least $100.0 million of operating income in fiscal 2016 and a percentage of its global Q1 Recruitment Goal that is slightly greater than 76%. For additional details on our annual, performance-based cash bonus for fiscal 2016, see “Compensation Discussion and Analysis—Determination of Executive Compensation—Cash Bonuses—Annual, Performance-Based Cash Bonus” above.

(9)	Amounts shown represent shares of fully vested Common Stock subject to transfer restrictions awarded under the 2014 Plan to the named executive officer as compensation for his service as a non-employee director of the Company in fiscal 2016. Effective September 12, 2016, the Board of Directors elected Mr. Semmelbauer to serve as a director. Therefore, the amount granted to Mr. Semmelbauer on October 3, 2016 was prorated for his time of service during the third quarter of fiscal 2016. For information on 2016 non-employee director compensation, see “Director Compensation—2016 Director Compensation—2016 Cash and Stock Compensation Paid to Directors”.

(10)	Messrs. Semmelbauer and Sobecki, as non-employee directors of the Company, were not eligible to receive an annual, performance-based cash bonus for fiscal 2016. For information on 2016 non-employee director compensation, see “Director Compensation—2016 Director Compensation—2016 Cash and Stock Compensation Paid to Directors”.

(11)	Mr. Chambers left the Company effective December 31, 2016. Upon and as a result of his departure from the Company, all of Mr. Chambers’ then unvested RSUs and PSUs granted on May 16, 2016 and reported in the table above were immediately forfeited. See “Potential Payments upon Termination, Retirement or Change of Control—Employee Named Executive Officers—Payments Made Upon Termination—Departure of Named Executive Officer” for details regarding Mr. Chambers’ departure.

(12)	Mr. Chambers received an annual award under the 2014 Plan, a portion of which consisted of an award of RSUs to be granted in two equal installments. In connection with Mr. Chambers’ resignation from his position as President and Chief Executive Officer effective as of September 30, 2016, the Compensation Committee determined that Mr. Chambers was ineligible to receive the second installment of his annual award on November 15, 2016. The first installment was granted on May 16, 2016. The RSUs would have vested one-third per year over three years on each anniversary of the grant date.

(13)	Since Mr. Chambers left the Company effective December 31, 2016, prior to the Company paying the fiscal 2016 annual, performance-based cash bonuses in March 2017, he was not eligible to receive an annual, performance-based cash bonus with respect to fiscal 2016.

(14)	Because the named executive officer’s annual, performance-based cash bonus for fiscal 2016 was comprised of a combination of (i) the financial performance percentage payouts that correlated to the financial performance goal ratings applicable to the executive and (ii) the individual performance percentage payout that correlated to the executive’s individual performance rating, the amount shown in the “Threshold” column represents an assumption that the Company achieves at least $100.0 million of operating income in fiscal 2016 and fails to achieve any of its financial performance goals for fiscal 2016, and the named executive officer achieves an individual performance rating resulting in an individual performance percentage payout of 25%. For additional details on our annual, performance-based cash bonus for fiscal 2016, see “Compensation Discussion and Analysis—Determination of Executive Compensation—Cash Bonuses—Annual, Performance-Based Cash Bonus” above.

(15)	Amounts shown are assumed paid in Canadian dollars and were converted to U.S. dollars using the applicable exchange rate on February 27, 2017 (i.e., $0.7588), the date on which Ms. Mowbray’s annual, performance-based cash bonus was approved.

(16)	Amounts shown are assumed paid in euros and were converted to U.S. dollars using the applicable exchange rate on February 27, 2017 (i.e., $1.0587), the date on which Ms. Pollier’s annual, performance-based cash bonus was approved.

OUTSTANDING EQUITY AWARDS AT FISCAL 2016 YEAR-END

The following table sets forth information regarding unexercised non-qualified stock options and any RSUs and PSUs that were not vested for each named executive officer as of the end of fiscal 2016. There were no unexercised unearned equity incentive plan stock option awards held by the named executive officers at such time.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units or Other Rights That Have Not Vested ($)(1)
		Exercisable		Unexercisable
Nicholas P. Hotchkin	11/15/2016							30,620	(2)*	$350,599
	5/16/2016							28,384	(2)*	$324,997
	5/16/2016										6,307	(3)*	$72,215	(3)
	6/22/2015	14,081	(4)	42,244	(4)	$5.25	6/22/2025
	6/15/2015							19,223	(5)	$220,103
	11/14/2014							16,363	(6)	$187,356
	5/15/2014							19,056	(6)	$218,191
	11/15/2013	22,906	(6)			$33.34	11/15/2023
	5/15/2013	23,545	(6)			$44.53	5/15/2023
	11/15/2012	13,308	(6)			$56.36	11/15/2022
	8/20/2012	15,382	(7)			$49.40	8/20/2022

Thilo Semmelbauer	—	—		—		—	—	—		—	—		—

Christopher J. Sobecki	—	—		—		—	—	—		—	—		—

James R. Chambers(8)	6/22/2015	38,720	(4)			$5.25	6/22/2025
	11/15/2013	110,228	(6)			$33.34	11/15/2023
	5/15/2013	44,613	(6)			$44.53	5/15/2023
	1/4/2013	19,042	(7)			$54.33	1/4/2023

Stacey Mowbray	11/15/2016							15,025	(2)*	$172,036
	5/16/2016							13,928	(2)*	$159,476
	5/16/2016										3,094	(3)*	$35,426	(3)
	6/22/2015	3,707	(4)	11,123	(4)	$5.25	6/22/2025
	6/22/2015	2,667	(2)	5,333	(2)	$5.25	6/22/2025
	6/15/2015							3,808	(5)	$43,602
	11/14/2014							1,521	(6)	$17,415

Corinne Pollier(-Bousquet)	11/15/2016							16,897	(2)*	$193,471
	5/16/2016							15,663	(2)*	$179,341
	5/16/2016										3,480	(3)*	$39,846	(3)

	6/22/2015	8,410	(4)	25,232	(4)	$5.25	6/22/2025
	6/15/2015							10,448	(5)	$119,630
	11/14/2014							9,653	(6)	$110,527
	5/15/2014							11,242	(6)	$128,721
	11/15/2013	12,573	(6)			$33.34	11/15/2023
	5/15/2013	12,923	(6)			$44.53	5/15/2023
	11/15/2012	5,043	(6)			$56.36	11/15/2022
	5/15/2012	4,704	(6)			$57.69	5/15/2022
	3/25/2011	5,025	(6)			$63.59	3/25/2021
	3/26/2010	11,250	(6)			$25.76	3/26/2020

Michael F. Colosi	11/15/2016							17,875	(2)*	$204,669
	5/16/2016							16,570	(2)*	$189,727
	5/16/2016										3,681	(3)*	$42,147	(3)
	6/22/2015	10,076	(4)	30,231	(4)	$5.25	6/22/2025
	6/15/2015							11,329	(5)	$129,717
	11/14/2014							10,457	(6)	$119,733
	6/13/2014							12,201	(6)	$139,701

*	Shows grants made in fiscal 2016, which are also reported in the Summary Compensation Table and in the Grants of Plan-Based Awards for Fiscal 2016 table.

(1)	Amounts shown represent the closing price of our Common Stock on December 30, 2016, the last trading day on the NYSE of fiscal 2016, $11.45, multiplied by the number of reported shares.

(2)	Time-Vesting Options or RSUs, as applicable, vest one-third per year over three years on each anniversary of the grant date.

(3)

PSUs have both time- and performance-vesting criteria. The time-vesting criteria will be satisfied on the third anniversary of the grant date (i.e., May 16, 2019). The performance-vesting criteria will be satisfied if the Company has achieved a Debt Ratio (as defined in the Company’s term sheet for PSU awards) as of December 29, 2018 at levels at or above a “threshold” level performance of 4.5x, with EBITDAS (as defined in the Company’s term sheet for PSU awards) performance measured over the performance period from December 31, 2017 to December 29, 2018. For additional details on the number of PSUs that become vested upon satisfaction of both the above vesting criteria and other material terms, see “Compensation Discussion and Analysis—2016 Executive Compensation Determinations—Employee Named Executive Officers—Long-Term Equity Incentive Compensation—Annual Awards”. Since the

performance period for the performance-vesting criteria has not commenced, the number and market value of PSUs reported in the table above is based on the Company achieving the “threshold” level of performance and the related 33.33% Debt Ratio achievement percentage. The actual numbers of shares that will be issued with respect to the PSUs are not yet determinable.

(4)	Time-Vesting Options granted as Replacement Options in connection with the fiscal 2015 Option Exchange vest 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date. For additional details on the Option Exchange, see “Compensation Discussion and Analysis—Determination of Executive Compensation—Long-Term Equity Incentive Compensation—Option Exchange”.

(5)	RSUs vested 50% on each of April 1, 2016 and April 1, 2017.

(6)	Time-Vesting Options or RSUs, as applicable, vest 100% on the third anniversary of the grant date.

(7)	Time-Vesting Options or RSUs, as applicable, vest 25% per year over four years on each anniversary of the grant date.

(8)	Mr. Chambers left the Company effective December 31, 2016. Upon and as a result of his departure from the Company, all of Mr. Chambers’ then unvested stock options (122,507 shares of our Common Stock underlying the options), RSUs (382,629 shares of our Common Stock underlying the RSUs) and PSUs (at “target” level of performance, 84,085 shares of our Common Stock underlying the PSUs) were immediately forfeited. In addition, Mr. Chambers had the right to exercise all of his vested stock options reported in the table above within 90 days of his departure date after which they were cancelled. See “Potential Payments upon Termination, Retirement or Change of Control—Employee Named Executive Officers—Payments Made Upon Termination—Departure of Named Executive Officer” for details regarding Mr. Chambers’ departure.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Nicholas P. Hotchkin	—	—	25,134	(2)	$350,945
Thilo Semmelbauer	—	—	1,198	(3)	$12,833
Christopher J. Sobecki	—	—	3,842	(3)	$48,876
James R. Chambers	—	—	105,531	(4)	$1,485,095
Stacey Mowbray	—	—	3,807	(5)	$54,897
Corinne Pollier(-Bousquet)	—	—	13,478	(6)	$188,737
Michael F. Colosi	—	—	11,329	(7)	$163,364

(1)	Reflects the aggregate market value of shares acquired upon vesting based on the closing price of our Common Stock on the applicable vesting date on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date.

(2)	These shares represent the gross number of shares of our Common Stock that were issued to Mr. Hotchkin upon the vesting of his RSUs in fiscal 2016. An aggregate of 9,420 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Mr. Hotchkin was 15,714.

(3)	These shares represent the gross number of fully vested shares of our Common Stock that were issued as compensation in fiscal 2016 for service as a non-employee director. Effective September 12, 2016, the Board of Directors elected Mr. Semmelbauer to serve as a director. Therefore, the amount reported for Mr. Semmelbauer reflects stock awards granted from the date of his election, including a prorated amount of shares for his service during the third quarter of fiscal 2016. The shares of our Common Stock granted to Messrs. Semmelbauer and Sobecki for their service as members of the IOCEO during fiscal 2016 were all granted in fiscal 2017 and therefore are not reflected in the table above. For additional information on equity-based compensation for our non-employee directors, see “Director Compensation”.

(4)	These shares represent the gross number of shares of our Common Stock that were issued to Mr. Chambers upon the vesting of his RSUs in fiscal 2016. An aggregate of 52,730 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Mr. Chambers was 52,801.

(5)	These shares represent the gross number of shares of our Common Stock that were issued to Ms. Mowbray upon the vesting of her RSUs in fiscal 2016. An aggregate of 1,767 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Ms. Mowbray was 2,040.

(6)	These shares represent the gross number of shares of our Common Stock that were issued to Ms. Pollier upon the vesting of her RSUs in fiscal 2016. An aggregate of 2,212 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Ms. Pollier was 11,266.

(7)	These shares represent the gross number of shares of our Common Stock that were issued to Mr. Colosi upon the vesting of his RSUs in fiscal 2016. An aggregate of 4,784 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Mr. Colosi was 6,545.

PENSION BENEFITS

The Company has no pension plans.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2016

The following table sets forth information with respect to our executive profit sharing plan, the only defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. In fiscal 2016, none of the named executive officers made any contributions to, or any withdrawals or distributions from, our executive profit sharing plan. The material terms of our executive profit sharing plan are discussed in the section entitled “Compensation Discussion and Analysis—Determination of Executive Compensation—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Executive Profit Sharing Plan” above.

Name	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Nicholas P. Hotchkin	$43,771	$8,852	$184,893
Thilo Semmelbauer(4)	$—	$—	$—
Christopher J. Sobecki(4)	$—	$—	$—
James R. Chambers	$97,310	$21,747	$440,951	(5)
Stacey Mowbray(6)	$—	$—	$—
Corinne Pollier(-Bousquet)(6)	$—	$—	$—
Michael F. Colosi	$35,627	$3,598	$83,194

(1)	Shows monthly contributions by the Company with respect to fiscal 2016. All contributions by the Company are reported for the fiscal year earned, regardless of whether the contribution is actually credited to the named executive officer’s profit sharing account in that year or the following year. These amounts are also reported in the column “All Other Compensation” of the Summary Compensation Table.

(2)	The Company credits each participant’s profit sharing account with interest at an annual rate equal to the sum of (a) 2% plus (b) the annualized prime rate, as published in The Wall Street Journal, compounded as of the end of each fiscal month, subject, in fiscal 2016, to a cap of 15%. These amounts are also reported in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” of the Summary Compensation Table.

(3)	Includes the following aggregate amounts for each of the following named executive officers reported as compensation to such named executive officers for previous years in the columns “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” of the Summary Compensation Table: Mr. Hotchkin, $54,146 in fiscal 2015 and $39,298 in fiscal 2014; Mr. Chambers, $168,138 in fiscal 2015 and $105,011 in fiscal 2014; and Mr. Colosi, $32,414 in fiscal 2015 and $11,555 in fiscal 2014.

(4)	Messrs. Semmelbauer and Sobecki, as non-employee directors, were not eligible to participate in our executive profit sharing plan.

(5)	Mr. Chambers resigned from the Company effective December 31, 2016. The aggregate balance in Mr. Chambers’ profit sharing account was fully vested. Therefore, following the six-month anniversary of his departure date (i.e., June 30, 2017), the Company will distribute to Mr. Chambers the aggregate balance in his profit sharing account in accordance with the terms of our executive profit sharing plan.

(6)	Mses. Mowbray and Pollier, as non-U.S. named executive officers, were not eligible to participate in our executive profit sharing plan.

POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE OF CONTROL

Non-Employee Named Executive Officers

Messrs. Semmelbauer and Sobecki receive shares of fully vested Common Stock, which are subject to certain transfer restrictions, as compensation for their services as non-employee directors of the Company and non-employee director members of the IOCEO. For additional details on the compensation received by Messrs. Semmelbauer and Sobecki for these services, and the transfer restrictions on such shares of Common Stock, see “Director Compensation”. In the event Messrs. Semmelbauer or Sobecki no longer serve on the Board of Directors, including in connection with termination, retirement or a change of control, the transfer restrictions on such shares of Common Stock would be removed. Messrs. Semmelbauer and Sobecki do not receive any of the payments or benefits discussed below in connection with their ceasing to serve as a director of the Company or member of the IOCEO.

Employee Named Executive Officers

Payments Made Upon Termination

Regardless of the manner in which an employee named executive officer’s employment terminates (except in a for “cause” termination), he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include, as applicable:

•	vested shares granted under our stock plans and the right to exercise vested stock options within 90 days (one year in the case of death or permanent disability) of termination;

•	amounts contributed and vested under the executive profit sharing plan;

•	amounts accrued and vested through the Company savings plan for U.S. salaried employees and savings plan for eligible, full-time Canadian employees; and

•	accrued and unpaid vacation pay.

Generally, the Company makes no payments to executives terminated for “cause”. The Company has no formal policy regarding severance payments or other post-termination benefits but is subject to the statutory and, in some cases, common law requirements of the countries in which it operates. For example, in the event Ms. Mowbray had been terminated by the Company on December 30, 2016 without cause, and other than as provided for in her continuity agreement (and without regard to any offset provided for in the Mowbray Employment Agreement), the Canadian-required common law pay in lieu of notice of termination in connection with such event could have amounted to up to $357,120(1) and under certain circumstances she could have been eligible for additional payments by the Company, including with respect to her fiscal 2016 annual cash bonus and other fiscal 2016 benefits, as agreed upon with the Company. In the event Ms. Pollier had been terminated by the Company on December 30, 2016 for any reason except for real or serious grounds, other than as provided for in her employment agreement and/or continuity agreement (and without regard to any offset provided for in the Pollier Side Letter), the French-required statutory Company payments in connection with her termination could have amounted to up to $286,969(2) and she could have been eligible for additional discretionary Company payments as agreed upon with the Company.

From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of an individual being hired or promoted, or upon review of competitive conditions and/or the relationship of a senior executive’s compensation to the compensation of other senior executives of the

(1)	CA$480,000 of 12 months of salary converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $0.7440).
(2)	The sum of €107,568 of salary (including non-worked paid leave) for the statutory notice period and a €165,216 severance payment as required by statute converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $1.0520).

Company, has approved separate severance arrangements for certain employee named executive officers. For instance, in the event of his termination by the Company for any reason other than as provided for in his continuity agreement or for “cause”, Mr. Hotchkin is entitled to receive a lump sum cash payment equal to 12 months of salary and to 12 months of continued health coverage under Company-sponsored health plans on the same basis available to him immediately prior to termination, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates. Mr. Hotchkin’s severance benefits and accrued and unpaid vacation pay would have been equal to approximately $606,990(3) if he had been so terminated on December 30, 2016.

Mr. Colosi is entitled to receive a lump sum cash payment equal to 12 months of salary and to 12 months of continued health coverage under Company-sponsored health plans on the same basis available to him immediately prior to termination in the event of his termination by the Company for any reason other than as provided for in his continuity agreement or for “cause”, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates. Mr. Colosi’s severance benefits, the amount of unvested contributions and Company matching contributions, and earnings thereon, under the executive profit sharing plan and the savings plan for U.S. salaried employees, respectively, which in the event of such a termination would have vested immediately per the terms of the plans, and accrued and unpaid vacation pay would have been equal to approximately $580,770(4) if he had been so terminated on December 30, 2016.

Without regard to (x) the French-required statutory Company payments and additional discretionary Company payments discussed above, (y) any payments provided for in her continuity agreement and (z) any offset provided for in the Pollier Side Letter, under her employment agreement, Ms. Pollier is entitled, for the six-month period following her termination, to receive monthly compensation (including corresponding paid leave) in an amount of 75% of her average gross monthly remuneration calculated over the last 12 months preceding the notification of termination, subject to the social security contributions and other contributions required by law or the applicable collective bargaining agreements. Any such monthly compensation is subject to Ms. Pollier’s compliance with her non-compete and non-solicitation obligations as set forth in her employment agreement. In addition, in the case of Ms. Pollier’s breach of such obligations, she would have to reimburse the Company for any monthly compensation she received in connection with such obligations and would have to pay a fixed cash penalty set forth in her employment agreement. Ms. Pollier’s non-compete severance benefits and accrued and unpaid vacation pay would have been equal to approximately $308,979(5) if she had been so terminated on December 30, 2016.

Departure of Named Executive Officer

In connection with his resignation from his position as President and Chief Executive Officer of the Company effective September 30, 2016 and his subsequent departure from the Company on December 31, 2016, Mr. Chambers entered into a separation agreement with the Company. Pursuant to the terms of the agreement, Mr. Chambers received the following benefits: (i) a lump sum cash payment of $2,107,400 (representing one times his base salary in effect on September 30, 2016 plus his fiscal 2016 target bonus (i.e., $1,053,700)) subject to lawful deductions and withholdings, following his departure date; (ii) up to 12 months of continued health coverage under Company-sponsored health plans pursuant to the Consolidated Omnibus Reconciliation Act at the Company’s expense (such medical, dental and vision benefits valued at $32,699 based on 2017 rates); and (iii) the Company’s payment of $15,000 in legal fees for services provided to Mr. Chambers. In addition, Mr. Chambers retained his Company-issued laptop computer and mobile devices following his departure. In

(3)	The sum of $543,068 of 12 months of salary, $29,458 of continued medical, dental and vision insurance coverage and $34,464 of accrued and unpaid vacation pay.
(4)	The sum of $442,995 of 12 months of salary, $9,544 of continued medical, dental and vision insurance coverage, $83,194 of unvested contributions under the executive profit sharing plan, $17,776 of unvested Company matching contributions, and earnings thereon, to the savings plan for U.S. salaried employees, and $27,261 of accrued and unpaid vacation pay.
(5)	The sum of €266,101 of six months of monthly compensation with respect to Ms. Pollier’s non-compete severance benefits and €27,605 of accrued and unpaid vacation pay converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $1.0520).

connection with his departure, Mr. Chambers executed a general release of claims in favor of the Company and its affiliates. Pursuant to the terms and conditions of his Company equity awards, Mr. Chambers is subject to non-competition, non-solicitation and confidentiality covenants. The confidentiality covenant has an indefinite term. The non-competition and non-solicitation covenants each have a term of 12 months which term was deemed to have commenced on September 30, 2016. Upon his departure, all of Mr. Chambers’ unvested stock options, RSUs and PSUs were forfeited. Mr. Chambers had the right to exercise his vested stock options within 90 days of his departure date (i.e., until March 31, 2017). Since Mr. Chambers was vested in both the Company’s savings plan for U.S. salaried employees and executive profit sharing plan as of his departure date, he was entitled to his vested amounts in each plan, $35,117 (plus earnings thereon) and $453,781 (which includes interest earned at the plan rate for the 6-month period between his departure date and the date of payment as specified in the plan), respectively, upon his departure.

Payments Made Upon Retirement

In the event of the retirement of an employee named executive officer, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include, as applicable:

•	vested shares granted under our stock plans and the right to exercise vested stock options within 90 days of retirement;

•	amounts contributed and vested under the executive profit sharing plan;

•	amounts accrued and vested through the Company savings plan for U.S. salaried employees and savings plan for eligible, full-time Canadian employees; and

•	accrued and unpaid vacation pay.

The Company has also agreed in the continuity agreements with the employee named executive officers to pay the executive upon his or her retirement amounts unvested in the Company’s qualified defined contribution plan and a pro rata portion of his or her annual, performance-based cash bonus calculated as set forth therein. In the event these benefits under the continuity agreement were triggered for these employee named executive officers on December 30, 2016, the following cash bonus amounts would have been paid to: Mr. Hotchkin, $372,110, Ms. Mowbray, $178,560(1); Ms. Pollier $173,738(2) and Mr. Colosi $265,797. In addition, Mr. Colosi would have been entitled to $17,776 of unvested Company matching contributions, and earnings thereon, to the savings plan for U.S. salaried employees, which would have been deemed vested under his continuity agreement, in the event of his retirement on December 30, 2016. Mr. Colosi would also have been entitled to $83,194 of unvested contributions under the executive profit sharing plan, which would have vested immediately per the terms of the plan, in the event of his retirement on December 30, 2016 and the satisfaction of specified requirements under the plan. While the above-mentioned benefits for Ms. Pollier under the continuity agreement would have been triggered, Ms. Pollier’s retirement would also have triggered the benefits provided under the discretionary retirement cash payment plan for the Company’s salaried French employees pursuant to which the Company has promised to pay an unsecured fixed amount out of the Company’s general assets to such employees upon retirement. In the case of Ms. Pollier, such fixed amount would have been equal to $197,936(3) (the product of her average monthly salary times 3.5). The benefits triggered for Ms. Pollier under her continuity agreement and such discretionary retirement cash payment plan, as well as any other benefits specified in the Pollier Side Letter, would have been offset as set forth in the Pollier Side Letter. See “Compensation Discussion and Analysis—Determination of Executive Compensation—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Termination Payments Upon a Change of Control” for additional details on the Pollier Side Letter.

(1)	CA$240,000 converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $0.7440).
(2)	€165,150 converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $1.0520).
(3)	€188,152 converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $1.0520).

Payments Made Upon Death or Permanent Disability

In the event of the death or permanent disability of an employee named executive officer, in addition to the additional amounts (other than the required payments by statute or common law, severance benefits and non-compete severance benefits, as applicable) listed under the heading “—Payments Made Upon Termination” above and the amounts provided under the continuity agreements described under the heading “—Payments Made Upon Retirement” above, the employee named executive officer may receive benefits under the Company’s U.S. long term disability plan or payments under the Company’s life and/or disability insurance plans, as applicable. Additionally, Ms. Pollier may receive benefits pursuant to French statutory requirements in the event of her permanent disability. These payments and benefits are generally available to all employees, however, the amounts paid thereunder may differ by employee. For example, with respect to life insurance benefits, in the event such benefits were triggered on December 30, 2016, such benefits for each employee named executive officer would have been calculated as follows: for any U.S. employee named executive officer, such officer was generally eligible to receive two times the amount of his base salary at death subject to a maximum payout of $1,000,000; for Ms. Mowbray, she was eligible to receive an aggregate amount of life insurance benefits up to $595,200(1); and for Ms. Pollier, she was eligible to receive life insurance benefits based on a fixed calculation. In the event such benefits were triggered for the employee named executive officers on December 30, 2016 under the Company’s life insurance plans, the amounts (excluding any supplemental policies purchased by the employee named executive officer at his or her own expense) each of his or her legal representatives or estates would have been eligible to receive are as follows, in the case of: Mr. Hotchkin $1,000,000; Ms. Mowbray $595,200(1); Ms. Pollier $577,750(2) and Mr. Colosi $886,000. Messrs. Hotchkin and Colosi elected to participate in the Company’s U.S. long term disability plan for U.S. employees, and subject to the terms of the plan, would receive $8,333 on a monthly basis in the event such benefits were triggered on December 30, 2016 under the plan. Ms. Mowbray is eligible for the Company’s long term disability insurance for Canadian employees, and subject to the terms of the insurance plan, could receive up to $3,720(3) on a monthly basis in the event such benefits were triggered on December 30, 2016 under the plan. Ms. Pollier is eligible to receive permanent disability insurance benefits based on a fixed calculation and, in the event such benefits were triggered on December 30, 2016, Ms. Pollier would have been eligible to receive $148,564(4). Additionally, in the event disability benefits pursuant to French statutory requirements were triggered on December 30, 2016 for Ms. Pollier, depending on the nature and cause of the disability, such benefits could have amounted to up to $460,775(5). The benefits triggered for Ms. Pollier under her continuity agreement, as well as any other benefits specified in the Pollier Side Letter, would have been offset as set forth in the Pollier Side Letter. See “Compensation Discussion and Analysis—Determination of Executive Compensation—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Termination Payments Upon a Change of Control” for additional details on the Pollier Side Letter. In addition, generally, stock option exercise rights cease one year after, and RSUs and PSUs (including dividend equivalents, if any) immediately vest upon, the holder’s termination for death or permanent disability. In the case of the accelerated vesting of PSUs upon such an event, the time-vesting criteria will be deemed fully satisfied and the performance-vesting criteria shall be deemed satisfied at the “target” level of performance; provided, however, that if such event occurs following the end of any performance period, then the performance-based vesting criteria shall be determined based on the actual performance. See the column “Accelerated Vesting of Equity Value—Stock Awards” of the Change in Control Payment and Benefit Estimates on December 30, 2016 table for the value of the immediate vesting of RSUs and PSUs for each employee named executive officer.

(1)	CA$800,000 converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $0.7440).
(2)	€549,192 converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $1.0520).
(3)	CA$5,000 converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $0.7440).
(4)	€141,221 converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $1.0520).
(5)

The sum of €107,568 of salary (including non-worked paid leave) for the statutory notice period and a €330,431 severance payment as required by statute converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $1.0520).

Payments Made Upon a Change of Control

Stock Awards

Pursuant to the Company’s terms and conditions for Time-Vesting Options and/or RSU awards, unless provided otherwise by the Board of Directors or a committee thereof, all Time-Vesting Options and RSUs fully vest and such stock options become exercisable immediately prior to a change of control. Pursuant to the terms of the PSUs, unless provided otherwise by the Board of Directors or a committee thereof, the time-vesting criteria will be deemed fully satisfied and the performance-vesting criteria shall be deemed satisfied at the “target” level of performance; provided, however, that if such event occurs following the end of any performance period, then the performance-based vesting criteria shall be determined based on the actual performance. Any dividend equivalents accrued with respect to RSUs and PSUs shall also be deemed to vest as set forth above. See the columns under “Accelerated Vesting of Equity Value” of the Change in Control Payment and Benefit Estimates on December 30, 2016 table for the value of the immediate vesting of such stock awards for the employee named executive officers in the event such benefits were triggered on December 30, 2016.

Under our 2014 Plan, 2008 Plan and 2004 Plan, a “change in control” is generally defined as (i) any non-affiliate person or group becoming the beneficial owner of 25% or more of the voting stock of the Company (other than acquisitions by a Company sponsored employee benefit plan or related trust); (ii) a change in the composition of the Board of Directors, such that the individuals who constituted the Board of Directors as of March 12, 2014, March 13, 2008 and March 11, 2004, respectively (or such directors nominated for election to the Board of Directors with the approval of a majority of the individuals constituting the Board of Directors as of March 12, 2014, March 13, 2008 and March 11, 2004, respectively, or any other directors so approved), cease for any reason to constitute at least a majority of the Board of Directors; (iii) the consummation of a reorganization, recapitalization, merger or consolidation involving the Company unless the beneficial owners of at least 51% of the outstanding voting securities of the Company or the surviving entity, as the case may be, following the transaction are held by the same persons, and in substantially the same proportion, who were beneficial owners of our voting stock prior to the transaction; or (iv) the sale of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company; if and only if, as a result of any of the foregoing events set forth in clause (i) or (iii) above, any person or group, other than Artal, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of its then outstanding securities entitled to vote in the election of members of the Board of Directors.

The holder remains subject during his or her employment and for one year following the termination of his or her employment to certain non-competition and non-solicitation covenants and for an unspecified amount of time to certain confidentiality and assignment of work product covenants.

Continuity Agreements

Payments. The employee named executive officers, as well as certain other senior executives, have entered into continuity agreements with us, which are described above in the section entitled “Compensation Discussion and Analysis—Determination of Executive Compensation—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Termination Payments Upon a Change of Control”. With respect to the employee named executive officers, the following severance benefits will be provided if (a) during the two-year period following a change in control of us, such employee named executive officer’s employment is terminated (other than termination by the Company for “cause” or by reason of death, disability or retirement), (b) during the three-month period prior to, but in connection with, or during the two-year period following, a change in control of us, such employee named executive officer voluntarily terminates his or her employment for “good reason”, or (c) an agreement is signed which would result in a change in control of us and during the period between the effective date of the agreement and a change in control of us, such employee named executive officer’s employment is terminated in connection with the change in control (other than termination by the Company for “cause” or by reason of death, disability or retirement):

•

cash payment equal to three times (two times in the case of Mses. Mowbray and Pollier) the sum of his or her annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given) and his or her target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the employee named executive officer in respect of the three full fiscal years prior to the year in which the notice of termination is given);

•

cash payment equal to the sum of (w) all accrued but unpaid base salary and an amount representing all accrued and unused vacation days, (x) all earned and unpaid bonuses (if any), (y) in respect of the fiscal year in which the date of termination occurs, the higher of (A) the pro rata portion of the employee named executive officer’s target bonus and (B) if we are exceeding the performance targets established under our bonus plan for such fiscal year as of the date of termination, the employee named executive officer’s actual annual bonus payable under our bonus plan based upon such achievement (this pro rata portion in either case calculated from January 1st of such year through the date of termination), and (z) any other compensation previously deferred (excluding qualified plan deferrals by the employee named executive officer under or into our benefit plans);

•

three years (two years in the case of Mses. Mowbray and Pollier) of continued medical, dental, vision, and life insurance coverage (excluding accidental death and disability insurance) for the employee named executive officer and his or her dependents, provided that these benefits will terminate upon the employee named executive officer receiving comparable benefits from a subsequent employer;

•

continued provision of the perquisites the employee named executive officer enjoyed prior to the date of termination for a period ending on the earlier of (x) the third anniversary (the second anniversary in the case of Mses. Mowbray and Pollier) of the employee named executive officer’s termination and (y) the receipt by the employee named executive officer of comparable perquisites from a subsequent employer;

•

immediate 100% vesting of all unvested Time-Vesting Options, stock appreciation rights, phantom stock units and restricted stock held by the employee named executive officer upon the change in control;

•

additional contributions by us to our qualified defined contribution plan and any other retirement plans in which the employee named executive officer participated prior to the date of termination during the period from the date of termination through the third anniversary (the second anniversary in the case of Mses. Mowbray and Pollier) of the employee named executive officer’s termination; provided, however, that where such contributions may not be provided without adversely affecting the qualified status of such plan or where such contributions are otherwise prohibited by any such plans, or if the employee named executive officer is subject to Section 409A, the employee named executive officer shall instead receive an additional lump sum cash payment equal to the contributions that would have been made during the above period if the employee named executive officer had remained employed with us during such period;

•

all other accrued or vested benefits in accordance with the terms of any applicable plan of ours, including the employee named executive officer’s otherwise unvested account balances in our qualified defined contribution plan, which shall become vested as of the date of termination; and

•	outplacement services at a cost to us of not more than $30,000 ($15,000 in the case of Mses. Mowbray and Pollier).

Terminations. Terminations of employment that entitle an employee named executive officer to receive severance benefits under his or her continuity agreement consist of terminations by the Company without “cause” or resignation by the employee named executive officer for “good reason” upon qualifying terminations of employment described above. The employee named executive officer is also eligible for additional payments under his or her continuity agreement if his or her termination is due to death, disability as defined therein or retirement. See “—Payments Made Upon Death or Permanent Disability” or “—Payments Made Upon Retirement” above. The employee named executive officer is not eligible for benefits under his or her continuity agreement if his or her termination is for “cause”.

Change in Control. A “change in control” for purposes of the continuity agreements generally consists of any of the following, if and only if, as a result of the occurrence thereof, any person or group other than Artal or any of its affiliates is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of its then outstanding voting securities:

•	an acquisition by a non-affiliate of the beneficial ownership of 25% or more of the Company’s voting securities (other than acquisitions by a Company sponsored employee benefit plan or related trust);

•	the current members of the Board of Directors (or their approved successors) ceasing to constitute a majority of the Board of Directors;

•

the consummation of a reorganization, recapitalization, merger or consolidation involving the Company unless the beneficial owners of at least 51% of the outstanding voting securities of the Company or the surviving entity, as the case may be, following the transaction are held by the same persons, and in substantially the same proportion, who were beneficial owners of the Company’s voting stock prior to the transaction; or

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company.

For “Cause”. For purposes of the continuity agreements, “cause” generally means the occurrence of any of the following:

•

the willful and continued failure of the executive to perform substantially all of his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of ten days following a written demand for substantial performance that is delivered to him or her by the Board of Directors;

•	dishonesty in the performance of the executive’s duties with the Company;

•

the executive’s conviction of, or plea of guilty or nolo contendere to, a crime (in the case of Messrs. Hotchkin and Colosi, under the laws of the United States or any state thereof) constituting (x) a felony or (y) a misdemeanor involving moral turpitude;

•

willful malfeasance or misconduct by the executive in connection with his or her Company duties, or any act or omission, which is injurious to the financial condition or business reputation of the Company or its affiliates; or

•	the executive’s breach of his or her confidentiality obligations under the executive’s continuity agreement.

For “Good Reason”. For purposes of the continuity agreements, “good reason” generally means the occurrence of any of the following without the executive’s consent:

•

any diminution in the executive’s duties, titles or responsibilities with the Company from those in effect immediately prior to the change in control (or in the event the diminution occurred prior to but in connection with the change in control, from those in effect prior to the date that is three months prior to the change in control); provided, however, that no such diminution shall be deemed to exist solely because of changes in the executive’s duties, titles or responsibilities as a consequence of the Company ceasing to be a company with publicly traded securities or becoming a wholly-owned subsidiary of another person or group;

•

any reduction in the executive’s annual base salary and annual cash bonus percentage target established under the Company’s annual incentive plan from his or her compensation in effect immediately prior to the change in control (or in the event the reduction occurred prior to but in connection with the change in control, from that in effect prior to the date that is three months prior to the change in control);

•

the relocation of the executive’s principal work place to a location that is more than 35 miles from the location where he or she was based immediately prior to the change in control (or in the event the relocation has occurred prior to but in connection with a change in control, from the location of the executive’s principal work place on the date that is three months prior to the change in control); or

•	any failure by the Company to obtain from any successor to the Company an agreement to assume and perform the executive’s continuity agreement.

In the event that an employee named executive officer provides the Company with a notice of termination for “good reason” within 60 days after the occurrence of an event giving rise to “good reason”, the Company shall have 30 days after its receipt of the notice to cure or resolve the behavior which gave rise to the “good reason”.

Other. Under the continuity agreements, the employee named executive officers agreed to keep in confidence any and all confidential information concerning the Company, its shareholders, officers, directors and customers and its respective business. In addition, upon the termination of employment, an employee named executive officer will not take or keep any proprietary or confidential information or documentation belonging to the Company.

Change in Control Impact on Named Executive Officers

The table below was prepared as though a change in control occurred and the specified named executive officers’ employment was terminated without “cause” or for “good reason” on December 30, 2016 (the last business day of fiscal 2016) using the closing price of the Company’s Common Stock as of December 30, 2016 (the last trading day of fiscal 2016) which was $11.45. In addition to these assumptions, the Company believes the assumptions set forth below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, a change in control did not occur on December 30, 2016 and the named executive officers specified in the table below were not terminated on that date. Therefore, there can be no assurance that a change in control in the future would produce the same or similar results as those described below.

CHANGE IN CONTROL PAYMENT AND BENEFIT ESTIMATES

ON DECEMBER 30, 2016

Name	Aggregate Severance Pay and 2016 Bonus(1)	Medical, Dental, Vision and Life Insurance(2)	Accelerated Vesting of Equity Value		Executive Profit Sharing Plan(4)	Savings Plan(5)	Excise Tax and Gross-Up Payment(6)	Perqui- sites(7)	Accrued and Unused Vacation Days(8)	Outplace- ment Services	Total
			Stock Awards(3)	Stock Options
Nicholas P. Hotchkin	$3,117,645	$91,758	$1,517,915	$261,913	$200,268	$23,850	$1,747,635	$42,600	$34,464	$30,000	$7,068,048
Stacey Mowbray(9)	$1,249,920	$10,478	$498,842	$102,027	$—	$35,712	$671,230	$22,320	$4,121	$15,000	$2,609,650
Corinne Pollier (-Bousquet)(10)	$1,293,381	$3,429	$851,250	$156,438	$—	$—	$—	$20,807	$29,041	$15,000	$2,369,346
Michael F. Colosi	$2,392,173	$31,629	$910,035	$187,432	$226,965	$41,626	$1,476,726	$42,600	$27,261	$30,000	$5,366,447

(1)	Amounts shown represent the sum of (a) three years (two years for Mses. Mowbray and Pollier) of base salary; (b) three years (two years for Mses. Mowbray and Pollier) of “target” bonus; and (c) an additional year of “target” bonus.

(2)	Amounts shown represent three years (two years for Mses. Mowbray and Pollier) of continued medical, dental, vision and life insurance (excluding accidental death and disability insurance), as applicable.

(3)	Amounts shown represent accelerated vesting of awards of RSUs and PSUs. The award of an RSU is the right to receive one share of our Common Stock upon the vesting date of the RSU. A PSU award is the right to receive a number of shares of Common Stock equal to (x) the “target” number of PSUs granted multiplied by (y) the applicable Debt Ratio (as defined in the Company’s term sheet for PSUs) achievement percentage, rounded down to avoid the issuance of fractional shares, upon the satisfaction of both the time- and performance-vesting criteria.

(4)	Amounts shown represent three years of Company contributions to and earnings on its executive profit sharing plan. With respect to Mr. Colosi, the amount shown also includes $83,194 which reflects accelerated vesting of his aggregate executive profit sharing plan balance as of December 30, 2016 arising from termination without “cause”. Mses. Mowbray and Pollier, as non-U.S. named executive officers, were not eligible to participate in the Company’s executive profit sharing plan.

(5)	Messrs. Hotchkin and Colosi were assumed to have participated in the Company’s savings plan for salaried U.S. employees and the amounts shown for them represent three years of Company contributions to its savings plan for salaried U.S. employees for their benefit. With respect to Mr. Colosi, the amount shown also includes $17,776 which reflects accelerated vesting of unvested Company matching contributions, and earnings thereon, as of December 30, 2016, to the savings plan for U.S. salaried employees on Mr. Colosi’s behalf. Amount shown for Ms. Mowbray represents two years of Company contributions of CA$24,000 per annum to its savings plan for eligible, full-time Canadian employees for her benefit.

(6)	Pursuant to the continuity agreements, if it is determined that the aggregate amounts payable to any named executive officer under the continuity agreement and any other plan or arrangement with the Company are parachute payments subject to excise tax imposed under Section 4999 of the Internal Revenue Code or any similar tax imposed by state or local law, then the named executive officer, depending on the amount of parachute payments, may be entitled to receive a “gross-up” payment, such that, after payment by the named executive officer of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the gross-up payment, the named executive officer will retain an amount of the gross-up payment equal to the excise tax imposed upon the parachute payments. The amounts in this column represent such amount.

(7)	Amounts shown represent three years (two years for Mses. Mowbray and Pollier) of continued provision of perquisites enjoyed by the named executive officer prior to the date of termination, including a car allowance of $39,600 for Messrs. Hotchkin and Colosi, a car allowance of $20,832 for Ms. Mowbray and a car allowance (including lease, related taxes, insurance and gas payments) of $20,807 in the aggregate for Ms. Pollier, as well as payments of wellness allowances for Messrs. Hotchkin and Colosi and Ms. Mowbray.

(8)	Amounts shown represent the following number of accrued and unused vacation days: Mr. Hotchkin, 16.5 days; Ms. Mowbray, 3 days; Ms. Pollier, 19.6 days; and Mr. Colosi, 16 days.

(9)	Other than amounts with respect to RSUs, PSUs, stock options and outplacement services, amounts shown are assumed paid to Ms. Mowbray in Canadian dollars and were converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $0.7440).

(10)	Amounts shown only reflect benefits triggered for Ms. Pollier under her continuity agreement and do not reflect the impact of any offset required pursuant to the Pollier Side Letter. See “Compensation Discussion and Analysis—Determination of Executive Compensation—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Termination Payments Upon a Change of Control” for additional details on the Pollier Side Letter. Other than amounts with respect to RSUs, PSUs, stock options and outplacement services, amounts shown are assumed paid to Ms. Pollier in euros and were converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $1.0520).

General Assumptions

•

Mr. Hotchkin, Mr. Colosi and Ms. Mowbray were assumed to be subject to federal, state, local and FICA combined effective tax rate of 68.5%, 70.8% and 68.5%, respectively, including an excise tax rate of 20% applicable to excess parachute payments pursuant to Section 4999 of the Internal Revenue Code.

Equity-based Assumptions

•	All previously unvested Time-Vesting Options and RSUs vested on December 30, 2016.

•

Pursuant to the terms of the PSUs, on December 30, 2016, the time-vesting criteria was deemed satisfied and the performance-vesting criteria was deemed satisfied at “target” level performance (i.e., 100%).

•	RSUs and PSUs were valued using the closing price of the Company’s Common Stock on December 30, 2016.

•

Time-Vesting Options were valued at the greater of $0 or the actual spread between the exercise price of the option and the closing price of the Company’s Common Stock on December 30, 2016 (i.e., $11.45 minus exercise price). This would represent the true value received by the executives upon immediate vesting of their Time-Vesting Options.

Benefit Assumptions

•

Each executive’s “target” bonus is calculated based on his or her base salary and target bonus percentage at December 30, 2016 for the purposes of determining his or her severance, 2016 bonus and contributions to the executive profit sharing plan, if applicable. Mr. Hotchkin’s “target” bonus is $372,110, Ms. Mowbray’s “target” bonus is $178,560 (CA$240,000(1)), Ms. Pollier’s “target” bonus is $173,738 (€165,150(2)) and Mr. Colosi’s “target” bonus is $265,797.

•	The executive does not receive comparable perquisites from a subsequent employer.

•	Medical, dental, vision, life and car insurance, and car lease and related tax rates, as applicable, are paid at 2017 monthly rates.

•

Each U.S. executive is assumed to have participated in the Company’s qualified defined contribution plan and any other retirement plan so long as contributions were made by or on such executive’s behalf at any time during the fiscal year in which such termination occurred.

•

Contributions to the executive profit sharing plan are based on the executive’s rate and base salary as of December 30, 2016. Each executive will receive his or her respective “target” bonuses in March of each year, which is deemed eligible earnings under the plan. Interest is calculated under the plan using the annualized prime rate, as published in The Wall Street Journal on December 30, 2016, plus 2%, compounded as of the end of each fiscal month. No supplemental employer contributions are made.

(1)	Amounts shown in Canadian dollars were converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $0.7440).
(2)	Amounts shown in euros were converted to U.S. dollars using the applicable exchange rate on December 30, 2016 (i.e., $1.0520).

•

3% matching contribution by the Company of the executive’s eligible earnings as of December 30, 2016 to the Company’s savings plan for U.S. salaried employees, subject to the applicable limitations of the Internal Revenue Code as in effect in fiscal 2016.

•	No reimbursement of temporary housing costs for any of the executives.

•	No legal or professional tax services are paid for any of the executives.

•	Each executive is assumed to have received outplacement services provided to the fullest extent as set forth in his or her continuity agreement.

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation for non-employee directors, the Board of Directors considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board of Directors. Directors who are employees of the Company receive no compensation for their service as directors.

2016 Director Compensation

2016 Cash and Stock Compensation Paid to Directors

For fiscal 2016, members of the Board of Directors who were not employees of the Company were entitled to receive annual compensation of $75,000, payable quarterly, half in cash and half in Common Stock. The number of shares of Common Stock granted quarterly was determined by averaging the closing price of the Common Stock on the NYSE for the last five trading days of each fiscal quarter. This average price was then used to determine the number of shares required to satisfy the share portion of the director’s quarterly fees. Any fractional shares were paid in cash. In addition, each non-employee director was entitled to receive 1,000 shares of Common Stock per annum which was distributed on December 15, 2016.

Non-employee directors were also reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the Board of Directors or one of its committees. The Company also reimbursed certain expenses incurred by directors in connection with attending director education programs as well as memberships in director organizations.

2016 Compensation Paid to Directors Serving on Committees of the Board of Directors

For fiscal 2016, each director serving as a member of the Audit Committee was entitled to receive $10,000 per annum, payable quarterly, in cash. Each director who served as Audit Committee chair received an additional $10,000 per annum, payable quarterly, in cash. In addition, each director serving as a member of the Compensation Committee was entitled to receive $4,000 per annum, payable quarterly, in cash.

Compensation Paid to Directors Serving as Members of the Interim Office of the Chief Executive Officer

Each director serving as a member of the IOCEO is entitled to receive $30,000 per month payable in Common Stock. Except with respect to amounts relating to services during fiscal 2016, which were all granted and paid, as applicable, on January 3, 2017, the number of shares of Common Stock is granted monthly and is determined by averaging the closing price of the Common Stock on the NYSE for the last five trading days of each fiscal month. This average price is then used to determine the number of shares required to satisfy such monthly fee. Any fractional shares are paid in cash.

2017 Director Compensation

In fiscal 2017, the Compensation Committee reviewed the Company’s non-employee director compensation policy which had been in place since 2006. Given the increased and evolving responsibilities and demands on directors of public companies and competitive conditions for public company director candidates, and other considerations presented by the Compensation Committee, the Board of Directors determined to increase the annual compensation payable to non-employee directors of the Company. In addition and in connection with the above review, the Board of Directors also determined to increase certain compensation payable to directors serving on committees of the Board of Directors. These changes in the Company’s non-employee director compensation policy are effective as of the beginning of fiscal 2017 and the new policy is summarized below.

2017 Cash and Stock Compensation Paid to Directors

Members of the Board of Directors who are not employees of the Company are entitled to receive annual compensation of $150,000, payable quarterly, half in cash and half in Common Stock. The number of shares of Common Stock granted quarterly is determined by averaging the closing price of the Common Stock on the NYSE for the last five trading days of each fiscal quarter. This average price is then used to determine the number of shares required to satisfy the share portion of the director’s quarterly fees. Any fractional shares are paid in cash.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the Board of Directors or one of its committees. The Company also reimburses certain expenses incurred by directors in connection with attending director education programs as well as memberships in director organizations.

2017 Compensation Paid to Directors Serving on Committees of the Board of Directors

Each director serving as a member of the Audit Committee will continue to be entitled to receive $10,000 per annum, payable quarterly, in cash. Each director who serves as Audit Committee chair will receive $12,500 per annum, payable quarterly, in cash, in addition to the annual amount payable for being a member of the Audit Committee. Also, each director serving as a member of the Compensation Committee is entitled to receive $6,000 per annum, payable quarterly, in cash.

Transfer Restrictions on Director Equity-Based Compensation

Our non-employee directors are not subject to any minimum share ownership requirement. However, all equity-based compensation described above is paid in the form of shares of fully vested Common Stock and such shares are subject to restrictions on transfer so that they cannot be sold or transferred until the applicable director is no longer serving on the Board of Directors. In connection with its review of non-employee director compensation in fiscal 2017, the Board of Directors approved the earlier removal of such transfer restrictions to the extent that following the proposed sale or transfer of any such shares, the applicable director continues to hold shares of Common Stock with a value of at least $600,000 in the aggregate, such value based on the closing price of the Common Stock on the date of such director’s request for permission to consummate such sale or transfer pursuant to the Company’s Amended and Restated Securities Trading Policy, and any successor policy thereof.

Director Summary Compensation Table

The following table sets forth information concerning the compensation of our directors (other than Messrs. Semmelbauer and Sobecki who are members of the IOCEO and Mr. Chambers who is our former President and Chief Executive Officer, each of whom is a named executive officer) for fiscal 2016.

DIRECTOR COMPENSATION FOR FISCAL 2016

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation		Total
Raymond Debbane(2)	$41,528	$48,876	—		$90,404
Steven M. Altschuler(2)(3)	$51,528	$48,876	—		$100,404
Philippe J. Amouyal(2)	$41,528	$48,876	—		$90,404
Cynthia Elkins(3)	$47,528	$48,876	—		$96,404
Jonas M. Fajgenbaum	$37,528	$48,876	—		$86,404
Denis F. Kelly(3)	$57,528	$48,876	—		$106,404
Sacha Lainovic	$37,528	$48,876	—		$86,404
Oprah Winfrey(4)	$37,528	$47,225	$180,000	(5)	$264,753

(1)

Stock awards consist solely of awards of fully vested Common Stock subject to certain transfer restrictions. The amounts shown represent the aggregate grant date fair value of stock awards granted in fiscal 2016 calculated in accordance with applicable accounting standards. The grant date fair value for each applicable stock award granted to each director on January 4, 2016 was $10,035 (except in the case of Ms. Winfrey was $8,384, reflecting the proration for her time of service during the fourth quarter of fiscal 2015, such service commenced on October 19, 2015); April 4, 2016 was $9,296; July 5, 2016 was $9,250; October 3, 2016 was $9,555; and December 15, 2016 was $10,740, in each case based solely on the closing price of our Common Stock on the date of the grant or, if the market was closed on the date of the grant, the last trading day that immediately preceded the date of the grant. The stock award granted on January 4, 2016 was for compensation earned for the fourth quarter of fiscal 2015.

(2)	Member of the Compensation Committee.

(3)	Member of the Audit Committee.

(4)	As of December 31, 2016, Ms. Winfrey held a fully vested, non-qualified stock option to purchase 3,513,468 shares of Common Stock granted to Ms. Winfrey in consideration of her entering into the Strategic Collaboration Agreement with the Company on October 18, 2015 and the performance of her obligations thereunder.

(5)	Amount shown represents the Company’s payment to the Screen Actors Guild-Producers Pension and Health Plans arising from Ms. Winfrey’s promotional work on behalf of the Company pursuant to the Strategic Collaboration Agreement.

SECURITY OWNERSHIP OF WEIGHT WATCHERS

The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 1, 2017 (unless otherwise indicated below) by (i) beneficial owners known to the Company to own more than 5% of the Company’s Common Stock, (ii) each of our named executive officers, as such term is defined in Item 402(a)(3) of Regulation S-K of the Exchange Act, (iii) each of our directors and (iv) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Common Stock (i) subject to options held by that person that are currently exercisable or exercisable within 60 days of February 1, 2017 and (ii) issuable upon the vesting of RSUs held by that person within 60 days of February 1, 2017 are deemed issued and outstanding. These shares, however, are not deemed issued and outstanding for purposes of computing percentage ownership of each other individual shareholder.

Our capital consists of our Common Stock and our preferred stock. The percent of class calculations are based on the 63,954,303 shares of our Common Stock outstanding and zero shares of our preferred stock outstanding as of February 1, 2017. None of the shares held by our directors or executive officers has been pledged as security.

Except as otherwise indicated in the footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

	As of February 1, 2017
Name of Beneficial Owner	Amount of Beneficial Ownership of Common Stock	Percent of Class
Artal Group S.A.(1)	29,443,300	46.04%
Oprah Winfrey(2)(3)(4)	9,881,141	14.65%
FMR LLC(5)	9,581,304	14.98%
Nicholas P. Hotchkin(3)	142,905	*
Thilo Semmelbauer(4)	22,360	*
Christopher J. Sobecki(4)	89,035	*
James R. Chambers(3)	318,567	*
Stacey Mowbray(3)	12,222	*
Corinne Pollier(-Bousquet)(3)	81,642	*
Michael F. Colosi(3)	27,950	*
Raymond Debbane(4)(6)	111,802	*
Steven M. Altschuler(4)	16,234	*
Philippe J. Amouyal(4)	58,677	*
Cynthia Elkins(4)	14,294	*
Jonas M. Fajgenbaum(4)	48,677	*
Denis F. Kelly(4)	39,442	*
Sacha Lainovic(4)	111,802	*
All current directors and executive officers as a group (14 persons)(7)	10,658,183	15.75%

*	Amount represents less than 1% of outstanding Common Stock.

(1)

The information concerning Artal Group S.A. is based on (i) a Schedule 13D/A (Amendment No. 11) reported as of October 18, 2015 (the “Artal Schedule 13D/A”) filed jointly with the SEC on October 21, 2015 by Artal Luxembourg S.A., Artal International S.C.A., Artal International Management S.A. (“Artal International Management”), Artal Group S.A., Westend S.A. (“Westend”), Stichting Administratiekantoor Westend (the “Stichting”) and Mr. Pascal Minne (collectively, the “Artal Reporting Persons”) and (ii) other information known to us. Mr. Minne is the sole member of the board of the Stichting. The Stichting is the parent of Westend. Westend is the parent of Artal Group S.A. Artal Group S.A. is the parent of Artal International Management and Artal International S.C.A. Artal International Management is the managing partner of Artal International S.C.A., which is the parent of Artal Luxembourg S.A. As of

October 21, 2015, Artal Luxembourg S.A. was the beneficial owner of 29,443,300 of our shares. As a result of the foregoing, Artal International S.C.A., Artal International Management, Artal Group S.A., Westend, the Stichting and Mr. Minne may each be deemed to be the beneficial owner of all of our shares beneficially owned by Artal Luxembourg S.A. By virtue of Artal Luxembourg S.A. entering into a Voting Agreement with Ms. Winfrey on October 18, 2015, the Artal Reporting Persons may be deemed to beneficially own the shares of Common Stock (including the 3,513,468 shares of Common Stock issuable upon exercise of the Winfrey Option) that are beneficially owned by Ms. Winfrey. Pursuant to the Artal Schedule 13D/A, the Artal Reporting Persons disclaim beneficial ownership of any Common Stock beneficially owned by Ms. Winfrey. The address of Artal Luxembourg S.A., Artal International S.C.A., Artal International Management, Artal Group S.A. and Westend is 10-12 Avenue Pasteur, L-2310, Luxembourg, Luxembourg. The address of the Stichting is Ijsselburcht 3, NL-6825 BS Arnhem, The Netherlands. The address of Mr. Minne is Place Ste. Gudule, 19, B-1000, Bruxelles, Belgium.

(2)	The information concerning Oprah Winfrey is based on (i) a Schedule 13D reported as of October 18, 2015 filed with the SEC on October 28, 2015 by Ms. Winfrey and (ii) other information known to us. Ms. Winfrey has shared voting power pursuant to the Voting Agreement discussed above over 9,881,141 shares and sole dispositive power over 9,881,141 shares. The address for Ms. Winfrey is c/o Harpo, Inc., 1041 North Formosa Avenue, West Hollywood, California 90046.

(3)	The number of shares beneficially owned includes shares issuable in connection with RSUs that vest within 60 days after February 1, 2017, if any, and shares subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after February 1, 2017, and is as follows: Ms. Winfrey, 3,513,468 shares; Mr. Hotchkin, 108,445 shares; Mr. Chambers, 212,603 shares; Ms. Mowbray, 10,182 shares; Ms. Pollier, 70,376 shares; and Mr. Colosi, 21,405 shares. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Winfrey Transactions—Winfrey Partnership” for information on the transfer restrictions on the shares issuable upon exercise of the Winfrey Option. Mr. Chambers’ 212,603 shares were subject to purchase upon exercise of stock options that were exercisable on February 1, 2017 and remained exercisable for up to 90 days following his departure from the Company on December 31, 2016. All such options that were unexercised on March 31, 2017 were cancelled on such date. See “Potential Payments Upon Termination, Retirement Or Change of Control—Employee Named Executive Officers—Payments Made Upon Termination—Departure of Named Executive Officer” for additional details on Mr. Chambers’ departure.

(4)	The number of shares beneficially owned by the directors that are subject to certain transfer restrictions are as follows: Ms. Winfrey, 5,570 shares; Mr. Semmelbauer, 12,360 shares; Mr. Sobecki, 39,035 shares; Mr. Debbane, 28,677 shares; Dr. Altschuler, 16,234 shares; Mr. Amouyal, 28,677 shares; Ms. Elkins, 12,619 shares; Mr. Fajgenbaum, 28,677 shares; Mr. Kelly, 8,442 shares; and Mr. Lainovic, 28,677 shares. For details on the transfer restrictions with respect to director equity-based compensation, see “Director Compensation—Transfer Restrictions on Director Equity-Based Compensation”. Ms. Winfrey also beneficially owns 6,362,103 shares of Common Stock, which she acquired pursuant to the Share Purchase Agreement she entered into with the Company on October 18, 2015, that are subject to certain transfer restrictions. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Winfrey Transactions—Winfrey Partnership” for information on the transfer restrictions on these purchased shares under the Share Purchase Agreement.

(5)	The information concerning FMR LLC is reported as of December 30, 2016 based on a Schedule 13G/A (Amendment No. 3) filed with the SEC on February 14, 2017 by FMR LLC. FMR LLC has sole voting power over 910,552 shares and sole dispositive power over 9,581,304 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(6)	Mr. Debbane is also the Chief Executive Officer and a director (Managing Director) of Artal Group S.A. and a managing director of Artal International Management and Artal Luxembourg S.A. Artal Group S.A. is the parent of Artal International Management and Artal International S.C.A. Artal International Management is the managing partner of Artal International S.C.A. Artal International S.C.A. is the parent of Artal Luxembourg S.A. Mr. Debbane disclaims beneficial ownership of all shares owned by Artal Luxembourg S.A.

(7)	The number of shares beneficially owned includes an aggregate of 3,723,876 shares that are either issuable in connection with RSUs that vest within 60 days after February 1, 2017 or subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after February 1, 2017.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Review, Approval or Ratification of Related Person Transactions

The Company’s Code of Business Conduct and Ethics sets forth the Company’s policies for the review, approval and ratification of transactions with related persons. The procedures cover related person transactions between the Company and our directors and executive officers or their immediate family members. More specifically, the procedures cover any transaction or arrangement in which the Company is a party and in which a related person has a direct or indirect material interest.

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal department is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Board of Directors, as a whole or through a designated subcommittee, reviews and approves or ratifies any related person transaction that is required to be disclosed under Item 404(a) of Regulation S-K of the Exchange Act. To assist the Board of Directors, or a designated subcommittee thereof, in such review, the Company’s legal, finance and other departments compile information regarding the transactions at issue. In the course of its review and approval or ratification of a related person transaction, the Board of Directors, or a designated subcommittee thereof, considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Board of Directors, or a designated subcommittee thereof, deems appropriate.

In connection with the previously-disclosed settlement of the shareholder derivative lawsuit entitled Tracy Mead v. Artal Group, S.A., et al. and Weight Watchers International, Inc., in fiscal 2017 the Company will be adopting new policies and procedures with respect to related person transactions.

Transactions with Related Persons

Registration Rights Agreement

Simultaneously with the closing of our acquisition by Artal in 1999, we entered into a Registration Rights Agreement with Artal and H.J. Heinz Company (“Heinz”). The Registration Rights Agreement grants Artal the right to require us to register shares of our Common Stock for public sale under the Securities Act of 1933, as amended, (1) upon demand and (2) in the event that we conduct certain types of registered offerings. Heinz has sold all shares of our Common Stock held by it and accordingly no longer has any rights under this agreement. The Invus Group, LLC (“Invus”) is the exclusive investment advisor to Artal. The principals of Invus have received customary compensation from Artal in connection with transactions under this Registration Rights Agreement. Certain of our directors (Messrs. Debbane, Amouyal, Fajgenbaum and Sobecki) are principals of Invus. Until December 31, 2006, when he became a co-founder and Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm, Mr. Lainovic was a principal of Invus. Mr. Debbane is also the Chief Executive Officer and a director of Artal Group.

Corporate Agreement

We entered into a Corporate Agreement with Artal in November 2001, which was amended in July 2005. We agreed that so long as Artal beneficially owns 10% or more, but less than a majority, of our then outstanding voting stock, Artal has the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on the Board of Directors. This right to nominate directors does not restrict Artal from nominating a greater number of directors.

We also agreed with Artal that both we and Artal have the right to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

Neither Artal nor we, nor our respective related parties, will be liable to each other as a result of engaging in any of these activities.

Under the Corporate Agreement, if one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of a potential transaction related primarily to the group education-based weight-loss business or an internet diet business, as defined, that may represent a corporate opportunity for both Artal and us, the officer or director has no duty to present that opportunity to Artal, and we will have the sole right to pursue the transaction if the Board of Directors so determines. If one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of any other potential transaction that may represent a corporate opportunity for both Artal and us, the officer or director will have a duty to present that opportunity to Artal, and Artal will have the sole right to pursue the transaction if Artal so determines. If one of our officers or directors who does not serve as an officer, director or advisor of Artal becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, neither the officer nor the director nor we have a duty to present that opportunity to Artal, and we may pursue the transaction if the Board of Directors so determines. If any officer, director or advisor of Artal who does not serve as an officer or director of us becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, none of the officer, director, advisor, or Artal has a duty to present that opportunity to us, and Artal may pursue the transaction if it so determines.

If Artal transfers, sells or otherwise disposes of our then outstanding voting stock, the transferee will generally succeed to the same rights that Artal has under the Corporate Agreement by virtue of its ownership of our voting stock, subject to Artal’s option not to transfer those rights.

Winfrey Transactions

The Company’s transactions with Ms. Winfrey, currently a director and beneficial owner of more than five percent of our Common Stock, are described below.

Winfrey Partnership

On October 18, 2015 (the “Partnership Date”), we entered into a Strategic Collaboration Agreement with Ms. Winfrey (the “Strategic Collaboration Agreement”) pursuant to which Ms. Winfrey granted us the right to use, subject to her approval, her name, image, likeness and endorsement for and in connection with the Company and its programs, products and services (including in advertising, promotion, materials and content), and we granted Ms. Winfrey the right to use our WEIGHT WATCHERS marks to collaborate with and promote the Company and its programs, products and services. The Strategic Collaboration Agreement has an initial term of five years, with additional successive one year renewal terms. During this period, Ms. Winfrey will consult with us and participate in developing, planning, executing and enhancing the Weight Watchers program and related initiatives, and provide us with services in her discretion to promote the Company and its programs, products and services, including in advertisements and promotions, and making personal appearances on our behalf. Ms. Winfrey will not grant anyone but the Company the right to use her name, image, likeness or endorsement for or in connection with any other weight loss or weight management programs during the term of the Strategic Collaboration Agreement, and she will not engage in any other weight loss or weight management business, program, products, or services during the term of the Strategic Collaboration Agreement and for one year thereafter.

On the Partnership Date, we entered into a Share Purchase Agreement with Ms. Winfrey (the “Winfrey Purchase Agreement”) pursuant to which we issued and sold to Ms. Winfrey an aggregate of 6,362,103 shares of Common Stock for an aggregate cash purchase price of $43,198,679. The purchased shares may not be transferred by Ms. Winfrey within the first two years of the Partnership Date, subject to certain limited exceptions. Thereafter, Ms. Winfrey may generally transfer up to 15% of the purchased shares prior to the third anniversary of the Partnership Date, up to 30% prior to the fourth anniversary of the Partnership Date and up to 60% prior to the fifth anniversary of the Partnership Date. On or after the fifth anniversary of the Partnership Date, Ms. Winfrey will be permitted to transfer all of the purchased shares. The purchased shares are also subject to a right of first offer and right of first refusal held by the Company. Under the Winfrey Purchase Agreement, Ms. Winfrey has certain demand registration rights and piggyback rights with respect to these purchased shares. The Winfrey Purchase Agreement also provides Ms. Winfrey with the right to be nominated as director of the Company for so long as she and certain permitted transferees own at least 3% of our issued and outstanding Common Stock.

In consideration of Ms. Winfrey entering into the Strategic Collaboration Agreement and the performance of her obligations thereunder, on the Partnership Date, we granted Ms. Winfrey a fully vested option to purchase 3,513,468 shares of Common Stock (the “Winfrey Option”), which remains outstanding in full. The term sheet for the Winfrey Option, which includes the terms and conditions appended thereto, relating to the grant of the Winfrey Option is referred to herein as the “Winfrey Option Agreement”. The Winfrey Option is exercisable at a price of $6.97 per share, in whole or in part, at any time prior to October 18, 2025, subject to earlier termination under certain circumstances, including if (i) the Strategic Collaboration Agreement expires as a result of Ms. Winfrey’s decision not to renew the term of such agreement and (ii) a change in control (as defined in the Winfrey Option Agreement) of the Company occurs. Subject to certain limited exceptions, the shares issuable upon exercise of the Winfrey Option generally could not be transferred by Ms. Winfrey within the first year of the Partnership Date. Ms. Winfrey generally may transfer up to 20% of the shares issuable upon exercise of the Winfrey Option prior to the second anniversary of the Partnership Date, up to 40% prior to the third anniversary of the Partnership Date, up to 60% prior to the fourth anniversary of the Partnership Date and up to 80% prior to the fifth anniversary of the Partnership Date. On or after the fifth anniversary of the Partnership Date, Ms. Winfrey will be permitted to transfer all of the shares issuable upon exercise of the Winfrey Option. The shares issuable upon exercise of the Winfrey Option are also subject to a right of first offer and right of first refusal held by the Company.

In connection with Ms. Winfrey’s purchase of Common Stock and the grant of the Winfrey Option described above, Artal Luxembourg entered into a Voting Agreement with Ms. Winfrey on the Partnership Date (the “Voting Agreement”), pursuant to which Ms. Winfrey agreed to vote all of her Common Stock or preferred stock of the Company and other securities convertible into or exercisable or exchangeable for any Common Stock or preferred stock of the Company so as to elect as directors such nominees designated by Artal. The Voting Agreement terminates on the date that any of the following occurs: (i) Artal (and certain permitted transferees) and Ms. Winfrey (and certain permitted transferees) collectively own less than 50% of the issued and outstanding Common Stock, (ii) Ms. Winfrey then has the right to be nominated as a director and has met certain eligibility requirements under the Winfrey Purchase Agreement, but is not elected as a director of the Company, (iii) Ms. Winfrey (and certain permitted transferees) collectively own less than 1% of the issued and outstanding Common Stock, (iv) the voting and related arrangements in the Voting Agreement, in our reasonable determination, constitutes a “change of control” in any of our debt agreements or (v) the parties to the Voting Agreement terminate such agreement by written consent.

As a result of entering into the Voting Agreement, Artal and Ms. Winfrey are acting as a “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act. Accordingly, we continue to qualify as a “controlled company” under the applicable rules of the NYSE.

Other Winfrey Transactions

In the ordinary course of our business, we enter into transactions in connection with advertising and marketing, including with companies in which Ms. Winfrey has a direct or indirect material interest (each, a “Winfrey Entity”). Such transactions with Winfrey Entities are entered into on an arm’s length basis often through a third party, media services agency, and Ms. Winfrey does not receive any additional compensation in connection with services she provides pursuant to the Strategic Collaboration Agreement. The table below sets forth the aggregate amount of expenses and fees the Company paid in fiscal 2016 in connection with the specified transaction category and the Winfrey Entities involved in such transactions.

Transaction Category	Transaction Description	Expenses and Fees Paid in Fiscal 2016	Winfrey Entities
Production	Payment for production of advertising assets for Winter advertising campaign	$1,025,343	Harpo Productions, Inc.(1) Harpo Inc.(1)

Media	Payments for the placement of Online, print and television media on Winfrey properties (i.e., OWN television network, O magazine and Oprah.com) and promotion of Weight Watchers-related social media activity by Ms. Winfrey	$2,339,418 (all of which was paid through Horizon Media, Inc., a third party, media services agency)	Oprah Winfrey Network, LLC(2) O Magazine(3)

(1)	Ms. Winfrey owns 100% of the entity.

(2)	Joint venture with Discovery Communications, Inc., Ms. Winfrey and Harpo Inc. Ms. Winfrey owns 50% of entity and has some governance rights.

(3)	Ms. Winfrey has a royalty interest of 50% of net cash flow.

Other Related Person Transactions

Nicolas Chikhani, Senior Director, Product of the Company, is the son-in-law of Mr. Debbane, the Chairman of our Board of Directors. Mr. Chikhani’s total compensation in fiscal 2016, including salary, bonus, equity grants, and other benefits, was approximately $187,494. His compensation is consistent with our overall compensation principles based on his years of experience, performance, and position within the Company.

OTHER MATTERS

Other Matters

The Board of Directors knows of no other business that will be presented to shareholders at the 2017 Annual Meeting for a vote. If other matters properly come before the 2017 Annual Meeting, the persons named as proxies will vote on them in accordance with their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our Common Stock (collectively, “Reporting Persons”) to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of our Common Stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based on our records and written representations from our directors and officers, we believe that all such Reporting Persons complied with all Section 16(a) filing requirements in fiscal 2016.

Procedures for Submitting Shareholder Proposals

The Company currently intends to hold its next annual meeting of shareholders, the 2018 Annual Meeting, in May 2018.

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s 2018 proxy statement and proxy card by submitting their proposals to the Company on or before December 4, 2017. In addition, all shareholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2018 Annual Meeting.

In addition, the Company’s Bylaws establish an advance notice procedure with regard to certain matters, including nominations of persons for election as directors and shareholder proposals included in the Company’s proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received by the Corporate Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary date of the proxy statement in connection with the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, to be presented at the 2018 Annual Meeting, such a proposal must be received by the Company on or after November 4, 2017 but no later than December 4, 2017. If the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, notice must be received not less than 60 days prior to such annual meeting. Copies of the Company’s Bylaws may be obtained free of charge by contacting the Corporate Secretary at Weight Watchers International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010, (212) 589-2700.

All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary at Weight Watchers International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

Shareholders of Record with Multiple Accounts

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside. Each shareholder continues to receive a separate proxy card. This procedure is referred to as “householding”. While the Company does not household its mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding.

The Company will deliver promptly a separate copy of the proxy statement and annual report to any shareholder who sends a written or oral request to the Company at Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010, (212) 589-2700. Similarly, if a shareholder shares an address with another shareholder and has received multiple copies of the Company’s proxy statement or annual report, he or she may write or call the Company at the above address or phone number to request a single copy of these materials.

Annual Report and Other Corporate Documents

The Annual Report to Shareholders covering fiscal 2016 has been mailed together with the proxy solicitation material. The Annual Report does not form any part of the material for the solicitation of proxies.

Corporate information and our press releases, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments thereto, are available without charge on the Financial and Investor Information – SEC Filings page of our corporate website at www.weightwatchersinternational.com as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC (i.e., generally the same day as the filing). Copies of our Annual Report on Form 10-K for fiscal 2016, including financial statements and schedules thereto, filed with the SEC, as well as our Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, and Code of Business Conduct and Ethics, are also available without charge to shareholders upon written request addressed to Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

By Order of the Board of Directors

Michael F. Colosi

General Counsel and Secretary

Dated: April 3, 2017

Appendix A

SECOND AMENDED AND RESTATED WEIGHT WATCHERS INTERNATIONAL, INC.

2014 STOCK INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining employees, directors, advisors and consultants and to motivate such employees, directors, advisors and consultants to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such employees, directors, advisors and consultants will have in the welfare of the Company and its Affiliates as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	“Affiliate” means any entity that is consolidated with the Company for financial reporting purposes or any other entity designated by the Board in which the Company or an Affiliate has a direct or indirect equity interest of at least 20%, measured by reference to vote or value.

(c)	“Award” means an Option, Stock Appreciation Right, Restricted Stock or Other Stock-Based Award (including, without limitation, Restricted Stock Units), or a Cash Award (as defined under Section 9(c) of this Plan), granted pursuant to the Plan.

(d)	“Beneficial Owner” means “Beneficial Owner” as defined under Rule 13d-3 of the Act.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cash Award” means a “Cash Award” as defined in Section 9(c).

(g)	“Change in Control” means the occurrence of any of the following events:

(i) any “Person” or “Group”, in each case within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (other than the Company or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “Beneficial Owner” of 25% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlling, controlled by, or under common control with, the Company;

(ii) a change in the composition of the Board since the Effective Date, such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board;

(iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 51% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company;

if and only if, as a result of any of the foregoing events set forth in clause (i) or (iii), any Person or Group, other than Artal or any of its affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of its then outstanding securities entitled to vote in the election of members of the Board. For purposes of this definition, “Artal” means Artal Holdings Sp. z o.o.

(h)	“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(i)	“Committee” means the Compensation and Benefits Committee of the Board, or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the Provisions of the Plan. Unless otherwise determined by the Board, the Committee shall consist of no less than two directors, all of whom shall be intended to qualify as “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto) and as “non-employee directors” within the meaning of Rule 16b-3 under the Act.

(j)	“Company” means Weight Watchers International, Inc., a Virginia corporation.

(k)	“Effective Date” means the date the Board originally approved the Plan (prior to ~~the~~ any amendment and restatement thereof).

(l)	“Employment” means (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s services as a consultant, if the Participant is a consultant to the Company or any of its Affiliates and (iii) a Participant’s services as a non-employee director, if the Participant is a non-employee member of the Board or the board of directors of an Affiliate; provided, however, that unless otherwise determined by the Committee, a change in a Participant’s status from employee to non-employee (other than a director of the Company or an Affiliate) shall constitute a termination of employment for purposes of the Plan.

(m)	“Fair Market Value” means, on a given date, unless otherwise expressly determined by the Committee on or prior to such date, (i) if there should be a public market for the Shares on such date, the closing sales price of the Shares on the New York Stock Exchange (or such other national securities exchange on which the Shares are traded) on such date, or, (ii) if no sale of Shares shall have been reported on the New York Stock Exchange (or such other national securities exchange on which the Shares are traded) on such date, then the closing sales price of the Shares on the New York Stock Exchange (or such other national securities exchange on which the Shares are traded) on the most recent preceding date on which sales of the Shares have been so reported or quoted, or (iii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(n)	“ISO” means an Option that is also an “incentive stock option” within the meaning of Section 422 of the Code granted pursuant to Section 6(d).

(o)	“Other Stock-Based Awards” means “Other Stock-Based Awards” as defined in Section 9(a).

(p)	“Option” means a stock option granted pursuant to Section 6.

(q)	“Option Price” means the purchase price per Share of an Option, as determined pursuant to Section 6(a).

(r)	“Participant” means an employee, director, advisor or consultant of the Company or an Affiliate who is selected by the Committee to participate in the Plan.

(s)	“Performance-Based Awards” means certain Other Stock-Based Awards granted pursuant to Section 9(b).

(t)	“Plan” means the Weight Watchers International, Inc. 2014 Stock Incentive Plan, as amended from time to time.

(u)	“Restricted Stock” means any Share granted pursuant to Section 8.

(v)	“Restricted Stock Unit” means an Other Stock-Based Award representing a contractual right to receive a Share, as described under Section 8(e).

(w)	“Shares” means shares of Common Stock of the Company, no par value per share.

(x)	“Stock Appreciation Right” means a stock appreciation right as defined in Section 7(b).

(y)	“Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto), of the Company.

3.	Shares Subject to the Plan

(a)	The total number of Shares that may be issued under the Plan is ~~3.5~~8.5 million, all of which may be granted as ISOs. The maximum number of Shares subject to Options or Stock Appreciation Rights which may be granted during a calendar year to any Participant shall be 875,000. The maximum amount of Performance-Based Awards that may be granted during a calendar year to any Participant shall be: (x) with respect to Performance-Based Awards that are denominated or payable in Shares, 584,000 Shares and (y) with respect to Performance-Based Awards that are not denominated or payable in Shares, $5 million. The maximum number of shares of Common Stock subject to Awards granted during a calendar year to any non-employee director, taken together with any cash fees paid to such non-employee director during the calendar year, shall not exceed $~~400,000~~600,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any Award granted in a previous calendar year).

(b)	The Shares may consist, in whole or in part, of unissued Shares or Shares that the Company has reacquired, bought on the market or otherwise. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares subject to Awards (or portions thereof) that terminate or lapse without the payment of consideration may be granted again under the Plan. Additionally, Shares withheld by the Company to satisfy any tax withholding obligation may be granted again under the Plan.

4.	Administration

(a)	The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and, to the extent required by Section 162(m) of the Code (or any successor section thereto), “outside directors” within the meaning thereof. In addition, to the extent permitted under applicable law and the applicable rules of any listing exchange, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided, that such grants are consistent with guidelines established by the Committee from time to time and the Plan. Notwithstanding the foregoing, the Board may, in its sole discretion, take any action delegated to the Committee under the Plan that it deems necessary or desirable for the administration of the Plan.

(b)	The Committee shall have the full power and authority to make, and establish the terms and conditions of, any Award to any person eligible to be a Participant, consistent with the provisions of the Plan, and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting or forfeiture conditions with respect to outstanding Awards). Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates, or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

(c)	The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, and may delegate such authority, as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(d)	The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies otherwise, a Participant may elect to pay a portion or all of such withholding taxes by any of the following means (or by a combination of such means): (i) delivering owned and unencumbered Shares to the Company (subject to any requirements the Committee may impose); (ii) having Shares withheld by the Company with a Fair Market Value equal to the minimum statutory withholding rate from any Shares that would have otherwise been received by the Participant; or (iii) tendering a cash payment to the Company.

5.	Limitations

(a)	No Award may be granted under the Plan after the tenth anniversary of the Effective Date; however, Awards granted prior to such tenth anniversary may extend beyond such tenth anniversary.

(b)	Except as otherwise permitted under Section 10 and Section 24, neither the Option Price of an Option nor the exercise price of any Stock Appreciation Right, once granted hereunder, may be repriced without prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower the Option Price or the terms of a Stock Appreciation Right to lower the exercise price; (ii) any other action that is treated as a “repricing” under U.S. generally accepted accounting principles; and (iii) repurchasing for cash or cancelling an Option in exchange for another Award at a time when the Option Price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change permitted under Section 10.

(c)	If any payments or benefits that the Company would otherwise be required to provide under this Plan cannot be provided in the manner contemplated herein or under the applicable plan without subjecting a Participant to income tax under Code Section 409A, the Company shall provide such intended payments or benefits to such Participant in an alternative manner that conveys an equivalent economic benefit to that Participant (without materially increasing the aggregate cost to the Company).

6.	Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified or ISOs for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions, and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)	Option Price. The Option Price shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted.

(b)	Exercisability. Options granted under the Plan shall be exercisable at such time(s) and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.

(c)

Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable.

For purposes of this Section 6, the exercise date of an Option shall be the date a notice of exercise is received by the Company from the Participant, together with provision for payment of the aggregate Option Price in accordance with this Section 6(c) and the satisfaction of any applicable tax withholdings. The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company, as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by check or wire transfer); (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; (iii) partly in cash and partly in such Shares; (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased, in each case in accordance with applicable laws; or (v) to the extent permitted by the Committee, through “net settlement” in Shares. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full the aggregate Option Price for such Shares (and satisfied any tax withholding requirements) and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d)	ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who (i) is not an employee of the Company or any of its Subsidiaries or (ii) at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the tenth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant shall notify the Company of such disposition and of the amount realized upon such disposition, and the Company and the Participant shall cooperate to ensure all applicable withholding and other taxes are paid. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided, that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other person or entity) due to the failure of an Option to qualify for any reason as an ISO.

(e)	Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay an Option Price or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of Beneficial Ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7.	Terms and Conditions of Stock Appreciation Rights

(a)

Grants. The Committee may grant (i) a Stock Appreciation Right (as defined in clause (b) below) independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)	Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted; provided, however, that notwithstanding the foregoing, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. A “Stock Appreciation Right” granted independently of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share of the Stock Appreciation Right, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right. A “Stock Appreciation Right” granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised (but exercisable) Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price, multiplied by (ii) the number of Shares covered by the related Option, or portion thereof, which is surrendered. Payment of any exercised Stock Appreciation Rights shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. Unless otherwise provided pursuant to a form of exercise in accordance with procedures approved by the Committee or its designees, the date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem appropriate.

8.	Terms and Conditions of Restricted Stock and Restricted Stock Units

(a)	Grants. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be granted to each Participant, the duration of the period during which any restrictions may remain imposed on such Shares, and the conditions, if any, under which, this “Restricted Stock” may be forfeited to the Company, and any other terms and conditions of such Restricted Stock as the Committee may determine in its sole discretion.

(b)	Transfer Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award agreement. Certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. After the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such certificates to the Participant or the Participant’s legal representative.

(c)	Dividends. Dividends paid on any Shares of Restricted Stock may be paid directly to the Participant, withheld by the Company subject to the vesting of the Restricted Stock pursuant to the terms of the applicable Award agreement, or may be reinvested in additional Shares of Restricted Stock, as determined by the Committee in its sole discretion.

(d)

Performance-Based Grants. Notwithstanding anything to the contrary herein, certain Shares of Restricted Stock or Restricted Stock Units granted under this Section 8 may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). The restrictions applicable to such

Awards shall lapse based wholly or partially on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the criteria set forth in Section 9(b). The Committee shall determine in its discretion whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify prior to the release of the restrictions on the Shares.

(e)	Restricted Stock Units. Awards of Restricted Stock Units may also be granted hereunder, such that the underlying Shares shall be credited to a bookkeeping account with the Company, with actual Shares not to be issued unless and until such Restricted Stock Unit has become vested and the underlying Shares are deliverable pursuant to the terms of such Award. The applicable Award agreement shall set forth the vesting and delivery restrictions and other terms and conditions governing the Award. At the discretion of the Committee, the Award agreement may provide that each Restricted Stock Unit (representing one Share) may be credited with cash and stock dividends paid by the Company in respect of one Share (“Dividend Equivalents”). In such case, the Award agreement may provide that Dividend Equivalents may be (i) currently paid to the Participant, (ii) credited to the Participant’s bookkeeping Restricted Stock Unit account, and interest may be credited on the amount of cash Dividend Equivalents so credited (at a rate and subject to such terms as determined by the Committee), or (iii) credited to the Participant’s bookkeeping Restricted Stock Unit account without interest. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividends Equivalents. Restricted Stock Units and the Shares underlying such Restricted Stock Units shall be subject to all applicable provisions of the Plan, including, without limitation, provisions relating to the adjustment of Awards for splits, mergers, or other corporate transactions.

9.	Other Awards

(a)	Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares and awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may also include Dividend Equivalent rights. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b)

Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 9 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability or revenue of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) total shareholder return; (xx) customer satisfaction; (xxi) credit rating; (xxii) closing of corporate transactions and (xxiii) completion or attainment of products or projects. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code (or any successor section thereto), elect to defer payment of a Performance-Based Award. Any associated dividends or Dividend Equivalents that may be earned with respect to a Performance-Based Award (including, without limitation, on any Awards of Restricted Stock or Restricted Stock Units that are intended to qualify as Performance-Based Awards) will not be paid unless and until the corresponding portion of the underlying Award is earned.

(c)	Cash Awards. Notwithstanding anything to the contrary provided herein, the Company may also make awards of cash to Participants in a manner which is intended to allow such awards to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (such awards, “Cash Awards”). Cash Awards shall be provided for pursuant to the procedures set forth in Section 9(b) regarding the grant, determination and payment of the Performance-Based Award. Any provision of this Plan notwithstanding, in no event shall any Participant who is a “covered employee” within the meaning of Section 162(m) of the Code (or any successor section thereto) receive payment of a Cash Award under this Plan in respect of any performance period in excess of $5 million, and the Committee shall have the right, in its absolute discretion, to reduce or eliminate the amount of any Cash Award otherwise payable to any Participant under this Plan based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate.

10.	Adjustments Upon Certain Events

In the event of any stock split, spin-off, share combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, Change in Control, payment of a dividend (other than a cash dividend paid as part of a regular dividend program) or other similar transaction or occurrence which affects the equity securities of the Company or the value thereof, the Committee shall (i) adjust the number and kind of shares subject to the Plan and available for or covered by Awards, (ii) adjust the share prices related to outstanding Awards, and/or (iii) take such other action (including, without limitation providing for the payment of a cash amount to holders of outstanding Awards in cancellation of any such Awards), in each case as it deems reasonably necessary to address, on an equitable basis, the effect of the applicable corporate event on the Plan and any outstanding Awards; provided, however, that the Committee may, upon the consummation of the transactions constituting a Change in Control, cancel without consideration any outstanding Option or Stock Appreciation Right having an Option Price or exercise price, respectively, that is greater than the per share consideration received by a holder of Common Stock in such transaction. Any such adjustment made or action taken by the Committee in accordance with the preceding sentence shall be final and binding upon Participants and upon the Company.

11.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or any Affiliate’s right to terminate the Employment of such Participant. No Participant or other person or entity shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

12.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13.	Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. In no event shall an Award be transferrable for value. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

14.	Amendments or Termination

The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made (a) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 10), increase the total number of Shares reserved for the purposes of the Plan or increase the maximum number of Awards that may be granted to any Participant, (b) except as is permitted under Section 10, without the consent of a Participant, if such action would materially diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan or (c) with respect to Section 5(b) (except as is provided in Section 10), relating to repricing of Options or Stock Appreciation Rights, to permit such repricing; provided, however, that the Board may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

15.	International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code (or any successor section thereto), the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

16.	Section 409A of the Code.

(a)	Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(b)	Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(c)	Unless otherwise provided by the Committee, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (i) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (ii) a disability, no such acceleration shall be permitted unless the disability also satisfies the definition of “disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

17.	Other Benefit Plans

All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically provides otherwise.

18.	Administration by the Board

In accordance with Section 4, the Board shall be authorized and shall have the power to act on behalf and in lieu of the Committee with respect to the matters contained in this Plan.

19.	Choice of Law

The Plan shall be governed by and construed and interpreted in accordance with the laws of the State of New York, and except as otherwise provided in the pertinent Award agreement, any and all disputes between a Participant and the Company or any Affiliate relating to an Award shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.

20.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date, subject to the approval of the shareholders of the Company.

21.	Awards Subject to the Plan

In the event of a conflict between any term or provision contained in the Plan and a term or provision contained in any Award agreement, the applicable terms and provisions of the Plan will govern and prevail.

22.	Fractional Shares

Notwithstanding other provisions of the Plan or any Award agreements thereunder, the Company shall not be obligated to issue or deliver fractional Shares pursuant to the Plan or any Award and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated with, or without, consideration.

23.	Severability

If any provision of the Plan or any Award is, or becomes or is deemed to be invalid, illegal, unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

24.	Stock Option Exchange Program

Notwithstanding any other provision of the Plan to the contrary, the Company, by action of the Board or the Committee, as the case may be, may effect an option exchange program (the “Option Exchange Program”), to be commenced through an option exchange offer within 12 months of shareholder approval of this Section 24. Under the Option Exchange Program, each Eligible Employee (as defined below) would be offered the opportunity to exchange all (but not less than all) of his or her Eligible Options (as defined below) (the “Surrendered Option”) for new Options (the “New Options”) as follows:

(i)	each Surrendered Option held by an Eligible Employee other than the Company’s Chief Executive Officer shall be exchanged for a New Option on a two-for-one basis (i.e., the New Option shall cover half as many Shares as the corresponding Surrendered Option);

(ii)	each Surrendered Option held by the Company’s Chief Executive Officer shall be exchanged for a New Option on a 3.5-for-one basis (i.e., the New Option shall cover a number of Shares equal to the quotient of the number of Shares that had been subject to the corresponding Surrendered Option divided by 3.5); and

(iii)	each New Option shall have terms including (a) an expiration date of ten years after the grant date, (b) terms and conditions that provide for time vesting over three years from the grant date, such that 25% of the New Options will vest on each of the first and second anniversaries of the grant date and the remaining 50% of the New Options will vest on the third anniversary of the grant date and (c) an Option Price equal to the greater of (x) the closing price per share of Common Stock on the New York Stock Exchange on the date of grant and (y) the average closing price of a share of Common Stock on the New York Stock Exchange for the five trading day period immediately preceding and including the grant date.

For purposes of this Section 24, “Eligible Employee” means any current employee of the Company and its Affiliates as of the date New Options are granted under the Option Exchange Program who holds Eligible Options as of such date. “Eligible Options” means any performance-vesting stock option that was granted under any of the Company’s equity incentive compensation plans during the period from December 12, 2013 to March 11, 2015 at exercise prices ranging from $9.82 to $32.65 that has an option exercise price that is greater than the Fair Market Value of a Share of Common Stock on the grant date of the New Options. Subject to the foregoing, the Board or the Committee, as the case may be, shall be permitted to determine additional terms, restrictions or requirements relating to the Option Exchange Program.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 8, 2017.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/WTW.
• Or scan the QR code with your smartphone.
• Follow the steps outlined on the secure website.

Vote by telephone

•  Call 1-800-652-VOTE (8683) (toll-free within the United States, U.S. territories and Canada) or 1-781-575-2300 (collect) any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals—The Board of Directors recommends a vote FOR all the nominees listed in Proposals 1 and 2, FOR Proposals 3, 4 and 5 and for “1 YEAR” with respect to Proposal 6.

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1. Election of Class I Directors: To elect three members to the Board of Directors to serve for a three-year term as Class I directors.

	For	Withhold		For	Withhold		For	Withhold

01 - Raymond Debbane	☐	☐	02 - Cynthia Elkins	☐	☐	03 - Jonas M. Fajgenbaum	☐	☐

2. Election of Class III Director: To elect one member to the Board of Directors to serve for a two-year term as a Class III director.

	For	Withhold

04 - Thilo Semmelbauer	☐	☐

		For	Against	Abstain
3. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2017.		☐	☐	☐

4. To approve the Company’s Second Amended and Restated 2014 Stock Incentive Plan to make certain changes to, including increasing the number of shares of common stock with respect to which awards may be granted by 5,000,000 shares, and to re-approve the material terms of the performance goals under, the plan.

		☐	☐	☐
5. Advisory vote to approve the Company’s named executive officer compensation.		☐	☐	☐

6. Advisory vote on the frequency of future advisory votes to approve the Company’s named executive officer compensation.	1 Year	2 Years	3 Years	Abstain

	☐	☐	☐	☐

B Non-Voting Items
Change of Address — Please print your new address below.	Meeting Attendance
	Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

02KF4B

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — WEIGHT WATCHERS INTERNATIONAL, INC.	+
2017 Annual Meeting of Shareholders to be held on May 9, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Nicholas P. Hotchkin, Michael F. Colosi and Kimberly Samon, and each of them, with full power of substitution, as proxies to represent and vote all shares of stock of Weight Watchers International, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2017 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 9, 2017, and at any and all adjournments and postponements thereof, upon the matters set forth in the Notice of 2017 Annual Meeting of Shareholders and Proxy Statement dated April 3, 2017, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any and all adjournments and postponements thereof.

DUE TO A SCHEDULING CONFLICT, OPRAH WINFREY, A DIRECTOR OF THE COMPANY, WILL NOT BE IN ATTENDANCE AT THE 2017 ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY.

The Board of Directors recommends a vote “FOR” the election of each of the nominees for Class I and Class III director to the Board of Directors; “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2017; “FOR” the approval of the Company’s Second Amended and Restated 2014 Stock Incentive Plan (the “A&R 2014 Plan”) to make certain changes to, including increasing the number of shares of common stock with respect to which awards may be granted by 5,000,000 shares, and to re-approve the material terms of the performance goals under, the plan; “FOR” the advisory approval of the compensation of the Company’s named executive officers; and for “1 YEAR” with respect to the advisory vote on the frequency of future advisory votes to approve the compensation of the Company’s named executive officers.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR IN PROPOSALS 1 AND 2; “FOR” THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 3; “FOR” THE APPROVAL OF THE A&R 2014 PLAN IN PROPOSAL 4; “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS IN PROPOSAL 5; AND FOR “1 YEAR” WITH RESPECT TO THE ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS IN PROPOSAL 6.

YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE BY USING THE INTERNET OR TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU PLAN TO ATTEND THE 2017 ANNUAL MEETING OF SHAREHOLDERS IN PERSON, PLEASE MARK THE APPROPRIATE BOX.

CONTINUED ON REVERSE SIDE

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. A corporation or partnership must sign its full name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+